As filed with the Securities and Exchange Commission on June 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BUSINESS FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	6022	20-5340628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

(225) 248-7600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. (“Jude”) Melville III

President and Chief Executive Officer

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

(225) 248-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Beth Alexander Whitaker Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Telephone: (214) 979-3000	Michael G. Keeley Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Telephone: (214) 855-3906

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement on Form S-4 shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION, DATED JUNE 14, 2024

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Oakwood Bancshares, Inc.:

On April 25, 2024, Business First Bancshares, Inc., or “Business First,” and Oakwood Bancshares, Inc., or “Oakwood,” entered into an Agreement and Plan of Reorganization, which we refer to as the merger agreement, pursuant to which Oakwood will merge with and into Business First, with Business First surviving the merger. Immediately following the merger, Oakwood’s wholly-owned banking subsidiary, Oakwood Bank, a Texas banking association, which we refer to as Oakwood Bank, will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank, with b1BANK as the surviving bank.

Pursuant to the merger agreement, each share of Oakwood common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 0.5112 shares of Business First’s common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares (collectively, the “per share merger consideration”). At the effective time of the merger, each Oakwood stock option outstanding and unexercised immediately prior to the effective time shall cease to represent an option to purchase shares of Oakwood common stock and shall be converted automatically into an option to purchase a number of shares of Business First common stock as calculated pursuant to the terms of the merger agreement. Further, at the effective time, each Oakwood restricted stock award and Oakwood restricted stock unit award that is outstanding immediately prior to the effective time shall convert automatically into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest.

Although the number of shares of Business First common stock that each Oakwood shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Oakwood shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $22.04 per share on April 24, 2024, the last full trading day before the public announcement of the merger agreement, the 0.5112 exchange ratio represented an aggregate of approximately $87.6 million in value for all of the shares of Oakwood common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on [_____], 2024, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of  $[__] per share, the exchange ratio represented an aggregate of approximately $[__] in value for all of the shares of Oakwood common stock to be converted into Business First common stock.

Based on the exchange ratio and the number of shares of Oakwood common stock, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately [_____] shares, subject to certain potential adjustments described in this proxy statement/prospectus without giving effect to the exercise of substitute stock options to be issued to holders of options to purchase shares of Oakwood common stock. In addition, Business First will issue approximately [_____] substitute stock options to the holders of outstanding Oakwood stock options. Following the completion of the merger, former Oakwood shareholders will own approximately 13.5% of the combined company (without giving effect to the exercise of substitute stock options). We urge you to obtain current market quotations for the price of Business First common stock (trading symbol “BFST”). There are no current market quotations for Oakwood common stock because Oakwood is a privately-owned corporation and its common stock is not traded on any established public trading market.

Oakwood will hold a special meeting of its shareholders (which we refer to as the “Oakwood special meeting”) on [_____], 2024, at [_____], local time, at [_____], where Oakwood shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Oakwood merger proposal”), and related matters. The merger cannot be completed unless, among other things, holders of at least two-thirds of the outstanding shares of Oakwood common stock vote to approve the Oakwood merger proposal. Oakwood is sending you this proxy statement/prospectus to ask you to vote in favor of these and other matters described in this proxy statement/prospectus.

Each of Business First and Oakwood expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), with the result that the Oakwood common stock exchanged for Business First common stock will generally be tax-free for U.S. federal income tax purposes.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OAKWOOD COMMON STOCK YOU OWN. To vote your shares of Oakwood common stock at the Oakwood special meeting, please follow the voting instructions in the enclosed proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the Oakwood special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at the Oakwood special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The Oakwood board of directors has unanimously (1) determined that the merger is advisable and in the best interests of Oakwood and its shareholders and (2) approved the merger agreement and the transactions contemplated thereby. The Oakwood board of directors unanimously recommends that Oakwood shareholders vote “FOR” the approval and adoption of the Oakwood merger proposal and “FOR” the approval of the other matters to be considered at the Oakwood special meeting.

The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Business First and Oakwood and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Business First from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in the accompanying proxy statement/prospectus by reference.

We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Sincerely,

David R. “Jude” Melville, III President and Chief Executive Officer Business First Bancshares, Inc.	Roy J. Salley Chief Executive Officer and President Oakwood Bancshares, Inc.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Business First or Oakwood, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [_____], 2024, and it is first being mailed or otherwise delivered to Oakwood shareholders on or about [_____], 2024.

OAKWOOD BANCSHARES, INC.
8411 Preston Road, Suite 600, LB 35
Dallas, Texas 75225

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [_____], 2024

To the shareholders of Oakwood Bancshares, Inc.:

NOTICE IS HEREBY GIVEN that Oakwood Bancshares, Inc. (which we refer to as “Oakwood”) will hold a special meeting of its shareholders (which we refer to as the “Oakwood special meeting”) on [_____], 2024, at [_____], at [_____], local time, to consider and vote upon the following matters:

●

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), dated April 25, 2024, by and between Business First Bancshares, Inc. (“Business First”) and Oakwood, pursuant to which Oakwood will merge with and into Business First (which we refer to as the “merger”), with Business First surviving the merger, and approve the transactions contemplated thereby, including the merger, each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “Oakwood merger proposal”); and

●

To consider and vote upon a proposal to adjourn the Oakwood special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Oakwood merger proposal (which we refer to as the “Oakwood adjournment proposal”).

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Oakwood common stock entitled to vote thereon is required to approve the Oakwood merger proposal. Assuming a quorum is present, approval of the Oakwood adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Oakwood common stock entitled to vote thereon and represented in person or by proxy at the Oakwood special meeting. Oakwood will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Oakwood shareholders must approve the Oakwood merger proposal in order for the merger to occur. If Oakwood shareholders fail to approve the Oakwood merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Oakwood special meeting. Please review the proxy statement/prospectus carefully.

Oakwood shareholders are entitled to dissenters’ rights under the Texas Business Organizations Code (which we refer to as the “TBOC”) in connection with the merger. If the merger is completed, Oakwood shareholders perfecting their dissenters’ rights are entitled, if they have complied with the provisions of the TBOC regarding rights of dissent and appraisal, to be paid the “fair value” of their shares in cash, as provided in the relevant sections of the TBOC. A copy of the procedural requirements for shareholders exercising dissenters’ rights is included with the accompanying proxy statement/prospectus as Annex C, and a summary of the provisions can be found under the section of the proxy statement/prospectus entitled “The Merger - Dissenters’ Rights.”

The Oakwood board of directors has fixed the close of business on [_____], 2024 as the record date for the Oakwood special meeting. Only Oakwood shareholders of record as of the record date are entitled to notice of, and to vote at, the Oakwood special meeting, or any adjournment or postponement of the Oakwood special meeting. Any shareholder entitled to attend and vote at the Oakwood special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OAKWOOD COMMON STOCK YOU OWN. Whether or not you plan to attend the Oakwood special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or submit a proxy by telephone or via the internet using the instructions on the proxy card, at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Oakwood board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Oakwood shareholders vote “FOR” the approval and adoption of the Oakwood merger proposal and “FOR” the approval of the Oakwood adjournment proposal (if necessary or appropriate).

The accompanying proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Business First and Oakwood and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Business First from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS,

William G. Hall
Chairman of the Board

Dated: [_____], 2024

Dallas, Texas

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Business First from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Business First at no cost from the SEC’s website at http://www.sec.gov. Business First has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Business First at the contact information set forth below:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attn: Corporate Secretary

Telephone: (225) 248-7600

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or [_____], 2024.

If you have any questions about the merger agreement, the merger, the Oakwood special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Oakwood common stock, please contact Shawna Nortz, Vice President, Executive Assistant of Oakwood Bank, at (469) 687-2220 or Steve Parks at Oakwood’s proxy solicitor, Petro Capital Advisors, LLC, at (214) 773-2778.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [_____], 2024, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of Oakwood nor the issuance by Business First of shares of Business First common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Oakwood has been provided by Oakwood and information contained in this document regarding Business First has been provided by Business First. See “Where You Can Find More Information” beginning on page 92 for more details.

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QUESTIONS AND ANSWERS

The following are answers to certain questions you may have regarding the merger and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Business First” refer to Business First Bancshares, Inc., a Louisiana corporation, and its subsidiaries, including b1BANK, a Louisiana banking association and the wholly-owned subsidiary of Business First Bancshares, Inc. Additionally, unless the context otherwise requires, references to “Oakwood” refer to Oakwood Bancshares, Inc., a Texas corporation, and its subsidiaries, including Oakwood Bank, a Texas banking association and the wholly-owned subsidiary of Oakwood Bancshares, Inc.; and references to “we,” “our” or “us” refer to Business First and Oakwood.

Q:	What is the merger?

A:

Business First and Oakwood entered into the Agreement and Plan of Reorganization on April 25, 2024 (which we refer to as the “merger agreement”), pursuant to which Oakwood will merge with and into Business First, with Business First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Oakwood’s wholly-owned banking subsidiary, Oakwood Bank, a Texas banking association (which we refer to as “Oakwood Bank”), will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank (which we refer to as “b1BANK”), with b1BANK as the surviving bank (which we refer to as the “bank merger”).

Oakwood will hold a special meeting of its shareholders (which we refer to as the “Oakwood special meeting”) to obtain the required shareholder approvals in connection with the merger, and you are being provided with this proxy statement/prospectus in connection with that special meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the merger agreement in their entirety.

Q:	Why am I receiving this proxy statement/prospectus?

A:

We are delivering this document to you because it is a proxy statement being used by the Oakwood board of directors to solicit proxies of Oakwood shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things, Oakwood shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger.

In order to approve and adopt the merger agreement and related matters, Oakwood has called a special meeting of its shareholders. This document serves as the proxy statement for the Oakwood special meeting and describes the proposals to be presented at the meeting.

This document is also a prospectus that is being delivered to Oakwood shareholders because Business First is offering shares of its common stock to Oakwood shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Oakwood special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will Oakwood shareholders receive in the merger?

A:

If the merger is completed, each share of Oakwood common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5112 shares, subject to the escrow consideration being deposited in an escrow account with the escrow agent pursuant to the terms of the escrow agreement (as each such term is defined below), (which ratio we refer to as the “exchange ratio”) of Business First’s common stock (such shares, the “per share merger consideration”). See “What is the escrow consideration?” below.

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, an Oakwood shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the volume-weighted average of the closing price per share of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive full trading days ending on the third (3rd) trading day prior to closing by (2) the fraction of a share (rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Q:	What happens to outstanding Oakwood equity awards in the merger?

A:

At the effective time of the merger, each Oakwood stock option award that is outstanding and unexercised immediately prior to the effective time of the merger shall cease to represent a right to acquire shares of Oakwood common stock and shall be converted automatically into an option to purchase shares of Business First common stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Oakwood Bancshares, Inc. 2017 Equity Incentive Plan and the agreements evidencing grants thereunder). The number of shares of Business First common stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Oakwood stock options immediately prior to the effective time and (ii) the ratio of the exercise price per share subject to the Oakwood stock options to the fair market value (determined immediately prior to the effective time) per share subject to such option, provided that any fractional shares of Business First common stock resulting from such determination shall be rounded down to the nearest share. The adjustment with respect to any Oakwood stock options that are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration, vesting and any other terms of the new options shall be the same as the Oakwood stock options that they replace, except that all references to Oakwood shall be deemed to be a reference to Business First.

Further, each Oakwood restricted stock award and Oakwood restricted stock unit award that is outstanding immediately prior to the effective time shall convert automatically into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of Business First common stock that each Oakwood shareholder will receive is fixed, the market value of the per share merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Oakwood shareholders vote on the merger. Based on the closing price of Business First common stock of $22.04 per share on April 24, 2024, the last full trading day before the public announcement of the merger agreement, the 0.5112 exchange ratio represented an aggregate of approximately $87.6 million in value for all of the shares of Oakwood common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on [_____], 2024, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of $[__] per share, the exchange ratio represented an aggregate of approximately $[__] in value for all of the shares of Oakwood common stock to be converted into Business First common stock.

Q:	What is the escrow consideration?

A:

At closing, a number of shares of Business First common stock to be issued in the merger as per share merger consideration having a value equal to $1.5 million (based on the volume-weighted average of the closing price per share of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive full trading days ending on the third (3rd) trading day prior to closing) (“escrow consideration”) will be placed into an escrow account (“escrow account”) with Business First’s escrow agent, Computershare Trust Company, N.A. (“escrow agent”), to be held until the later of (i) the date that the escrow litigation (as defined below) is fully and finally resolved in accordance with the terms of an escrow agreement (which we refer to as the “escrow agreement”), or (ii) two (2) years from the closing date of the merger; provided, however, if Business First is not a party to any claim related to the escrow litigation at the expiration of the two (2) year period described in clause (ii) above, then the escrow consideration shall be distributed from the escrow account (“escrow period”).

The escrow consideration will be used to reimburse Business First for certain expenses and losses that Business First may incur with respect to certain threatened or future litigation directly or indirectly arising out of, involving, or related to Oakwood Bank and its affiliates (or b1BANK, as successor entity) and related to a former customer of Oakwood Bank (the “escrow litigation”). As of the date of this proxy statement/prospectus, there is no current or pending litigation related to the escrow litigation. The escrow consideration may not be paid, or may be only partially paid, to the Oakwood shareholders if Business First suffers or incurs any losses or expenses in connection with the escrow litigation, as the case may be. A claim by Business First against the escrow consideration in the escrow account may reduce the aggregate merger consideration to be distributed to the Oakwood shareholders with the merger. At the end of the escrow period, any shares of the escrow consideration remaining in the escrow account will be disbursed to the former holders of Oakwood common stock who did not exercise their right to dissent with respect to the merger in accordance with the terms and conditions of the escrow agreement.

Q:	What are the U.S. federal income tax consequences of the escrow account to holders of Oakwood common stock as a result of the merger?

A:

For U.S. federal income tax purposes, (i) the Oakwood shareholders will be treated as the owners of the escrow consideration in the escrow account, (ii) the escrow consideration will be treated as part of the merger consideration for such shareholders’ Oakwood common stock pursuant to the merger to the extent permissible under applicable law, and (iii) the Oakwood shareholders will be entitled to receive dividends on, and will be entitled to vote on, the shares of Business First common stock held in the escrow account. The Oakwood shareholders will take into account all items of income, deduction and credit with respect to the escrow consideration while it is held in the escrow account.

Q:	What will happen to shares of Business First common stock in the merger?

A:	Nothing. Each share of Business First common stock outstanding will remain outstanding as a share of Business First common stock following the effective time of the merger.

Q:	What are Oakwood shareholders being asked to vote on and why is this approval necessary?

A:	Oakwood shareholders are being asked to vote on the following proposals at the Oakwood special meeting:

●	the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Oakwood merger proposal”); and

●

the approval of the adjournment of the Oakwood special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Oakwood merger proposal (which we refer to as the “Oakwood adjournment proposal”).

Shareholder approval of the Oakwood merger proposal is required for completion of the merger. Oakwood will transact no other business at the Oakwood special meeting, except for business properly brought before the Oakwood special meeting or any adjournment or postponement thereof.

Each director and executive officer of Oakwood and Oakwood Bank who owns shares of Oakwood common stock (which collectively constitute approximately [_____] of the outstanding shares of Oakwood common stock) has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Oakwood common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.

Q:	When and where is the Oakwood special meeting?

A:	The Oakwood special meeting will be held on [_____], 2024, at [_____], local time, at [_____].

Q:	Who is entitled to vote at the Oakwood special meeting?

A:

All holders of Oakwood common stock who held shares at the close of business on [_____], 2024 (which we refer to as the “record date”) are entitled to receive notice of and to vote at the Oakwood special meeting, provided that such shares of Oakwood common stock remain outstanding on the date of the Oakwood special meeting.

Q:	What constitutes a quorum at the Oakwood special meeting?

A:

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Oakwood common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Oakwood special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.

Q:	What vote is required to approve each proposal at the Oakwood special meeting?

A:

Oakwood merger proposal: Approval of the Oakwood merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Oakwood common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the Oakwood merger proposal, it will have the same effect as a vote “AGAINST” the Oakwood merger proposal. Oakwood shareholders must approve the Oakwood merger proposal in order for the merger to occur. If Oakwood shareholders fail to approve the Oakwood merger proposal, the merger will not occur.

Oakwood adjournment proposal: Assuming a quorum is present, approval of the Oakwood adjournment proposal requires the affirmative vote of a majority of the outstanding shares of Oakwood common stock entitled to vote thereon and present in person or by proxy at the Oakwood special meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote; you will not be deemed present and it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy, with respect to the Oakwood adjournment proposal, you will be deemed present but will not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the Oakwood adjournment proposal. Oakwood shareholders are not required to approve the Oakwood adjournment proposal in order for the merger to occur. If Oakwood shareholders fail to approve the Oakwood adjournment proposal, but approve the Oakwood merger approval, the merger may nonetheless occur.

Q:	What are the conditions to completion of the merger?

A:

The obligations of Oakwood and Business First to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, among others, the receipt of required regulatory approvals, tax opinions, and the approval of the Oakwood merger proposal by Oakwood shareholders. For more information, see “The Merger Agreement - Conditions to Complete the Merger” beginning on page 67.

Q:	When will the merger be completed?

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the Oakwood merger proposal by Oakwood shareholders. While we expect the merger to be completed in the fourth quarter of 2024, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	How does the Oakwood board of directors recommend that I vote?

A:

The Oakwood board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Oakwood shareholders vote “FOR” the approval and adoption of the Oakwood merger proposal and “FOR” the approval of the Oakwood adjournment proposal (if necessary or appropriate).

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card, or submit a proxy by telephone or via the internet using the instructions on the proxy card, so that your shares are represented and voted at the Oakwood special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or submit a proxy by telephone or via the internet using the instructions on the proxy card, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the Oakwood special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	How many votes do I have?

A:	Oakwood shareholders are entitled to one vote on each proposal to be considered at the Oakwood special meeting for each share of Oakwood common stock owned as of the record date.

Q:	How do I vote?

A:

If you are a shareholder of record of Oakwood as of [_____], 2024, the record date, you may vote by proxy before the Oakwood special meeting by completing, signing, dating and returning the enclosed proxy card to Oakwood using the enclosed postage-paid envelope, by delivering your proxy card in person to Shawna Nortz, the Vice President, Executive Assistant of Oakwood Bank, at Oakwood’s principal office, located at 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225, or by submitting a proxy by telephone or via the internet using the instructions on the proxy card.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Oakwood special meeting. Oakwood shareholders who intend to submit a proxy by telephone or via the internet must do so by 11:59 p.m., Central time, on [_____], 2024, the day before the Oakwood special meeting.

If you are a shareholder of record of Oakwood as of the record date, you may also cast your vote in person at the Oakwood special meeting. If you plan to attend the Oakwood special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Oakwood reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present in person at the Oakwood special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Oakwood in the enclosed postage-paid envelope or submit a proxy by telephone or via the internet using the instructions on the proxy card as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the Oakwood special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the Oakwood special meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

If you are a shareholder of Oakwood and if your shares of Oakwood common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Oakwood, by submitting a proxy by telephone or via the internet, or by voting in person at the Oakwood special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The Oakwood merger proposal and the Oakwood adjournment proposal are both non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at the Oakwood special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the Oakwood merger proposal because Texas law requires the merger proposals be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Oakwood common stock entitled to vote. Abstentions will also have the effect of a vote “AGAINST” the Oakwood adjournment proposal; however, broker non-votes will not be considered present and thus will not have an effect Oakwood adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Oakwood common stock represented by your proxy will be voted as recommended by the Oakwood board of directors with respect to such proposals.

Q:	Can I change my vote?

A:

Yes. If you are the record holder of your Oakwood shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the Oakwood special meeting; (2) you may send a written notice which is received prior to the Oakwood special meeting that you are revoking your proxy to: Oakwood Bancshares, Inc., 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225, Attention: Secretary; (3) you may cast a new vote by telephone or via the internet at any time before 11:59 p.m. Central time on the day before the Oakwood special meeting, or (4) you may attend the Oakwood special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Oakwood special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:	Will Oakwood be required to submit the Oakwood merger proposal to its shareholders even if Oakwood’s board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Oakwood special meeting, Oakwood is required to submit the Oakwood merger proposal to its shareholders even if Oakwood’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Do Oakwood directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Oakwood shareholders?

A:

Yes. In considering the recommendation of the Oakwood board of directors with respect to the merger agreement, you should be aware that Oakwood’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Oakwood shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Oakwood shareholders include, but are not limited to, (i) payments under existing employment agreements with Oakwood for certain executive officers, (ii) payments under the Oakwood Bank 2022 Supplemental Executive Retirement Plan for certain directors and executive officers, (iii) new retention agreements with Business First and b1BANK for certain executive officers, (iv) substitution of Oakwood stock options with Business First stock options for directors and executive officers who hold Oakwood stock options, (v) for directors and executive officers who hold Oakwood restricted stock awards and Oakwood restricted stock unit awards, conversion of such awards into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest, (vi) the right to certain employee benefits for each employee of Oakwood and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time, and (vii) the right to continued indemnification and insurance coverage under the merger agreement. In addition, in connection with the merger, Mr. Roy J. Salley, chief executive officer and president of Oakwood, has entered into an employment agreement with b1BANK pursuant to which he will serve as Regional Chairman, Dallas of b1BANK after the merger is completed. Additionally, upon completion of the merger, Business First has agreed to appoint Mr. William G. Hall, or if Mr. Hall is unable to serve, one (1) other individual from the boards of directors of Oakwood or Oakwood Bank to be chosen by Business First in its sole discretion, to the boards of directors of Business First and b1BANK effective at or immediately following the effective time of the merger. For further information, see “The Merger - Interests of Oakwood’s Directors and Executive Officers in the Merger” beginning on page 49.

Q:	Are Oakwood shareholders entitled to dissenters’ rights?

A:

Yes. Under Texas law, record holders of shares of Oakwood common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those dissenters’ rights, an Oakwood shareholder must follow exactly the procedures specified under Texas law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Texas law is included as Annex C to this document. The value determined in the appraisal process may be more or less than the value an Oakwood shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Texas law provisions will result in the loss of dissenters’ rights. For further information, see “The Merger - Dissenters’ Rights” on page 52.

Pursuant to the merger agreement, Business First will be permitted to terminate the merger agreement and abandon the merger if dissenters’ rights are properly asserted with respect to 5% or more of the outstanding shares of Oakwood common stock.

Q:	What are the U.S. federal income tax consequences of the merger to Oakwood shareholders?

A:

The obligations of Business First and Oakwood to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the receipt of an opinion from Hunton Andrews Kurth LLP (with respect to Business First) and Norton Rose Fulbright US LLP (with respect to Oakwood), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a “reorganization” under the Code, a U.S. holder of Oakwood common stock generally would not recognize gain or loss on the exchange of their shares of Oakwood common stock for shares of Business First common stock pursuant to the merger, other than with respect to cash received in lieu of a fractional share of Business First common stock.

U.S. holders of Oakwood common stock receiving cash in lieu of a fractional share of Business First common stock generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in its shares of Business First common stock allocable to that fractional share.

For further information, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all Oakwood shareholders. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the merger to you in light of your own circumstances.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Oakwood common stock will not receive any consideration for their shares in connection with the merger. Instead, Oakwood will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Oakwood may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement - Termination Fee” beginning on page 69 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	What happens if I sell my shares after the record date but before the Oakwood special meeting?

A:

The record date is earlier than the date of the Oakwood special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Oakwood common stock after the record date but before the date of the Oakwood special meeting, you will retain your right to vote at the Oakwood special meeting (provided that such shares remain outstanding on the date of the Oakwood special meeting), but you will not have the right to receive the merger consideration to be received by Oakwood shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Oakwood common stock through completion of the merger.

Q:	If I am an Oakwood shareholder, should I send in my Oakwood stock certificates now?

A:

No. Please do not send in your Oakwood stock certificates with your proxy. After the merger, Business First’s exchange agent, Computershare Trust Company, N.A., will send you instructions for exchanging Oakwood stock certificates for your portion of the merger consideration. See “The Merger Agreement - Conversion of Shares; Exchange of Certificates” beginning on page 57.

Q:	Who may I contact if I cannot locate my Oakwood stock certificate(s)?

A:

If you are unable to locate your original Oakwood stock certificate(s), you should contact Oakwood Bancshares, Inc., 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225, Attention: Laura Hernandez. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Business First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Oakwood common stock, please contact Shawna Nortz, Vice President, Executive Assistant of Oakwood Bank, at (469) 687-2220 or Steve Parks at Oakwood's proxy solicitor, Petro Capital Advisors, LLC, at (214) 773-2778.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about Business First. For a description of this information, please see “Where You Can Find More Information” beginning on page 92. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 73)

Information about Business First

Business First Bancshares, Inc. is a financial holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state banking association and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the state of Louisiana, in the Dallas/Fort Worth metroplex and Houston, Texas, from a network of forty-eight (48) full-service banking centers and one (1) loan production office. As of March 31, 2024, on a consolidated basis, Business First had total assets of $6.7 billion, $6.1 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW), total loans of $5.1 billion, total deposits of $5.6 billion and shareholders’ equity of $649.0 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 78701, and its telephone number at that location is (225) 248-7600. Business First’s website can be accessed at https://www.b1bank.com. Information contained on Business First’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Information about Oakwood

Oakwood is a Texas corporation and a registered bank holding company headquartered in Dallas, Texas. Oakwood is the parent company of Oakwood Bank, a Texas banking association, that offers a full range of banking products and services from six full-service branch locations located in the Dallas, Oakwood and Snyder, Texas market areas. As of March 31, 2024, on a consolidated basis, Oakwood had total assets of $840 million, total loans of $671 million, total deposits of $726 million and shareholders’ equity of $89 million.

Oakwood’s principal office is located at 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225, and its telephone number at that location is (469) 687-2200.

The Merger (page 29)

Business First and Oakwood have entered into the merger agreement, pursuant to which Oakwood will merge with and into Business First, with Business First continuing as the surviving corporation. Immediately following the merger, Oakwood Bank, Oakwood’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

The terms and conditions by which Oakwood will merge with and into Business First are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.

Merger Consideration (page 56)

If the merger agreement is approved and the merger is completed, each share of Oakwood common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5112 shares of Business First’s common stock, subject to certain adjustments as provided in the merger agreement. See “Escrow Consideration,” below. Based on the exchange ratio and the number of outstanding shares of Oakwood common stock, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately [_____] shares, subject to certain adjustments described in this proxy statement/prospectus. In addition, Business First will issue approximately [_____] substitute stock options to the holders of outstanding Oakwood stock options. Following the completion of the merger, former Oakwood shareholders will own approximately 13.5% of the combined company (without giving effect to the exercise of substitute stock options).

Although the number of shares of Business First common stock that each Oakwood shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Oakwood shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $22.04 per share on April 24, 2024, the last full trading day before the public announcement of the merger agreement, the 0.5112 exchange ratio represented an aggregate of approximately $87.6 million in value for all of the shares of Oakwood common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock of  $[__] per share on [_____], 2024, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented an aggregate of approximately $[__] in value for all of the shares of Oakwood common stock to be converted into Business First common stock.

Additionally, Business First will not issue any fractional shares of Business First common stock in the merger. Instead, an Oakwood shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the volume-weighted average of the closing price per share of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive full trading days ending on the third (3rd) trading day prior to closing by (2) the fraction of a share (rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Treatment of Oakwood Equity Awards (page 57)

At the effective time, each Oakwood stock option award that is outstanding and unexercised immediately prior to the effective time of the merger will cease to represent a right to acquire shares of Oakwood stock and will be converted automatically into an option to purchase shares of Business First common stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Oakwood Bancshares, Inc. 2017 Equity Incentive Plan and the agreements evidencing grants thereunder). The number of shares of Business First common stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Oakwood stock options immediately prior to the effective time and (ii) the ratio of the exercise price per share subject to the Oakwood stock options to the fair market value (determined immediately prior to the effective time) per share subject to such option, provided that any fractional shares of Business First common stock resulting from such determination shall be rounded down to the nearest share. The adjustment with respect to any Oakwood stock options that are “incentive stock options” (as defined in Section 422 of Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration, vesting and any other terms of the new options will be the same as the Oakwood stock options that they replace, except that all references to Oakwood will be deemed to be a reference to Business First.

Further, each Oakwood restricted stock award and Oakwood restricted stock unit award that is outstanding immediately prior to the effective time will convert automatically into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest.

Escrow Consideration (page 57)

At closing, a portion of the merger consideration equal to the escrow consideration will be placed into the escrow account with Business First’s escrow agent to be held during the escrow period. The escrow consideration will be used to reimburse Business First for certain losses or expenses that Business First may incur with respect to the escrow litigation during the escrow period. As of the date of this proxy state/prospectus, there is no current or pending litigation related to the escrow litigation. The escrow consideration may not be paid, or be only partially paid, to the Oakwood shareholders if Business First suffers or incurs any losses or expenses in connection with the escrow litigation, as the case may be. A claim by Business First against the escrow consideration in the escrow account may reduce the aggregate merger consideration to be distributed to the Oakwood shareholders in connection with the merger.

At the end of the escrow period, any shares of the escrow consideration remaining in the escrow account will be disbursed to the former holders of Oakwood common stock, other than those who exercised their right to dissent with respect to the merger and received fair value for their shares of Oakwood common stock, in accordance with the terms and conditions of the escrow agreement.

Conversion of Shares; Exchange of Certificates (page 57)

Within five (5) business days after the effective time of the merger, Business First’s exchange agent will mail to each holder of record of each certificate share of Oakwood common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Oakwood stock certificate(s) for the merger consideration (including cash in lieu of any fractional Business First shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Recommendation of the Oakwood Board of Directors (page 35)

The Oakwood board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Oakwood shareholders vote “FOR” the approval and adoption of the Oakwood merger proposal and “FOR” the approval of the Oakwood adjournment proposal (if necessary or appropriate). For the factors considered by the Oakwood board of directors in reaching its decision to approve the merger agreement, see “The Merger - Recommendation of the Oakwood Board and Its Reasons for the Merger” beginning on page 35.

Opinion of Oakwood’s Financial Advisor (page 37 and Annex B)

At the meeting of the Oakwood board of directors on April 24, 2024, Oakwood’s financial advisor, Stephens Inc. (which we refer to as “Stephens”), rendered its oral opinion to the Oakwood board of directors, subsequently confirmed in writing, that, as of such date, the consideration to be received by the common stockholders of Oakwood (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.

The full text of the Stephens opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Stephens opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Oakwood’s shareholders are urged to read the opinion in its entirety. Stephens’ written opinion was addressed to the Oakwood board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be received by the common stockholders of Oakwood (solely in their capacity as such) in the proposed merger and did not address any other aspect of the proposed merger. Stephens expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of Oakwood or as to the underlying decision by Oakwood to engage in the proposed merger. The issuance of Stephens’ opinion was approved by a fairness committee of Stephens. The opinion does not constitute a recommendation to any shareholder of Oakwood as to how such shareholder should vote with respect to the proposed merger or any other matter.

For further information, please see the section entitled “The Merger - Opinion of Oakwood’s Financial Advisor” beginning on page 37 and the copy of the Stephens opinion included in this proxy statement/prospectus as Annex B.

Oakwood Special Meeting of Shareholders (page 26)

Oakwood will hold a special meeting of its shareholders on [_____], 2024, at [_____], local time, at [_____]. At the Oakwood special meeting, Oakwood shareholders will be asked to vote on the Oakwood merger proposal and the Oakwood adjournment proposal.

The Oakwood board of directors has fixed the close of business on [_____], 2024 as the record date for determining the holders of Oakwood common stock entitled to receive notice of, and to vote at, the Oakwood special meeting. As of the record date, there were [_____] shares of Oakwood common stock outstanding and entitled to vote at the Oakwood special meeting held by [_____] holders of record.

Shareholder approval of the Oakwood merger proposal is required to complete the merger. Oakwood will transact no business other than as listed above at the Oakwood special meeting, except for business properly brought before the Oakwood special meeting or any adjournment or postponement thereof. Each share of Oakwood common stock entitles the holder thereof to one vote at the Oakwood special meeting on each proposal to be considered at the Oakwood special meeting.

The presence, in person or represented by proxy, of the holders of at least a majority of the shares of Oakwood common stock issued and outstanding and entitled to vote thereat is necessary in order to constitute a quorum for purposes of the matters being voted on at the Oakwood special meeting.

Approval of the Oakwood merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Oakwood common stock entitled to vote thereon. Assuming a quorum is present, approval of the Oakwood adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Oakwood common stock entitled to vote thereon and represented in person or by proxy at the Oakwood special meeting. Oakwood shareholders must approve the Oakwood merger proposal in order for the merger to occur. Oakwood shareholders are not, however, required to approve the Oakwood adjournment proposal in order for the merger to occur. If Oakwood shareholders fail to approve the Oakwood adjournment proposal, but approve the Oakwood merger proposal, the merger may nonetheless occur.

Each director and executive officer of Oakwood and Oakwood Bank who owns shares of Oakwood common stock (which collectively constitute approximately [_____] of the outstanding shares of Oakwood common stock) has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Oakwood common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.

Even if you expect to attend the special meeting of shareholders, Oakwood recommends that you promptly complete and return your proxy card in the enclosed return envelope or submit a proxy by telephone or via the internet using the instructions on the proxy card.

Interests of Oakwood’s Directors and Executive Officers in the Merger (page 49)

In considering the recommendation of the Oakwood board of directors with respect to the merger agreement, Oakwood shareholders should be aware that certain of Oakwood’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Oakwood shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Oakwood shareholders include:

●	payments under existing employment agreements with Oakwood for certain executive officers;

●	payments under the Oakwood Bank 2022 Supplemental Executive Retirement Plan for certain directors and executive officers;

●	a new employment agreement with b1BANK for Mr. Roy J. Salley, Oakwood’s chief executive officer and president;

●	new retention agreements with Business First and b1BANK for certain executive officers;

●	substitution of Oakwood stock options with Business First stock options for directors and executive officers who hold Oakwood stock options;

●

for directors and executive officers who hold Oakwood restricted stock awards and Oakwood restricted stock unit awards, conversion of such awards into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest;

●	the right to certain employee benefits for each employee of Oakwood and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time;

●	the right to continued indemnification and insurance coverage under the merger agreement; and

●

appointment of Mr. William G. Hall, or if Mr. Hall is unable to serve, one (1) other individual from the boards of directors of Oakwood or Oakwood Bank to be chosen by Business First in its sole discretion, to the boards of directors of Business First and b1BANK effective at or immediately following the effective time of the merger.

The Oakwood board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger - Interests of Oakwood’s Directors and Executive Officers in the Merger” beginning on page 49.

Board Composition and Management of Business First after the Merger (page 48)

The current members of the board of directors of Business First following the effective time will be the members of the board of directors of Business First immediately prior to the effective time, except that contemporaneously with closing, Business First and b1BANK will appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. William G. Hall, or if Mr. Hall is unable to serve, one (1) other individual from the boards of directors of Oakwood or Oakwood Bank to be chosen by Business First in its sole discretion, to serve on the boards of directors of Business First and b1BANK until the distribution of the escrow consideration.

Immediately following the effective time, the executive officers of Business First will remain the same.

Regulatory Approvals Required for the Merger (page 54)

To complete the merger, the parties must receive the prior approval, or a waiver of the applicable approval requirements, of the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Office of Financial Institutions of the State of Louisiana (which we refer to as the “OFI”). Notice of the proposed merger must also be given to the Texas Department of Banking (which we refer to as the “TDB”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither Business First nor Oakwood knows of any reason why the regulatory approvals cannot be obtained, Business First and Oakwood cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

Conditions to Complete the Merger (page 67)

Currently, Oakwood and Business First expect to complete the merger in the fourth quarter of 2024 but, as more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Oakwood’s and Business First’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:

●	the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;

●	the performance or compliance by each party having in all material respects of their obligations and with their covenants under the merger agreement;

●

the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

●	the employment agreement executed by that certain Oakwood and Oakwood Bank director and executive officer remaining in full force and effect;

●	the director support agreements executed by certain directors of Oakwood and Oakwood Bank remaining in full force and effect;

●	the escrow agreement remaining in full force and effect;

●	the releases executed by the directors and executive officers of Oakwood and Oakwood Bank remaining in full force and effect;

●	holders of no more than 5% of the issued and outstanding shares of Oakwood common stock demanding or being entitled to exercise dissenters rights of appraisal under the TBOC;

●	each party’s receipt of evidence that the other party has obtained certain third-party consents and approvals;

●	accrual by Oakwood for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;

●	the termination by Oakwood of employee benefit plans;

●	each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;

●	the delivery by Oakwood of a payoff letter with respect to a certain promissory note made by Oakwood;

●

Oakwood having delivered to Business First all other instruments and documents which Business First or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

●	the receipt of required regulatory approvals;

●	the approval of the merger agreement and merger by the requisite vote of Oakwood shareholders;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose; and

●	the listing on the Nasdaq Global Select Market of the shares of Business First common stock to be issued in the merger.

Neither Oakwood nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement - Conditions to Complete the Merger” beginning on page 67.

Termination of the Merger Agreement (page 68)

Either Business First or Oakwood may terminate the merger agreement in various circumstances, including, without limitation, the following:

●

any order, decree or ruling or any other action enjoining or prohibiting the merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

●	by mutual agreement of the parties;

●

any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

●

the merger has not been completed by January 20, 2025 (unless one or more of the required regulatory approvals has not been received on or before January 20, 2025, in which case this deadline will be extended to March 21, 2025) or such later date approved in writing by the Business First board of directors and the Oakwood board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

●	Oakwood shareholders fail to approve the Oakwood merger proposal; or

●

the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party.

Oakwood may terminate the merger agreement, without the consent of Business First, at any time before Oakwood shareholders approve the merger agreement, if the Oakwood board of directors receives an unsolicited, bona fide alternative acquisition proposal (as defined in the merger agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of Oakwood’s non-solicitation obligations under the merger agreement, (ii) Oakwood gives Business First four business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such four business day period, Oakwood has and has caused its financial advisors and outside legal counsel to consider and to the extent Business First desires, negotiate with Business First to make adjustments to the terms and conditions of the merger agreement proposed by Business First, and (iv) the board of directors of Oakwood has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fourth business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation.

Business	First may terminate the merger agreement, without the consent of Oakwood, if:

●

any required regulatory approval is obtained subject to restrictions or conditions on the operations of Oakwood, Oakwood Bank, Business First or b1BANK that are reasonably unacceptable to Business First;

●	Oakwood breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Business First;

●	the Oakwood board of directors accepts a superior proposal (as defined in the merger agreement); or

●

the Oakwood board of directors withdraws, amends or modifies, in any manner adverse to Business First, its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby.

Termination Fee (page 69)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Oakwood board of directors, Oakwood may be required to pay to Business First a termination fee equal to $3,503,010.41. This termination fee could discourage other companies from seeking to acquire or merge with Oakwood. For more information, see “The Merger Agreement - Termination Fee” beginning on page 69.

Expenses and Fees (page 60)

Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement (page 70)

The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by Oakwood shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by Oakwood shareholders.

At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Comparison of Shareholders’ Rights (page 79)

The rights of Oakwood shareholders will change as a result of the merger due to differences in applicable law and Business First’s and Oakwood’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 79 for a description of the material differences in shareholders’ rights under each of the Business First and Oakwood governing documents.

Risk Factors (page 19)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 19.

Ancillary Agreements to the Merger Agreement (page 71)

Voting Agreement

As a condition to Business First entering into the merger agreement, the directors and executive officers of Oakwood and Oakwood Bank who have voting power over shares of Oakwood common stock (which collectively constitute approximately [_____] of the outstanding shares of Oakwood common stock as of the record date) entered into a voting agreement in the form attached as Exhibit B to the merger agreement. The voting agreement requires, among other things, that the directors party thereto vote all of their shares of Oakwood common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of Oakwood common stock prior to the termination of the Oakwood voting agreement. The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the effective time of the merger, or twelve (12) months from its execution date of April 25, 2024.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of Oakwood and Oakwood Bank who is not an employee of Oakwood or Oakwood Bank entered into a director support agreement with Business First in the form attached as Exhibit C to the merger agreement. Each of those agreements provides, among other things, that each such director agrees to use reasonable efforts to refrain from harming the goodwill of Business First, b1BANK, Oakwood or Oakwood Bank or any of their respective subsidiaries and their respective customer and client and relationships, during the term of the agreement. By entering into such support agreements, each director also agreed to certain additional restrictive covenants. If the merger agreement is terminated prior to the completion of the merger, the support agreement will also be terminated.

Releases

At the time of the execution of the merger agreement, each director and executive officer of Oakwood and Oakwood Bank executed a release in favor of Oakwood. Under the release, each such director and executive officer releases and discharges, effective upon the consummation of the merger, Oakwood and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Business First and b1BANK), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.

Escrow Agreement

Following the execution of the merger agreement, Business First, Oakwood, Oakwood Bank, the escrow agent, and Mr. William G. Hall, as representative of the shareholders of Oakwood (other than holders of dissenting shares existing immediately prior to the effective time of the merger) (the “representative”) entered into the escrow agreement. Pursuant to the terms of the escrow agreement, at closing, the escrow consideration, which will consist of a number of shares of Business First common stock to be issued in the merger as per share merger consideration having a value equal to $1.5 million, will be placed into the escrow account to be held until the later of (i) the date that the escrow litigation is fully and finally resolved in accordance with the terms of the escrow agreement or (ii) two (2) years from the closing date of the merger; provided, however, if Business First is not a party to any claim related to the escrow litigation at the expiration of the two (2) year period described in clause (ii) above, then the escrow consideration shall be distributed from the escrow account.

The escrow consideration will be used to reimburse Business First against certain losses or expenses that Business First may incur with respect to the escrow litigation during the escrow period. As of the date of this proxy state/prospectus, there is no current or pending litigation related to the escrow litigation. The escrow consideration may not be paid, or be only partially paid, to the Oakwood shareholders if Business First suffers or incurs any losses or expenses in connection with the escrow litigation, as the case may be. A claim by Business First against the escrow consideration in the escrow account may reduce the aggregate merger consideration to be distributed to the Oakwood shareholders in connection with the merger. At the end of the escrow period, any remaining shares of the escrow consideration not used to reimburse Business First for losses as described above will be distributed to the former holders of Oakwood common stock, other than those who exercised their right to dissent with respect to the merger and received fair value for their shares of Oakwood common stock, in accordance with the terms and conditions of the escrow agreement.

Dissenters’ Rights (page 52)

Under Texas law, record holders of shares of Oakwood common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those rights of dissent and appraisal, an Oakwood shareholder must follow exactly the procedures specified under Texas law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Texas law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights of appraisal. The value determined in the appraisal process may be more or less than the value an Oakwood shareholder would receive in the merger under the terms of the merger agreement.

Pursuant to the merger agreement, Business First’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 5% of the outstanding shares of Oakwood common stock.

Accounting Treatment (page 85)

Business First will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 86)

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Business First and Oakwood to complete the merger that each of Business First and Oakwood receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the merger as a “reorganization” under the Code, U.S. holders of Oakwood common stock who exchange their shares of Oakwood common stock for shares of Business First common stock generally will not recognize gain or loss with respect to the receipt of Business First common stock in the merger. U.S. holders of Oakwood common stock receiving cash in lieu of fractional shares of Business First common stock generally will recognize gain or loss equal to the difference between any cash received in lieu of fractional shares of Business First common stock and the basis in its shares of Business First common stock allocable to that fractional share.

The U.S. federal income tax consequences described above may not apply to all holders of Oakwood common stock. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. Accordingly, Business First and Oakwood strongly urge you to consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you in light of your own circumstances.

Market Prices and Share Information

Business First common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.” The following table sets forth the closing sale prices of Business First common stock as reported on the Nasdaq Global Select Market on April 24, 2024, the last full trading day before the public announcement of the merger agreement, and on [_____], 2024, the latest practicable trading date before the date of this proxy statement/prospectus.

	Business First Common Stock		Implied Value of One Share of Oakwood Common Stock to be Converted to Per Share Merger Consideration[1]
April 24, 2024		$22.04		$11.27
[_____], 2024	$	[_____]	$	[_____]

[1]	Based on an exchange ratio of 0.5112 shares of Business First common stock for each share of Oakwood common stock, subject to certain adjustments as provided in the merger agreement.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Business First, Oakwood and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Business First, Oakwood, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:

●

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Oakwood to pay a termination fee to Business First;

●

the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of Oakwood shareholders;

●	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

●	risks associated with the timing of the completion of the merger;

●	management time and effort may be diverted to the resolution of merger-related issues;

●	the risk that the businesses of Business First and Oakwood will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

●	Business First’s ability to achieve the synergies and value creation contemplated by the proposed merger with Oakwood;

●	the expected growth opportunities or costs savings from the merger with Oakwood may not be fully realized or may take longer to realize than expected;

●	revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

●

potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Business First’s integration of Oakwood, including, without limitation, potential difficulties in maintaining relationships with key personnel;

●	the outcome of any legal proceedings that may be instituted against Business First or Oakwood or their respective boards of directors;

●	general economic conditions, either globally, nationally, in the States of Louisiana and Texas, or in the specific markets in which Business First or Oakwood operate;

●	limitations placed on the ability of Business First and Oakwood to operate their respective businesses by the merger agreement;

●

the effect of the announcement of the merger on Business First’s and Oakwood’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

●	customer acceptance of the combined company’s products and services;

●	the amount of any costs, fees, expenses, impairments and charges related to the merger;

●

fluctuations in the market price of Business First common stock and the related effect on the market value of the merger consideration that Oakwood shareholders will receive upon completion of the merger;

●

risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, risks related to entering a new geographic market, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the ability to retain key employees and maintain relationships with significant customers, the need for additional capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

●

changes in the strength of the U.S. economy in general and the local economy in our local market areas adversely affecting our customers and their ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral;

●

the impacts related to or resulting from bank failures and any continuation of uncertainty in the banking industry, including the associated impact to Business First or Oakwood and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto;

●

the persistence of the current inflationary pressures, or the resurgence of elevated levels of inflation, in the United States and our market areas, and its impact on market interest rates, the economy and credit quality;

●	economic risks posed by our geographic concentration in Louisiana, the Dallas/Fort Worth metroplex and Houston;

●	the ability to sustain and continue our organic loan and deposit growth, and manage that growth effectively;

●

market declines in industries to which we have exposure, such as the volatility in energy prices and downturns in the energy industry that impact certain of our borrowers and investments that operate within, or are backed by collateral associated with, the energy industry;

●	volatility and direction of interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

●	interest rate risk associated with our business;

●	changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

●	increased competition in the financial services industry, particularly from regional and national institutions and emerging non-bank competitors;

●	a determination or downgrade in the credit quality and credit agency ratings of the securities in our securities portfolio;

●	increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of our total loan portfolio;

●	changes in the value of collateral securing our loans;

●	the failure of assumptions underlying the establishment of and provisions made to our allowance for credit losses;

●	changes in the availability of funds resulting in increased costs or reduced liquidity;

●	our ability to maintain important deposit customer relationships and our reputation;

●	increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

●	our ability to prudently manage our growth and execute our strategy;

●	risks associated with our acquisition and de novo branching strategy;

●	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

●	legislative or regulatory developments, including changes in the laws, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters;

●	government intervention in the U.S. financial system;

●	changes in statutes and government regulations or their interpretations applicable to us, including changes in tax requirements and tax rates;

●	deteriorating asset quality and higher loan charge-offs, and the time and effort required to resolve problem assets;

●

cybersecurity risk, including cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of a cyber attack, could impact Business First’s reputation, increase regulatory oversight, and impact the financial results of Business First;

●	reputational risk that adversely affects earnings or capital arising from negative public opinion;

●

natural disasters and adverse weather, acts of terrorism, geopolitical instability, an outbreak of hostilities or other international or domestic calamities, epidemics and pandemics such as coronavirus, and other matters beyond our control; and

●

other risks and uncertainties identified in this proxy statement/prospectus under the heading “Risk Factors” and detailed from time to time in Business First’s SEC filings including, without limitation, in Business First’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 1, 2024, and in any updates to those risk factors in Business First’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Business First and Oakwood do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Business First, Oakwood or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

An investment in Business First common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in Business First’s Annual Report on Form 10-K for the year ended December 31, 2023 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 92.

Because of the fixed exchange ratio and the fluctuation of the market price of Business First common stock, Oakwood shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Pursuant to the merger agreement, each share of Oakwood common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5112 shares of Business First’s common stock, subject to adjustment pursuant to the terms of the merger agreement, plus cash in lieu of any fractional shares. The market value of Business First common stock may vary from the market value on the date Business First and Oakwood announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the Oakwood special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Business First common stock. Any fluctuation in the market price of Business First common stock after the date of this proxy statement/prospectus will change the value of the shares of Business First common stock that Oakwood shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Business First and Oakwood, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Oakwood special meeting, Oakwood shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. Oakwood shareholders should obtain current sale prices for shares of Business First common stock before voting their shares at the Oakwood special meeting.

Up to $1.5 million of the aggregate merger consideration will be held in the escrow account and may not be distributed to Oakwood shareholders following the merger.

At closing, the escrow consideration, which will consist of a number of shares of Business First common stock to be issued in the merger as per share merger consideration having a value equal to $1.5 million, will be placed into the escrow account to be held until the later of (i) the date that the escrow litigation is fully and finally resolved in accordance with the terms of the escrow agreement or (ii) two (2) years from the closing date of the merger; provided, however, if Business First is not a party to any claim related to the escrow litigation at the expiration of the two (2) year period described in clause (ii) above, then the escrow consideration shall be distributed from the escrow account. The escrow consideration will be used to reimburse Business First for certain expenses and losses that Business First may incur with respect to the escrow litigation during the escrow period. As of the date of this proxy state/prospectus, there is no current or pending litigation related to the escrow litigation.

The escrow consideration may not be paid, or be only partially paid, to the Oakwood shareholders if Business First suffers or incurs any losses or expenses in connection with the escrow litigation, as the case may be. A claim by Business First against the escrow consideration in the escrow account may reduce the aggregate merger consideration to be distributed to the Oakwood shareholders in connection with the merger. For further information on the escrow consideration, see “The Merger Agreement – Escrow Consideration” on page 57.

Because there is no established trading market for Oakwood common stock, it is difficult to determine how the fair value of Oakwood common stock compares with the merger consideration.

There is no established trading market for Oakwood common stock. No broker makes a market in Oakwood common stock. The market for Oakwood common stock is illiquid, and there is no regular trading. This lack of liquidity makes it difficult to determine the fair value of Oakwood common stock.

The merger may not be consummated unless important conditions are satisfied.

Business First and Oakwood expect the merger to close in the fourth quarter of 2024, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Business First’s and Oakwood’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Business First and Oakwood may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

●	the approval of the merger agreement and merger by the requisite vote of Oakwood shareholders;

●	the receipt of required regulatory approvals;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

●	the listing on the Nasdaq Global Select Market of the shares of Business First common stock to be issued in the merger;

●	the truth and correctness of the representations and warranties of each other party to the merger agreement, subject to the materiality standards contained in the merger agreement;

●	the performance or compliance by each party having in all material respects of their obligations and with their covenants under the merger agreement;

●

the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

●	the receipt of all required consents and approvals identified by the merger agreement;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, concluding that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

●	each party’s receipt of a secretary’s certificate from its respective secretary or assistant secretary, dated as of the closing date of the merger;

●	the employment agreement executed by that certain Oakwood and Oakwood Bank director and executive officer remaining in full force and effect;

●

the releases executed by the directors and executive officers of Oakwood and Oakwood Bank and director support agreements executed by certain directors of Oakwood and Oakwood Bank remaining in full force and effect;

●	the escrow agreement remaining in full force and effect;

●	accrual by Oakwood for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;

●	the delivery by Oakwood of a payoff letter with respect to a certain promissory note made by Oakwood;

●	the termination by Oakwood of any employee benefit plans;

●

Oakwood having delivered to Business First all other instruments and documents which Business First or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

●	the performance by each party of its respective obligations under the merger agreement; and

●

holders of no more than 5.0% of the outstanding Oakwood common stock, in the aggregate, having demanded or being entitled to demand payment of the appraised fair value of their shares as dissenting shareholders.

As a result, the merger may not close as scheduled or at all. In addition, either Business First or Oakwood may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement – Conditions to Complete the Merger” beginning on page 67.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that Business First does not anticipate or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Business First following the merger, any of which might have a material adverse effect on Business First following the merger. Business First is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Business First or Oakwood, as described more fully in “The Merger – Regulatory Approvals Required for the Merger” beginning on page 54.

Business First may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Oakwood.

From time to time, Business First evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Business First’s growth strategy depends on the successful integration of these acquisitions. Business First faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

●	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Business First’s existing business;

●	limitations on Business First’s ability to realize the expected cost savings and synergies from an acquisition;

●	challenges related to integrating acquired operations, including Business First’s ability to retain key employees and maintain relationships with significant customers and depositors;

●	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

●	discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If Business First is unable to successfully integrate the businesses it acquires, Business First’s business, financial condition and results of operations may be materially adversely affected.

Oakwood’s executive officers and directors have interests in the merger in addition to or different from the interests that they share with you as an Oakwood shareholder.

Some of Oakwood’s executive officers participated in negotiations of the merger agreement with Business First, and the Oakwood board of directors approved the merger agreement and is recommending that Oakwood shareholders vote to approve and adopt the merger agreement. In considering these facts and the other information included in or incorporated by reference into this proxy statement/prospectus, you should be aware that certain of Oakwood’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as an Oakwood shareholder. These interests include, as a result of the merger, payments under existing employment agreements with Oakwood for certain executive officers, payments under the Oakwood Bank 2022 Supplemental Executive Retirement Plan for certain directors and executive officers, new retention agreements with Business First and b1BANK for certain executive officers, substitution of Oakwood stock options with Business First stock options for directors and executive officers who hold Oakwood stock options, for directors and executive officers who hold Oakwood restricted stock awards and Oakwood restricted stock unit awards, conversion of such awards into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest, right to certain employee benefits for each employee of Oakwood and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time, and right to continued indemnification and insurance coverage under the merger agreement. In addition, in connection with the merger, Mr. Roy J. Salley, chief executive officer and president of Oakwood, has entered into an employment agreement with b1BANK pursuant to which he will serve as Regional Chairman, Dallas of b1BANK after the merger is completed. Additionally, upon completion of the merger, Business First has agreed to appoint Mr. William G. Hall, or if Mr. Hall is unable to serve, one (1) other individual from the boards of directors of Oakwood or Oakwood Bank to be chosen by Business First in its sole discretion, to the boards of directors of Business First and b1BANK effective at or immediately following the effective time of the merger. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Oakwood to support or approve the merger and the merger agreement. For further discussion of the interests of Oakwood’s directors and officers in the merger, see “The Merger – Interests of Oakwood’s Directors and Executive Officers in the Merger” beginning on page 49.

The opinion delivered by Oakwood’s financial advisor to the Oakwood board of directors will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

Stephens Inc., Oakwood’s financial advisor, delivered its opinion to the Oakwood board of directors on April 24, 2024 that, as of such date, the consideration to be received by the common stockholders of Oakwood (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion. Such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Business First and Oakwood, general market and economic conditions and other factors that may be beyond the control of Business First and Oakwood may alter the value of Business First or Oakwood or the prices of shares of Business First common stock or Oakwood common stock by the time the merger is completed. The opinion does not speak as of the time the merger is completed or as of any date other than the date of the opinion. A copy of the opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that Oakwood received from its financial advisor, please refer to “The Merger – Opinion of Oakwood’s Financial Advisor” beginning on page 37.

The merger agreement contains provisions granting both Business First and Oakwood the right to terminate the merger agreement in certain circumstances.

The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to January 20, 2025 (unless one or more of the required regulatory approvals has not been received on or before January 20, 2025, in which case this deadline will be extended to March 21, 2025 or such later date approved in writing by the Business First board of directors and the Oakwood board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement) and the right of Oakwood to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Oakwood board of directors. If the merger is not completed, the ongoing business of Oakwood could be adversely affected and Oakwood will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section. See “The Merger Agreement – Termination of the Merger Agreement” beginning on page 68.

Termination of the merger agreement could negatively impact Oakwood and Business First.

If the merger agreement is terminated before closing, there may be various consequences. For example, Oakwood’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Oakwood will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the Oakwood board of directors seeks another merger or business combination, Oakwood shareholders cannot be certain that Oakwood will be able to find a party willing to pay the equivalent or greater consideration than that which Business First has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Oakwood may be required to pay Business First a termination fee. See “The Merger Agreement – Effect of Termination” beginning on page 69.

Further, if the merger agreement is terminated and the merger is not consummated, Business First’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of Business First as an acquirer may be harmed and, as a result, it may make it more difficult for Business First to consummate future acquisitions.

Business First and Oakwood will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

Business First and Oakwood each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Business First and Oakwood expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including non-recurring expenses such as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Business First and Oakwood expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Business First following completion of the merger.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Oakwood and limit Oakwood’s ability to pursue alternatives to the merger.

The merger agreement prohibits Oakwood from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Oakwood has agreed to pay Business First a termination fee of $3,503,010.41 if the merger agreement is terminated because (i) because Oakwood fails to call or does not receive the required vote to approve the merger agreement at the Oakwood special meeting and an acquisition proposal (as defined in the merger agreement) exists or (ii) if the merger is not completed January 20, 2025 (unless one or more of the required regulatory approvals has not been received on or before January 20, 2025, in which case this deadline will be extended to March 21, 2025 or such later date approved in writing by the Business First board of directors and the Oakwood board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement) and if at the time of termination, Oakwood has not obtained the required approval of Oakwood shareholders of the merger agreement and an acquisition proposal (as defined in the merger agreement) exists, and within 12 months of the date of termination Oakwood enters into acquisition agreement (as defined in the merger agreement) with respect to such proposal. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Oakwood from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Oakwood than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

Business First and Oakwood will be subject to business uncertainties and Oakwood will be subject to contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Business First and Oakwood. These uncertainties may impair the ability of Business First or Oakwood to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Business First or Oakwood to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Oakwood may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Business First or Oakwood depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Oakwood’s business prior to the merger closing and Business First’s business after the merger closes could be harmed. In addition, subject to certain exceptions, Oakwood has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement – Covenants and Agreements – Conduct of Business Prior to the Completion of the Merger” beginning on page 60 for a description of the restrictive covenants applicable to Oakwood.

The merger with Oakwood may distract Business First’s management from its other responsibilities.

The acquisition of Oakwood could cause Business First’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Business First. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Business First.

The combined company may be unable to retain Business First and/or Oakwood personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Business First and Oakwood. It is possible that these employees may decide not to remain with Business First and Oakwood, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Oakwood to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Business First and Oakwood may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Business First and Oakwood may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of Business First and Oakwood to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Business First and Oakwood, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The board of directors of Oakwood may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. Oakwood, however, generally does not expect any such waiver to be significant enough to require re-solicitation of shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of shareholders, Oakwood will have the discretion to complete the merger without seeking further shareholder approval.

Oakwood shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Business First than they had on Oakwood before the merger.

Oakwood shareholders will have a much smaller percentage ownership interest and effective voting power in Business First compared to their ownership interest and voting power in Oakwood prior to the merger. Consequently, Oakwood shareholders will have significantly less influence on the management and policies of Business First after the merger than they currently have on the management and policies of Oakwood. If the merger is consummated, current Oakwood shareholders will own approximately 13.5% of the combined company (without giving effect to the exercise of substitute stock options). Accordingly, former Oakwood shareholders will own less than the outstanding voting stock of the combined company than current Business First shareholders and would, as a result, be outvoted by current Business First shareholders if such current Business First shareholders voted together as a group.

Future capital needs could result in dilution of shareholder investment.

Business First’s board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Business First common stock. New investors may also have rights, preferences and privileges senior to Business First’s shareholders which may adversely impact its shareholders.

Shares of Business First common stock to be received by holders of Oakwood common stock as a result of the merger will have rights different from the shares of Oakwood common stock.

Upon completion of the merger, the rights of former Oakwood shareholders will be governed by the Articles of Restatement of the Articles of Incorporation (the “Restated Articles of Incorporation”) and Amended and Restated Bylaws of Business First. Accordingly, certain rights associated with Oakwood common stock may differ from the rights associated with Business First common stock. See “Comparison of Shareholders’ Rights” beginning on page 79 for a discussion of the different rights associated with Business First common stock.

Business First may fail to realize some or all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Business First’s ability to successfully combine the businesses of Business First and Oakwood. If Business First is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Business First and Oakwood have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Business First or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Business First could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Business First and Oakwood during the pre-merger period and for an undetermined time after the consummation of the merger.

The market price of Business First common stock after the merger may be affected by factors different from those affecting Oakwood common stock or Business First common stock currently.

The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Business First’s or Oakwood’s results of operations and the market prices of shares of Business First common stock. Accordingly, the historical financial results of Business First and Oakwood and the historical market prices of shares of Business First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the business of Business First and of certain factors to consider in connection with that business, see the documents incorporated by reference by Business First into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 92.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or if the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Oakwood shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities.

Current Business First and Oakwood shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company. Shares of Business First common stock that are issued in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of Business First common stock received by persons who are or become affiliates of Business First for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. If the merger is completed and if former Oakwood shareholders sell substantial amounts of Business First common stock in the public market, the market price of Business First common stock may decrease. These sales might also make it more difficult for Business First to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of Business First and Oakwood intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Business First and Oakwood to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Business First’s and Oakwood’s respective tax counsels. Each tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service (“IRS”) or the courts.

If the merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to holders of Oakwood common stock would be materially different than as described in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes, and each Oakwood shareholder would recognize taxable gain or loss upon the exchange of their shares of Oakwood common stock for shares of Business First common stock. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you if the merger fails to qualify as a reorganization.

This proxy statement/prospectus contains limited financial information on which to evaluate the merger.

This proxy statement/prospectus contains limited historical financial information about Oakwood and does not contain pro forma combined financial information about Business First and Oakwood after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of Business First’s common stock after the merger.

Oakwood or Business First or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Oakwood and Business First, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Oakwood, its board of directors or Business First or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Business First’s business, financial condition, results of operations and cash flows.

OAKWOOD SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of Oakwood Special Meeting

The Oakwood special meeting of shareholders will be held on [_____], 2024, at [_____], at [_____], local time. On or about [_____], 2024, Oakwood commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Oakwood special meeting.

Matters to be Considered

At the Oakwood special meeting, the holders of Oakwood common stock will be asked to consider and vote upon the Oakwood merger proposal and, if necessary, the Oakwood adjournment proposal. Completion of the merger is conditioned on, among other things, Oakwood shareholder approval of the Oakwood merger proposal. Oakwood will transact no business other than as listed above at the Oakwood special meeting, except for business properly brought before the Oakwood special meeting or any adjournment or postponement thereof.

Recommendation of the Oakwood Board of Directors

On April 24, 2024, the Oakwood board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby. Based on Oakwood’s reasons for the merger described in the section of this proxy statement/prospectus entitled “The Merger – Recommendation of the Oakwood Board and Its Reasons for the Merger” beginning on page 35, the Oakwood board of directors believes that the merger is in the best interests of Oakwood shareholders. Accordingly, the Oakwood board of directors unanimously recommends that its shareholders vote “FOR” the approval and adoption of the Oakwood merger proposal and, if necessary, vote “FOR” the approval of the Oakwood adjournment proposal.

Record Date and Quorum

The Oakwood board of directors has fixed the close of business on [_____], 2024 as the record date, which is the date for determining the holders of Oakwood common stock entitled to receive notice of and to vote at the Oakwood special meeting. As of the record date, there were [_____] shares of Oakwood common stock outstanding and entitled to notice of, and to vote at, the Oakwood special meeting or any adjournment thereof, and such outstanding shares of Oakwood common stock were held by [_____] holders of record. Each share of Oakwood common stock entitles the holder to one vote at the Oakwood special meeting on each proposal to be considered at the Oakwood special meeting.

The holders of at least a majority of the shares of Oakwood common stock issued and outstanding and entitled to vote at the Oakwood special meeting must be present, either in person or represented by proxy, to constitute a quorum at the Oakwood special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Oakwood common stock at the Oakwood special meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The Oakwood Merger Proposal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Oakwood common stock is required to approve the Oakwood merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy, with respect to the Oakwood merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The Oakwood Adjournment Proposal. Assuming a quorum is present, approval of the Oakwood adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Oakwood common stock entitled to vote thereon and represented in person or by proxy at the Oakwood special meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, you will not be deemed to be present at the Oakwood special meeting and it will have no effect on the Oakwood adjournment proposal. If you mark “ABSTAIN” on your proxy, with respect to the Oakwood adjournment proposal, you will be deemed present but not be deemed to have cast a vote with respect to such proposal, and it will have the same effect as a vote “AGAINST” the proposal.

The Oakwood board of directors encourages you to submit your proxy promptly so that your voice is heard on these matters.

Voting and Revocation of Proxies

Proxies, in the forms enclosed, which are properly executed and returned, or submitted by telephone or via the internet using the instructions on the proxy card, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the approval and adoption of the Oakwood merger proposal and “FOR” the approval of the Oakwood adjournment proposal, if applicable.

If you are a shareholder of record of Oakwood as of [_____], 2024, the record date, you may vote by proxy before the Oakwood special meeting by completing, signing, dating and returning the enclosed proxy card to Oakwood using the enclosed postage-paid envelope, by submitting a proxy by telephone or via the internet using the instructions on the proxy card, or by delivering your proxy card in person to [_____] of Oakwood, at Oakwood’s principal office, located at 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Oakwood special meeting.

If you are the record holder of your Oakwood shares, you may revoke your proxy at any time before it is voted at the special meeting by:

●	submitting another properly completed proxy card bearing a later date which is received prior to the Oakwood special meeting;

●

sending a written notice which is received prior to the Oakwood special meeting that you are revoking your proxy to: Oakwood Bancshares, Inc., 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225, Attention: Corporate Secretary;

●	casting a new vote via telephone or the internet at any time before 11:59 p.m., Central time, on the day before the Oakwood special meeting; or

●	attending the Oakwood special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the Oakwood special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers and other nominees who hold shares of Oakwood common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Oakwood special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the Oakwood special meeting.

If your broker, bank or other nominee holds your shares of Oakwood common stock in “street name,” your broker, bank or other nominee will vote your shares of Oakwood common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers

Each director and executive officer of Oakwood and Oakwood Bank who owns shares of Oakwood common stock has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Oakwood common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement. As of the record date, [_____] shares of Oakwood common stock, or approximately [_____] of the outstanding shares of Oakwood common stock entitled to vote at the Oakwood special meeting, are bound by the voting agreement.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Oakwood board of directors. Oakwood is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Oakwood intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Oakwood will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Petro Capital Advisors, LLC, a proxy solicitation firm, will assist Oakwood in soliciting proxies for the Oakwood special meeting. Oakwood will pay $20,000 for these services plus out-of-pocket expenses.

Dissenters’ Rights

Oakwood shareholders are entitled to assert rights of dissent and appraisal with respect to the Oakwood merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of the TBOC. Please see “The Merger – Dissenters’ Rights,” beginning on page 52, and the full text of the applicable provisions of the TBOC, which is reproduced in full in Annex C to this proxy statement/prospectus, for additional information.

Attending the Oakwood Special Meeting

All shareholders of Oakwood as of the record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the record date, are invited to attend the Oakwood special meeting. Shareholders of record of Oakwood common stock can vote in person at the Oakwood special meeting. If you are not a shareholder of record as of the record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Oakwood special meeting. If you plan to attend the Oakwood special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Oakwood reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Oakwood special meeting is prohibited without Oakwood’s express written consent.

An Oakwood shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Oakwood special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Oakwood Merger Proposal

Oakwood is asking its shareholders to approve the Oakwood merger proposal. Holders of Oakwood common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Oakwood board of directors, by a unanimous vote of all directors, determined that the merger is advisable and in the best interests of Oakwood and its shareholders and approved the merger agreement and the transactions contemplated thereby. See “The Merger – Recommendation of the Oakwood Board and Its Reasons for the Merger” beginning on page 35 of this proxy statement/prospectus for a more detailed discussion of the Oakwood board of directors’ recommendation.

The Oakwood board of directors unanimously recommends a vote “FOR” the approval and adoption of the Oakwood merger proposal.

Oakwood Adjournment Proposal

The Oakwood special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Oakwood special meeting to approve the Oakwood merger proposal.

If, at the Oakwood special meeting, the number of shares of Oakwood common stock present in person or represented by proxy and voting in favor of the Oakwood merger proposal is insufficient to approve the Oakwood merger proposal, Oakwood intends to move to adjourn the Oakwood special meeting in order to enable the Oakwood board of directors to solicit additional proxies for approval of the Oakwood merger proposal. In that event, Oakwood will ask the holders of Oakwood common stock to vote upon the Oakwood adjournment proposal, but not the Oakwood merger proposal.

In this proposal, Oakwood is asking the holders of Oakwood common stock to authorize the holder of any proxy solicited by the Oakwood board of directors on a discretionary basis to vote in favor of adjourning the Oakwood special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Oakwood shareholders who have previously voted.

The Oakwood board of directors unanimously recommends a vote “FOR” the approval of the Oakwood adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding Oakwood’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Shawna Nortz of Oakwood, at (469) 687-2220 or Steve Parks at Oakwood’s proxy solicitor, Petro Capital Advisors, LLC, at (214) 773-2778.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. Business First and Oakwood urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the boards of directors of Business First and Oakwood has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the Business First board of directors, the issuance of shares of Business First common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Oakwood will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Oakwood Bank, Oakwood’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

If the merger is completed, each share of Oakwood common stock (other than shares of Oakwood common stock held by Oakwood, Business First, any Oakwood dissenting shareholders or as treasury shares) issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive, without interest, 0.5112 shares of Business First common stock, subject to adjustments pursuant to the terms of the merger agreement.

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, an Oakwood shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the volume-weighted average of the closing price per share of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive full trading days ending on the third (3rd) trading day prior to closing by (2) the fraction of a share (rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock to which such shareholder would otherwise be entitled to receive.

At the effective time of the merger, each Oakwood stock option award that is outstanding and unexercised immediately prior to the effective time of the merger shall cease to represent a right to acquire shares of Oakwood stock and shall be converted automatically into an option to purchase shares of Business First common stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Oakwood Bancshares, Inc. 2017 Equity Incentive Plan and the agreements evidencing grants thereunder). The number of shares of Business First common stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Oakwood stock options immediately prior to the effective time and (ii) the ratio of the exercise price per share subject to the Oakwood stock options to the fair market value (determined immediately prior to the effective time) per share subject to such option, provided that any fractional shares of Business First common stock resulting from such determination shall be rounded down to the nearest share. The adjustment with respect to any Oakwood stock options that are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration, vesting and any other terms of the new options will be the same as the Oakwood stock options that they replace, except that all references to Oakwood shall be deemed to be a reference to Business First.

Further, each Oakwood restricted stock award and Oakwood restricted stock unit award that is outstanding immediately prior to the effective time shall convert automatically into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest.

At closing, a portion of the merger consideration equal to the escrow consideration will be placed into the escrow account to be to be held during the escrow period, which shall be until the later of (i) the date that the escrow litigation is fully and finally resolved in accordance with the terms of the escrow agreement or (ii) two (2) years from the closing date of the merger; provided, however, if Business First is not a party to any claim related to the escrow litigation at the expiration of the two (2) year period described in clause (ii) above, then the escrow consideration shall be distributed from the escrow account. The escrow consideration will be used to reimburse Business First against certain losses or expenses that Business First may incur with respect to the escrow litigation during the escrow period. As of the date of this proxy state/prospectus, there is no current or pending litigation related to the escrow litigation. A claim by Business First against the escrow consideration in the escrow account may reduce the aggregate merger consideration to be distributed to the Oakwood shareholders in connection with the merger. At the end of the escrow period, any remaining shares of the escrow consideration not used to reimburse Business First for losses as described above will be distributed to the former holders of Oakwood common stock, other than those who exercised their right to dissent with respect to the merger and received fair value for their shares of Oakwood common stock, in accordance with the terms and conditions of the escrow agreement.

Oakwood shareholders are being asked to approve the Oakwood merger proposal. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page 56 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the Business First board of directors and the Oakwood board of directors and the respective senior management of Business First and Oakwood have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to Business First and Oakwood. These strategic discussions have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy and the financial markets generally, and the implications of such developments for financial institutions generally and Business First and Oakwood, in particular. These strategic discussions were part of the respective continuous efforts of Business First and Oakwood to enhance value for their respective shareholders and deliver the best possible services to their respective customers and communities.

These strategic reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Business First and Oakwood, respectively, and their respective shareholders of strategic combination transactions compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with these reviews have included the benefits and risks of operating in existing and new markets, competition, potential expense and revenue synergies, regulatory requirements, the interest rate environment, scale and diversification, credit risk, market risk and the impacts of rapidly changing technology and the delivery channels for products and services.

Each of David R. “Jude” Melville, III, President, Chief Executive Officer and Acting Chairman of the Board of Business First, Roy J. Salley, Chief Executive Officer and President of Oakwood, and William G. Hall, Chairman of the Board of Oakwood, also has engaged from time to time in discussions with management of other companies in the financial services industry, including with respect to potential strategic business combination transaction opportunities that may be available to enhance value for their respective companies and shareholders. Mr. Melville, Mr. Salley, and Mr. Hall, as well as other members of Business First’s and Oakwood’s respective senior management and boards of directors, also regularly meet with representatives of various investment banking firms experienced in the banking industry to discuss market conditions, industry trends, the performance of their respective companies and potential strategic business combination transaction opportunities.

In January 2022, Oakwood entered into a merger agreement (the “2022 Merger Agreement”) providing for a merger of equals between Oakwood and another private bank holding company (the “Counterparty”). Pursuant to the 2022 Merger Agreement, upon consummation of the merger of equals, qualifying holders of Oakwood common stock, as defined in the 2022 Merger Agreement, would have received shares of the Counterparty’s common stock for each share of Oakwood common stock held immediately prior to the completion of the merger of equals, and non-qualifying holders of Oakwood common stock, as defined in the 2022 Merger Agreement, would have received $9.00 in cash for each share of Oakwood common stock held immediately prior to the completion of the merger of equals. After entry into the 2022 Merger Agreement and approval by the respective shareholders of Oakwood and the Counterparty, Oakwood and the Counterparty determined that it was unlikely that the Counterparty would receive the required regulatory approvals for the merger of equals and Oakwood and the Counterparty ultimately agreed to terminate the 2022 Merger Agreement in September 2022.

Following the termination of the 2022 Merger Agreement, the Oakwood board of directors and senior management continued to review and assess Oakwood’s business strategy and objectives and the benefits and risks to Oakwood and its shareholders of a strategic combination transaction compared to the benefits and risks of continued operation as a stand-alone company. The Oakwood board of directors also invited Stephens to introduce interested, prospective purchasers to Oakwood senior management.

On April 20, 2023, Mr. Salley, Mr. Hall, and Mike Casey, President and Chief Lending Officer of Oakwood Bank, along with representatives from Stephens, met with Mr. Melville and other Business First officers at the offices of Stephens in Dallas, Texas, where they discussed each bank’s history, culture, management, and lending and investment portfolios. They also discussed future plans and their respective general business combination philosophies.

On July 13, 2023, Messrs. Salley, Hall, and Casey, along with representatives from Stephens, met with Mr. Melville and other Business First officers at Business First’s headquarters in Baton Rouge, Louisiana. During the meeting, they discussed a management overview of b1BANK. Business First officers explained the current business of Business First and b1BANK, their past acquisition experience, and their plans for future growth. The group also discussed Oakwood’s strategic merger considerations, the Oakwood management team, and the overall value of Oakwood to Business First in Texas.

On July 18, 2023, Business First entered into a confidentiality agreement with Oakwood and was given access to preliminary diligence materials regarding Oakwood.

On September 8, 2023, Messrs. Salley, Hall, and Casey, along with representatives from Stephens, met with the management team of a private bank holding company (“Company A”) at the offices of Stephens in Dallas, Texas, where they discussed the value of a potential strategic business combination transaction with Company A. They also discussed Oakwood’s loan, deposit, and investment portfolios and potential synergies between the two banks’ existing management teams.

On October 9, 2023, Mr. Melville and other members of the Business First management team met with Messrs. Hall and Casey, along with representatives from Stephens, at the offices of Oakwood in Dallas, Texas, where Business First delivered to Oakwood a non-binding proposal with respect to a potential strategic business combination transaction between Oakwood and Business First (the “October 9 Proposal”). The October 9 Proposal outlined the proposed transaction structure, including an offer, ownership split, and exchange ratio.

On October 16, 2023, Messrs. Salley, Hall, and Casey held an Oakwood management committee meeting in Dallas, Texas, where they conducted a detailed review of the preliminary discussions with Business First and Company A and evaluated the potential financial terms of a business combination with Business First as outlined in the October 9 Proposal.

On October 17, 2023, the Oakwood board of directors met in Dallas, Texas to review the October 9 Proposal and discuss the status of other potential strategic business combination transaction opportunities. Representatives from Stephens were also at the Oakwood board meeting. The discussion focused on overall strategy and partnerships around the potential deals with each of Business First and Company A.

On November 6, 2023, Mr. Melville met with the Oakwood board of directors in Dallas, Texas. At this meeting, Mr. Melville described Business First’s history, culture and management team and discussed Business First’s desire to increase its presence in Texas.

On November 8, 2023, representatives of Company A met with the Oakwood board of directors in Dallas, Texas to discuss the potential strategic business combination transaction with Company A, including the value of Company A based on its performance and acquisition strategy.

On November 13, 2023, Company A delivered to Oakwood a non-binding proposal with respect to a potential business combination between Oakwood and Company A (the “Company A Proposal”). The Company A Proposal described the material financial components of a proposed all stock transaction and included certain modeling assumptions and pro forma ownership assumptions for the proposed combined company.

On November 21, 2023, Business First provided Oakwood a non-binding letter of intent (the “Letter of Intent”) that contemplated Business First acquiring 100 percent of the outstanding shares of Oakwood and Oakwood Bank through the merger of Oakwood with and into Business First, with Business First surviving the merger, immediately followed by the merger of Oakwood Bank with and into b1BANK, with b1BANK surviving. The Letter of Intent contemplated that upon consummation of the proposed transaction, all of the outstanding shares of Oakwood capital stock would be converted into the right to receive shares of Business First common stock, based on a fixed exchange ratio of 0.5112x. The Letter of Intent provided for an exclusivity period of 90 days and that Oakwood’s response to the Letter of Intent must be received by Business First no later than 5:00 p.m., local time, on December 8, 2023 (the “Response Deadline”).

On November 27, 2023, representatives of Stephens met with the Oakwood management team, providing them with Stephens' analyses of the financial terms of the Letter of Intent and the Company A Proposal.

On December 1, 2023, the Oakwood board of directors held a special meeting, which was attended by members of Oakwood management and representatives of Stephens, to discuss the Letter of Intent and the Company A Proposal. At the meeting, representatives of Stephens reviewed with the Oakwood board of directors the terms of the Letter of Intent and the Company A Proposal, an overview of Business First and Company A, and preliminary financial analyses regarding Business First and Company A. The Oakwood board of directors discussed with the representatives of Stephens potential responses to the Letter of Intent and the Company A Proposal, including the benefits and risks of each proposal. With the assistance of Stephens, the Oakwood board of directors also evaluated Oakwood’s contribution to each of Business First and Company A relative to the pro forma ownership of Oakwood shareholders in such organizations. Based on its evaluation, the Oakwood board of directors determined that Oakwood should not proceed with negotiations with Company A and authorized management to continue its dialogue with Business First as generally outlined in the Letter of Intent and to report back to the Oakwood board of directors.

On December 7, 2023, Business First sent Oakwood a letter whereby Business First agreed to extend the Response Deadline to 5:00 p.m., local time, on December 15, 2023.

On December 15, 2023, the Oakwood board of directors held a special meeting to further review and consider the terms of the Letter of Intent. Representatives of Norton Rose Fulbright US LLP, legal counsel to Oakwood (“NRF”), reviewed with the Oakwood board of directors its fiduciary duties under Texas law in connection with the evaluation of the Letter of Intent and proposed strategic business combination transaction with Business First. At the meeting, representatives of Stephens and NRF explained the terms of the Letter of Intent. At the conclusion of the meeting, the Oakwood board of directors approved the Letter of Intent and authorized management of Oakwood to execute and deliver it to Business First.

On December 15, 2023, Oakwood executed the Letter of Intent and delivered it to Business First.

From December 16, 2023 to April 25, 2024, Business First conducted due diligence on Oakwood.

On February 5, 2024, Oakwood engaged Stephens as the financial advisor to Oakwood.

On February 7, 2024, Mr. Hall, members of Oakwood’s management and several key lenders of Oakwood met with Mr. Melville and other Business First officers in Dallas, Texas. The parties facilitated a meet-and-greet for the lenders to get to know Business First management.

On March 6, 2024, Messrs. Salley, Hall, and Casey, along with representatives from Stephens, had a video conference with Mr. Melville and other Business First officers to discuss deal logistics, the status of then-outstanding potential litigation, and next steps.

On March 13, 2024, the Oakwood board of directors held a special meeting to discuss the status of the potential strategic business combination transaction with Business First. Also present at the meeting were representatives of Stephens and NRF. At the meeting, Oakwood management briefed Oakwood directors on due diligence undertaken to date as well as the discussions that had taken place between Oakwood and Business First since the prior Oakwood board of directors meeting. Representatives of NRF described preliminary legal remarks to the Oakwood board of directors regarding its role, responsibilities and obligations. Representatives of Stephens presented a preliminary financial analysis of the potential strategic business combination transaction with Business First, including an updated valuation, to the Oakwood board of directors. Additionally, representatives of Stephens discussed the assumptions used in Stephens’ preliminary analysis, which would be adjusted as necessary after the completion of due diligence and the projected financial implications of the potential merger. The Oakwood board of directors discussed the analysis of the economics and risks of the potential merger with the representatives of Stephens and NRF.

On March 14, 2024, a representative of Hunton Andrews Kurth LLP, legal counsel to Business First (“Hunton”), had a telephone call with a representative of NRF, to discuss the inclusion of an escrow concept in the potential merger agreement between Oakwood and Business First, whereby a portion of the merger consideration to be paid by Business First would be placed in an escrow account and used to reimburse Business First for certain expenses and losses that Business First may incur with respect to certain threatened or future litigation directly or indirectly arising out of, involving, or related to Oakwood Bank and its affiliates (or b1BANK, as successor entity) and related to a former customer of Oakwood Bank (the “escrow litigation”). At the time of such discussion, there was no current or pending litigation related to the escrow litigation.

On March 18, 2024, representatives of Oakwood held a due diligence session with representatives of Business First at Oakwood’s headquarters in Dallas, Texas.

On March 25, 2024, Oakwood and Business First executed an amendment to the Letter of Intent to extend the exclusivity period set forth in the Letter of Intent to April 25, 2024.

On April 4, 2024, Hunton provided NRF with an initial draft of the merger agreement.

Between April 4 and April 25, 2024, representatives of Business First and Oakwood, with the assistance of representatives of Hunton, on behalf of Business First, and NRF and Stephens, on behalf of Oakwood, negotiated the specific terms of the merger agreement and the related ancillary documents. As part of those negotiations, Business First and Oakwood agreed that Business First would escrow a number of shares of Business First common stock to be issued in the merger as per share merger consideration having a value equal to $1.5 million to be held until the later of (i) the date that the escrow litigation is fully and finally resolved in accordance with the terms of an escrow agreement, or (ii) two years from the closing date of the merger; provided, however, if Business First is not a party to any claim related to the escrow litigation at the expiration of such two year period, then the escrow consideration shall be distributed from the escrow account.

On April 16, 2024, the Oakwood board of directors held a special meeting to review and consider the terms of the merger agreement and related ancillary documents. At the meeting, representatives of Stephens and NRF explained the terms of the merger agreement and the related ancillary documents, and representatives of Stephens provided an updated financial analysis of the proposed transaction.

On April 23, 2024, another private bank holding company (“Company B”) sent Oakwood an unsolicited preliminary non-binding indication of interest (the “Company B Indication of Interest”) that contemplated that Company B would acquire Oakwood and Oakwood Bank through the merger of Oakwood with and into Company B, with Company B surviving, for cash in an aggregate amount equal to 1.55 times the consolidated tangible equity of Oakwood as of the last day of the quarter preceding the closing date minus all of Oakwood’s merger costs, as described in the Company B Indication of Interest. The Company B Indication of Interest also provided that the definitive agreement would include a condition precedent to Company B’s obligation to close the proposed transaction that Oakwood’s tangible leverage capital ratio would be at least 9.0% at the calculation date. The Company B Indication of Interest indicated that Company B would need to obtain financing to consummate the proposed transaction and Company B was confident that it had the ability to access all capital resources necessary to complete the proposed transaction on a timely basis. Based on publicly available information, Company B was smaller than Oakwood based on total asset size at the time of the Company B Indication of Interest.

Also on April 23, 2024, NRF advised Hunton of the receipt of the Company B Indication of Interest in accordance with the terms of the Letter of Intent.

Later on April 23, 2024, the Oakwood board of directors held a special meeting at which it considered the Company B Indication of Interest. Representatives from Stephens and NRF were also present. The Oakwood board of directors discussed the merits and the risks associated with the Company B Indication of Interest, as well as its fiduciary duties, with representatives from Stephens and NRF. At the conclusion of the special meeting, the Oakwood board of directors instructed representatives from Stephens to prepare a financial analysis regarding the Company B Indication of Interest for its consideration at a special meeting to be held on April 24, 2024.

On April 24, 2024, the Oakwood board of directors held a special meeting to analyze and further consider (a) the Company B Indication of Interest and (b) the negotiated terms of the potential strategic business combination transaction with Business First and entry into the merger agreement by Oakwood with Business First. Members of Oakwood management and representatives of NRF and Stephens also attended this meeting. Stephens reviewed its financial analyses of the Company B Indication of Interest and the potential strategic business combination transaction with Business First with the Oakwood board of directors and NRF reviewed the Oakwood board of directors’ fiduciary duties in connection with its evaluation of the Company B Indication of Interest and the potential strategic business combination transaction with Business First. Based on Stephens’ analysis, after applying the impact of Oakwood’s estimated merger costs, Stephens preliminarily estimated the amount to be received by Oakwood shareholders in the proposed transaction described in the Company B Indication of Interest would, at best, be approximately 1.3 times Oakwood’s estimated consolidated tangible equity at closing, but noted that Company B had not conducted any due diligence and did not address many of the items negotiated with Business First, including Company B’s expectations with respect to the escrow litigation. As a result, Stephens advised the Oakwood board of directors that the actual amount the Oakwood shareholders could receive in a transaction with Company B could be less due to potential unknown expenses Company B may have sought to include in Oakwood’s merger costs or the amount of merger consideration Company B would want to escrow with respect to the escrow litigation. The Oakwood board of directors also considered the execution risk presented by the Company B Indication of Interest, noting that Company B was smaller in asset size than Oakwood, would need to raise equity and debt to consummate the proposed transaction, and would need to demonstrate to regulators that it was prepared to exceed $1 billion in assets. The Oakwood board of directors also compared the Company B Indication of Interest to the then-currently negotiated merger agreement with Business First and which one of the potential strategic business combination transactions would provide the potential for a better return to Oakwood shareholders.

Following that discussion, Stephens rendered to the Oakwood board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Oakwood board of directors to the effect that, on the date of the opinion, and subject to the limitations, assumptions, and qualifications stated in the opinion, the consideration to be received by the holders of Oakwood common stock (solely in their capacity as such) in the potential strategic business combination transaction with Business First was fair to them from a financial point of view. Representatives of NRF then provided an updated summary of the proposed terms of the merger agreement and the ancillary agreements, and described the resolutions the directors of Oakwood would be asked to consider if they were to approve the potential strategic business combination transaction with Business First. At the conclusion of the meeting, after careful review and discussion by the Oakwood board of directors, including consideration of the factors described below under “The Merger - Recommendation of the Oakwood Board and Its Reasons for the Merger,” the Oakwood board of directors determined (a) that it was not in the best interests of Oakwood and its shareholders to further explore the potential transaction described in the Company B Indication of Interest and (b) that the merger with Business First is advisable and in the best interests of Oakwood and its shareholders and approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by Oakwood.

On April 25, 2024, the Business First board of directors held a meeting at which representatives of senior management, Raymond James & Associates, Inc. (“Raymond James”) and Hunton were present. At this meeting, the general counsel of Business First and representatives from Hunton reviewed with the Business First board of directors its fiduciary duties, the risks related to the potential escrow litigation and the final terms of the proposed merger agreement, the ancillary agreements and the transactions contemplated thereby. At the request of the Business First board of directors, Raymond James reviewed with the Business First board of directors its financial analysis of the merger consideration. After further discussion and taking into account, among other things, the factors described in the section of this document entitled “—Business First’s Reasons for the Merger,” the Business First board of directors determined that the merger is advisable and in the best interests of Business First and its shareholders and unanimously authorized and approved the merger agreement and the execution thereof. Following the meetings of the Oakwood board of directors on April 24, 2024 and the Business First board of directors on April 25, 2024, and after finalizing the merger agreement, Oakwood and Business First executed the merger agreement in the afternoon on Thursday, April 25, 2024.

The transaction was announced the afternoon of Thursday, April 25, 2024, after the closing of the financial markets in New York, in a press release jointly issued by Business First and Oakwood.

Recommendation of the Oakwood Board and Its Reasons for the Merger

The Oakwood board of directors believes that the merger is in the best interests of Oakwood and its shareholders. Accordingly, the Oakwood board of directors has unanimously approved the merger agreement and unanimously recommends that the Oakwood shareholders vote “FOR” the approval and adoption of the Oakwood merger proposal.

In reaching its decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the Oakwood board of directors evaluated the merger and the merger agreement, in consultation with Oakwood’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

●	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of Oakwood and Business First;

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its knowledge of, and deliberation with respect to, the current and prospective business and economic environment of the markets served by Oakwood and by Business First, including the competitive environment in Oakwood’s and Business First’s markets, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, and the likely effects of these factors on Oakwood’s and Business First’s potential growth, development, productivity, profitability and strategic options;

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the results that Oakwood could expect to achieve operating independently, and the likely risks and benefits to shareholders of that course of action, as compared with the value of the merger consideration;

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the opportunities and prospects of Oakwood for future organic growth and/or future growth through acquisitions, and the resources required to keep pace with technology and cybersecurity risk, as well as retention of key employees;

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the fact that the merger consideration paid in the form of Business First common stock would allow Oakwood shareholders to participate as Business First shareholders in the growth of Business First and in any synergies resulting from the merger, and Oakwood’s belief that a merger with Business First would allow Oakwood shareholders to participate in the future performance of a combined company that would have better future prospects than Oakwood was likely to achieve on a stand-alone basis or through other strategic alternatives;

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the limited liquidity that Oakwood shareholders have with respect to their investment in Oakwood, for which there is no active public market, and the fact that as Business First shareholders after completion of the merger, Oakwood shareholders would be expected to have increased liquidity in the form of a publicly-traded, Nasdaq-listed security;

●	the historical performance of Business First common stock;

●	Business First’s historical cash dividend payments;

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the complementary aspects of Oakwood’s and Business First’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

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Oakwood’s belief that Oakwood and Business First share a similar strategic vision and that Business First emphasizes many of the same values embraced by Oakwood in the conduct of its business, such as excellent customer service, employee development and delivering value to shareholders;

●	that a merger with a larger bank holding company could provide the opportunity to realize economies of scale, add infrastructure and operational support and enhance customer products and services;

●	Oakwood’s belief that the merger will provide the combined company with additional resources necessary to compete more effectively in the Dallas, Texas market;

●	Business First’s commitment to enhancing its strategic position in its markets;

●	the value of the merger consideration compared to the current and projected tangible book value of Oakwood and compared to similar recent transactions in the industry;

●	the fact that the merger consideration paid in the form of Business First common stock is expected to be tax-free to Oakwood shareholders for U.S. federal income tax purposes;

●	the belief that the proposed merger enables leadership of Oakwood to maintain meaningful influence in the direction of the newly combined company, including board representation;

●	the terms of the merger agreement, and the presentation by Oakwood’s legal advisors regarding the merger and the merger agreement;

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the financial presentation of Stephens, dated April 24, 2024, to the Oakwood board of directors and the opinion of Stephens, dated April 24, 2024, to the Oakwood board of directors that, as of such date, the consideration to be received by the common stockholders of Oakwood (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion as more fully described below under the section of this proxy statement/prospectus entitled “Opinion of Oakwood’s Financial Advisor” beginning on page 37;

●

the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

●	the likelihood of Business First consummating the merger based upon Business First’s history of completing other merger transactions.

The Oakwood board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

●	the lack of control of the Oakwood board of directors and Oakwood’s shareholders over future operations and strategy of the combined company as compared to remaining independent;

●	the challenges of combining the businesses, assets and workforces of two financial institutions;

●	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

●	the risks and costs to Oakwood if the merger is not completed;

●

the fact that the merger consideration, which consists of shares of Business First common stock, provides less certainty of value to Oakwood shareholders compared to a transaction in which they would receive only cash consideration;

●	the potential for a decline in the value of Business First common stock, whether before or after consummation of the merger, reducing the value of the consideration received by Oakwood shareholders;

●	the potential that the Oakwood shareholders may not receive some or all of the escrow consideration;

●

the provisions of the merger agreement restricting Oakwood’s solicitation of third party acquisition proposals and the fact that Oakwood would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

●

the requirement that Oakwood conduct its business in the ordinary course and the other restrictions on the conduct of Oakwood’s business before completion of the merger, which could delay or prevent Oakwood from undertaking business opportunities that may arise before completion of the merger;

●	the potential for unintended delays in the regulatory approval process; and

●

the interests of certain of Oakwood’s directors and executive officers in the merger that are different from, or in addition to, their interests as Oakwood shareholders, which are further described in the section of this proxy statement/prospectus entitled “Interests of Oakwood’s Directors and Executive Officers in the Merger” beginning on page 49.

The foregoing discussion of the factors considered by the Oakwood board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Oakwood board of directors. The Oakwood board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Oakwood board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Oakwood board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Oakwood board of directors may have given different weight to different factors. The Oakwood board of directors conducted an overall analysis of the factors described above including thorough discussions with Oakwood management and Oakwood’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of Oakwood’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 16.

OAKWOOD’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL AND ADOPTION OF THE OAKWOOD MERGER PROPOSAL

Opinion of Oakwood’s Financial Advisor

On February 5, 2024, Oakwood engaged Stephens to act as financial adviser to Oakwood in connection with the proposed merger of Oakwood with and into Business First. As part of its engagement, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the consideration payable in connection with the proposed merger. Oakwood engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, representatives of Stephens participated in a meeting of Oakwood’s board of directors held on April 24, 2024, in which Oakwood’s board of directors considered and approved the proposed merger. At this meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to Oakwood’s board of directors dated as of April 24, 2024, that, as of such date, the consideration to be received by the common stockholders of Oakwood (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.

The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex B to this proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion Letter. Investors are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed merger. Oakwood did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to Oakwood’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger. The opinion only addresses whether the consideration to be received by the common stockholders of Oakwood (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of Oakwood to engage in the proposed merger or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to Oakwood’s board of directors or any of Oakwood’s shareholders as to how such person should vote or otherwise act with respect to the proposed merger or any other matter. Oakwood and Business First determined the merger consideration through a negotiation process.

In connection with developing its opinion, Stephens:

(i)	reviewed certain publicly available financial statements and reports regarding Oakwood and Business First;

(ii)	reviewed certain audited financial statements regarding Oakwood and Business First;

(iii)

reviewed certain internal financial statements, management reports and other financial and operating data concerning Oakwood and Business First prepared by management of Oakwood and management of Business First, respectively;

(iv)

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning Oakwood and Business First provided by management of Oakwood and management of Business First, as applicable, and upon consensus research estimates concerning Business First, the effect of the proposed merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Business First;

(v)	reviewed the reported prices and trading activity for the common stock of Business First;

(vi)

compared the financial performance of Oakwood and Business First with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed merger;

(viii)	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by Oakwood;

(ix)

discussed with management of Oakwood and management of Business First the operations of and future business prospects for Oakwood and Business First, respectively and the anticipated financial consequences of the proposed merger to Oakwood and Business First, respectively;

(x)	assisted in Oakwood’s deliberations regarding the material terms of the proposed merger and Oakwood’s negotiations with Business First; and

(xi)	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by Oakwood and Business First and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of Oakwood and Business First assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Oakwood or of Business First, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Oakwood or of Business First under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Oakwood or Business First. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for loan and lease losses of Oakwood or Business First. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of Oakwood or Business First. With respect to the financial projections or forecasts prepared by management of Oakwood and management of Business First, including the forecasts of potential cost savings and potential synergies, Stephens also assumed that such financial projections or forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of Oakwood and management of Business First, respectively, as to the future financial performance of Oakwood and Business First, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and Stephens expressed no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they were based.

Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of Oakwood and its other advisors with respect to such matters. Stephens assumed, with Oakwood’s consent, that the proposed merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Oakwood or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed merger will be resolved favorably to Oakwood and its shareholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed merger.

Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of April 22, 2024. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on Oakwood or Business First, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed merger or any party to the proposed merger. Stephens further expressed no opinion as to the prices at which shares of Business First’s or Oakwood’s common stock may trade at any time subsequent to the announcement of the proposed merger.

In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:

(i)	the proposed merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

(iii)	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the proposed merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed merger to the common stockholders of Oakwood;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Oakwood or Business First since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Oakwood or Business First; and

(vii)	the proposed merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the consideration to be received by the common stockholders of Oakwood (solely in their capacity as such) in the proposed merger was fair to them from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed merger or any aspect of the proposed merger, other than the fairness, from a financial point of view, of the consideration to be received in the proposed merger by the common stockholders of Oakwood (solely in their capacity as such). The opinion did not address the merits of the underlying decision by Oakwood to engage in the proposed merger, the merits of the proposed merger as compared to other alternatives potentially available to Oakwood or the relative effects of any alternative transaction in which Oakwood might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed merger, including with respect to how to vote or act with respect to the proposed merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of Oakwood’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of Oakwood or otherwise.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning Oakwood and Business First provided by management of Oakwood and management of Business First, as applicable, and Stephens reviewed with Oakwood’s executive management and board of directors certain assumptions concerning Oakwood and Business First upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.

Summary of Proposed Merger:

Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of Oakwood common stock (including restricted stock units and restricted shares) will be converted into the right to receive 0.5112x fractional shares of Business First’s common stock. Based upon the unaudited financial information of Oakwood as of and for the twelve months ended December 31, 2023, and market data as of April 22, 2024, Stephens calculated the following transaction multiples:

Transaction Value / Tangible Book Value(1):	1.06	x
Transaction Value / Last Twelve Months (“LTM”) Earnings:	17.6	x
Transaction Value / 2024 Estimated Earnings(2):	10.0	x
Core Deposit Premium:	1.0%

Note: The last twelve months earnings of Oakwood is based on the most recent available financial statements prior to announcement.

(1)	Tangible book value includes the conversion of convertible subordinated debt into common stock, which converted on March 15, 2024

(2)	Based on management provided estimates

Contribution Analysis – Implied Exchange Ratio:

Stephens analyzed the relative standalone contribution of Oakwood and Business First to certain financial and operating metrics for the pro forma company resulting from the merger. To perform this analysis, Stephens used: (i) historical balance sheet data for Oakwood and Business First as of December 31, 2023, (ii) LTM net income data for Oakwood and Business First for the fiscal years ending December 31, 2021, December 31, 2022, and December 31, 2023, (iii) net income estimates for Oakwood provided by management of Oakwood and (iv) earnings per share consensus “street estimates” for Business First for the years ending December 31, 2024 and December 31, 2025. See the sections below entitled “Prospective Financial Information Regarding Oakwood – Stephens” and “Prospective Financial Information Regarding Business First – Stephens” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. This relative contribution analysis did not take into account mark-to-market and other transaction-related adjustments, such as, but not limited to, any potential cost savings and potential synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

	Business First Contribution	Oakwood Contribution	Implied Exchange Ratio
Total Assets	88.6%	11.4%	0.4241x
Gross Loans	88.4%	11.6%	0.4329x
Deposits	87.8%	12.2%	0.4607x
Tangible Common Equity(1)	85.6%	14.4%	0.5561x
Tangible Common Equity(1) Ex. AOCI	87.0%	13.0%	0.4947x
2021 Net Income	95.4%	4.6%	0.1586x
2022 Net Income	88.9%	11.1%	0.4132x
2023 Net Income	94.1%	5.9%	0.2060x
2024E Net Income	88.4%	11.6%	0.4325x
2025E Net Income	88.3%	11.7%	0.4399x
Exchange Ratio in Transaction			0.5112x

Source: S&P Capital IQ Pro and FactSet.

(1)	Oakwood tangible book value includes the conversion of convertible subordinated debt into common stock, which converted on March 15, 2024

Relevant Public Companies Analysis – Business First:

Stephens compared the financial condition, operating statistics and market valuation of Business First to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Business First; however, no selected company below was identical or directly comparable to Business First. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following public companies based on the criteria set forth below:

Includes major exchange-traded(1) banks and thrifts headquartered in Louisiana and Texas with total assets between $3 billion and $12 billion, excluding merger targets and banks with non-traditional business models (2):

●	Stellar Bancorp, Inc.

●	Origin Bancorp, Inc.

●	Southside Bancshares, Inc.

●	Third Coast Bancshares, Inc.

●	South Plains Financial, Inc.

●	First Guaranty Bancshares, Inc.

●	Home Bancorp, Inc.

●	Guaranty Bancshares, Inc.

●	Red River Bancshares, Inc.

(1) Major exchanges include NYSE, NYSEAM, NASDAQCM, NASDAQGM and NASDAQGS

(2) Excludes Triumph Financial, Inc. due to non-traditional business model

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended December 31, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on April 22, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

	Business First	25th Percentile	Median	75th Percentile
Price / Tangible Book Value	1.16x	1.02x	1.11x	1.27x
Price / LTM EPS	8.3x	9.6x	10.0x	10.8x
Price / 2024 Estimated EPS(1)	9.2x	10.2x	10.8x	11.8x

Source: S&P Capital IQ Pro and FactSet. Note: EPS=Earnings per share. LTM=Last Twelve Months.

(1)	Based on consensus “street estimates” per management guidance

Relevant Public Companies Analysis – Oakwood:

Stephens compared the financial condition, operating statistics and market valuation of Oakwood to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to Oakwood; however, no selected company below was identical or directly comparable to Oakwood. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following public companies based on the criteria set forth below:

Includes nationwide major exchange-traded(1) banks and thrifts with total assets between $750 million and $1.35 billion, excluding banks with core(2) return on average equity less than 2.0%, market capitalization less than $30 million and merger targets:

●	SB Financial Group, Inc.

●	Provident Financial Holdings, Inc.

●	United Security Bancshares

●	First Capital, Inc.

●	Summit State Bank

●	BayFirst Financial Corp.

●	HMN Financial, Inc.

●	SR Bancorp, Inc.

●	First US Bancshares, Inc.

●	Sound Financial Bancorp, Inc.

●	Auburn National Bancorporation, Inc.

●	Bank of the James Financial Group, Inc.

●	Magyar Bancorp, Inc.

●	BV Financial, Inc.

●	Affinity Bancshares, Inc.

●	United Bancorp, Inc.

●	OptimumBank Holdings, Inc.

(1)	Major exchanges include NYSE, NYSEAM, NASDAQCM, NASDAQGM and NASDAQGS

(2)	Core income excludes extraordinary items, and gains/losses on sale of securities

To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended December 31, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on April 22, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:

	25th Percentile	Median	75th Percentile
Price / Tangible Book Value	0.66x	0.77x	0.94x
Price / LTM EPS	7.1x	7.8x	11.4x
Price / 2024 Estimated EPS	9.1x	9.6x	11.0x

Source: S&P Capital IQ Pro and FactSet. Note: EPS=Earnings per Share. LTM=Last Twelve Months.

Relevant Implied Valuation Analysis – Exchange Ratio:

Based upon the market trading multiples of the comparable public companies of Oakwood set forth in the section entitled “Relevant Public Companies Analysis – Oakwood” and of the comparable public companies of Business First set forth in the section entitled “Relevant Public Companies Analysis – Business First”, Stephens calculated a range of implied exchange ratios of a share of Oakwood common stock to a share of Business First common stock, and then compared that range of implied exchange ratios to the exchange ratio.

For each of the selected market trading multiples, Stephens calculated a maximum implied exchange ratio by dividing the per share value of Oakwood’s common stock implied by the 75th percentile of such market trading multiple of Oakwood’s comparable public companies by the per share value of Business First’s common stock implied by the 25th percentile of such market trading multiple of Business First’s comparable public companies and a minimum implied exchange ratio by dividing the per share value of Oakwood’s common stock implied by the 25th percentile of such market trading multiple of Oakwood’s comparable public companies by the per share value of Business First’s common stock implied by the 75th percentile of such market trading multiple of Business First’s comparable public companies.

The following table summarizes the range of implied exchange ratios that Stephens calculated in this analysis:

	Implied Per Share Value
	Business First		Oakwood		Implied Exchange Ratio
	25th Perc.	75th Perc.	25th Perc.	75th Perc.	Low		High
Tangible Book Value Per Share	$18.94	$23.63	$6.85	$9.71	0.2901x		0.5128x
LTM EPS	$24.76	$27.88	$4.45	$7.12	0.1598x		0.2877x
2024E EPS	$24.06	$27.70	$10.06	$12.16	0.3632x		0.5054x
Exchange Ratio in Transaction						0.5112x

Source: S&P Capital IQ Pro and FactSet. Note: EPS=Earnings per Share. LTM=Last Twelve Months.

Discounted Cash Flow Analysis – Business First:

Stephens performed a standalone discounted cash flow analysis of Business First to estimate a range of implied equity values for Business First based upon the discounted net present value of the range of projected after-tax free cash flows for Business First for the projected period. In this analysis, Stephens used (i) financial information and data provided by Business First, (ii) earnings per share consensus “street estimates” for the years ending December 31, 2024 and December 31, 2025 and (iii) an annual earnings per share growth rate thereafter provided by the executive management team of Business First and approved by Oakwood for use by Stephens in connection with this analysis. See the section below entitled “Prospective Financial Information Regarding Business First – Stephens” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Stephens determined the range of projected after-tax free cash flow for Business First assuming (i) annual dividend payments for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% from 2024 to 2028 and (ii) a range of standalone terminal values assuming price to earnings multiples ranging from 9.0x to 11.0x applied to Business First’s estimated earnings for the year ending December 2029. Stephens discounted the range of projected cash flows from (i) and (ii) above at Business First’s estimated cost of equity to calculate a net present value range for such projected cash flows.

In selecting terminal price to earnings multiples for Business First, Stephens considered the range of price to earnings multiples of Business First and of the comparable public companies of Business First set forth in the section entitled “Relevant Public Companies Analysis – Business First.” Exercising its professional judgment, Stephens selected a range of 9.0x to 11.0x as the terminal price to earnings multiples for the discounted cash flow analysis. Stephens calculated the range of terminal values of Business First based on Business First’s estimated earnings for the year ending December 2029 and the range of terminal price to earnings multiples of 9.0x to 11.0x. Stephens considered discount rates from 11.0% to 12.0% for this analysis.

Based on this analysis, Stephens derived a range for the implied equity value of Business First from $16.91 per share to $21.78 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Business First. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.

Discounted Cash Flow Analysis – Oakwood:

Stephens performed a standalone discounted cash flow analysis of Oakwood to estimate a range of implied equity values for Oakwood based upon the discounted net present value of the range of projected after-tax free cash flows for Oakwood for the projected period. In this analysis, Stephens used (i) financial information and data provided by Oakwood, and (ii) financial forecasts and projections provided by the executive management team of Oakwood. See the section below entitled “Prospective Financial Information Regarding Oakwood – Stephens” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Stephens determined the range of projected after-tax free cash flow for Oakwood assuming (i) annual dividend payments for earnings and excess capital (if any) above a tangible common equity to tangible asset ratio of 9.0% from 2024 to 2028 and (ii) a range of standalone terminal values assuming price to earnings multiples ranging from of 8.0x to 10.0x applied to Oakwood’s estimated earnings for the year ending December 2029. Stephens discounted the range of projected cash flows from (i) and (ii) above at Oakwood’s estimated cost of equity to calculate a net present value range for such projected cash flows.

In selecting terminal price to earnings multiples for Oakwood, Stephens considered the range of price to earnings multiples of Oakwood and of the comparable public companies of Oakwood set forth in the section entitled “Relevant Public Companies Analysis – Oakwood.” Exercising its professional judgment, Stephens selected a range of 8.0x to 10.0x as the terminal price to earnings multiples for the discounted cash flow analysis. Stephens calculated the range of terminal values of Oakwood based on Oakwood’s estimated earnings for the year ending December 2029 and the range of terminal price to earnings multiples of 8.0x to 10.0x. Stephens considered discount rates from 14.0% to 15.0% for this analysis.

Based on this analysis, Stephens derived a range for the implied equity value of Oakwood from $8.18 per share to $9.99 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Oakwood. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.

Discounted Cash Flow Analysis – Implied Exchange Ratio:

Stephens reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Business First and Oakwood and calculated a range of implied exchange ratios by dividing (x) the maximum implied per share value of Oakwood’s common stock indicated by the discounted cash flow analysis by the minimum implied per share value of Business First’s common stock indicated by the discounted cash flow analysis to calculate the maximum implied exchange ratio, and (y) the minimum implied per share value of Oakwood’s common stock indicated by the discounted cash flow analysis by the maximum implied per share value of Business First’s common stock indicated by the discounted cash flow analysis to calculate the minimum implied exchange ratio. The range of implied exchange ratios resulting from this analysis is summarized in the table below:

Implied Per Share Value
	Business First		Oakwood		Implied Exchange Ratio
	Low	High	Low	High	Low		High
Net Present Value per Share	$16.91	$21.78	$8.18	$9.99	0.3755x		0.5910x
Exchange Ratio in Transaction						0.5112x

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Oakwood or Business First. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.

Relevant Nationwide Transactions Analysis – Oakwood:

Stephens reviewed certain publicly available transaction multiples and related financial data for transactions nationwide announced since April 1, 2023, where (i) the deal value was publicly disclosed, and (ii) the target’s assets were between $200 million and $2.0 billion (excluding any Merger of Equals (as defined by S&P Capital IQ Pro), credit union buyers and 100% cash transactions). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to Oakwood; however, no selected company or transaction below was identical or directly comparable to Oakwood or the proposed merger (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):

●	Capital Bancorp, Inc. / Integrated Financial Holdings, Inc. (3/28/24)

●	First National Corporation / Touchstone Bankshares, Inc (3/25/24)

●	Southern States Bancshares, Inc. / CBB Bancorp (2/28/24)

●	Dogwood State Bank / Community First Bancorporation (2/1/24)

●	Princeton Bancorp, Inc. / Cornerstone Financial Corporation (1/18/24)

●	First Busey Corporation / Merchants and Manufacturers Bank Corporation (11/27/23)

●	Central Valley Community Bancorp / Community West Bancshares (10/10/23)

●	Peoples Financial Services Corp. / FNCB Bancorp, Inc. (9/27/23)

●	PB Financial Corporation / Coastal Bank & Trust (8/30/23)

●	Glacier Bancorp, Inc. / Community Financial Group, Inc. (8/8/23)

●	LCNB Corp. / Cincinnati Bancorp, Inc. (5/18/23)

●	Bancorp 34, Inc. / CBOA Financial, Inc. (4/27/23)

●	CrossFirst Bankshares, Inc / Canyon Bancorporation, Inc. (4/21/23)

Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed merger. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed merger to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:

	Oakwood	25th Percentile	Median	75th Percentile
Transaction Value / Tangible Book Value	1.06x	0.96x	1.06x	1.14x
Transaction Value / LTM Earnings	17.6x	8.2x	9.0x	11.8x
Core Deposit Premium	1.0%	(0.4%)	1.6%	3.1%

Source: S&P Capital IQ Pro and FactSet. Note: LTM=Last Twelve Months.

Miscellaneous: The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Oakwood. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.

Stephens is serving as financial adviser to Oakwood in connection with the proposed merger and is entitled to receive from Oakwood, reimbursement of its expenses and a fee in amount equal to 1.5% of the aggregate consideration paid in connection with the proposed merger for its services as financial advisor to Oakwood, a significant portion of which is contingent upon the consummation of the proposed merger. Stephens also received a fee in the amount of $250,000 from Oakwood upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed merger. Oakwood has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.

Affiliates and employees of Stephens Inc. (including, among others, employees participating directly in assisting Oakwood in connection with the proposed merger), own an investment interest in the common stock of Business First. Stephens issues periodic research reports regarding the business and prospects of Business First, and Stephens makes a market in the stock of Business First. Stephens has previously received fees for providing investment banking services to Business First in connection with buy-side and equity capital markets engagements, including serving as sole book running manager on Business First’s public offering of common stock on October 12, 2022 and advising Business First on its acquisition of Texas Citizens Bancorp, Inc., which closed on March 1, 2022. Stephens or its affiliates sometimes provide securities brokerage services to Oakwood and Business First and have received customary compensation for such services. Stephens expects to pursue future investment banking services assignments with participants in the proposed merger transaction.

In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed merger.

Prospective Financial Information Regarding Oakwood – Stephens

The following prospective financial information regarding Oakwood was used by Stephens in performing its financial analysis with respect to Oakwood on a stand-alone basis: (i) estimated net income available to common shareholders for Oakwood of $8.5 million for the year ending December 31, 2024; (ii) estimated net income available to common shareholders for Oakwood of $9.4 million for the year ending December 31, 2025; and (iii) annual net income growth rate of 8% for 2026 and thereafter.

The following table presents certain unaudited prospective financial information regarding Oakwood on a stand-alone basis from January 1, 2024 through December 31, 2029, which Stephens used in its net present value analysis in connection with developing its fairness opinion.

	2024	2025	2026	2027	2028	2029
Net Income	$8.5	$9.4	$10.1	$10.9	$11.8	$12.7
Source: Oakwood Management. Note: Dollars in millions.

The foregoing prospective financial information regarding Oakwood was based on information provided to Stephens by Oakwood and was approved by Oakwood for use by Stephens in connection with developing its fairness opinion.

Prospective Financial Information Regarding Business First – Stephens

The following prospective financial information regarding Business First on a stand-alone basis was used by Stephens in performing its financial analysis with respect to the pro forma combined entity: (i) estimated earnings per share for Business First of $2.35 for the year ending December 31, 2024, and $2.56 for the year ending December 31, 2025, per median research consensus estimates; and (ii) an annual earnings per share growth rate of 8% thereafter, per Business First management.

The following table presents certain unaudited prospective financial information for Business First on a stand-alone basis from January 1, 2024 through December 31, 2029.

	2024	2025	2026	2027	2028	2029
Earnings per Share	$2.35	$2.56	$2.76	$2.98	$3.21	$3.47
Source: FactSet.

The foregoing prospective financial information regarding Business First was based on information provided to Stephens by Business First management and on research analyst consensus estimates and was approved by Oakwood for use by Stephens in connection with developing its fairness opinion.

Business First’s Reasons for the Merger

After careful consideration, the Business First board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, are in the best interests of Business First and its shareholders. Accordingly, the Business First board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors consulted with Business First’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Business First board of directors considered a number of factors, including the following material factors:

●	the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;

●	the impact of the issuance of Business First common stock in the merger on the existing shareholders of Business First, including the expected earn-back period for the resulting dilution;

●	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

●	each of Business First’s, Oakwood’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

●

Oakwood’s established presence in and knowledge of the Dallas, Texas market, which is consistent with Business First’s strategic plan to continue to add increased scale and density in this attractive market;

●	the addition of Snyder, Texas and Oakwood, Texas as market areas for Business First;

●	the opportunity to add seasoned bankers in Oakwood’s markets and strengthen Business First’s leadership in these markets;

●

the potential to broaden the scale of Business First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

●	the anticipated benefits resulting from the expected larger market capitalization of Business First resulting from the merger;

●	the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

●

its understanding of the current and prospective industry and economic conditions in which Business First and Oakwood operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Business First both with and without the proposed merger;

●	the complementary cultures of Business First and Oakwood and prospects for a smooth integration of key personnel and systems;

●	the employment and retention agreements to be entered into with certain of Oakwood’s employees to help maintain continuity of Oakwood’s key personnel, customers and loan and deposit portfolios;

●	its review and discussions with Business First’s management and legal counsel concerning the due diligence investigation of Oakwood;

●	the structure of the merger as a combination in which the combined company would operate under the Business First brand;

●

Business First’s successful track record of creating shareholder value through acquisitions, including its acquisition of Texas Citizens Bancorp, Inc., its proven experience in successfully integrating acquired businesses and retaining key personnel, and management’s belief that it will be able to successfully integrate Oakwood with Business First;

●	the financial presentation, dated April 25, 2024, of Raymond James & Associates, Inc. to the Business First board of directors;

●

the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, restrictions on the conduct of Oakwood’s business between the date of the merger agreement and the date of completion of the merger, and the use of an escrow to protect Business First against future potential litigation, which were reviewed with Business First’s management and legal advisors; and

●	the expectation that the regulatory and other approvals required in connection with the merger will be received in a timely manner and without the imposition of unacceptable conditions.

The Business First board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

●	the possibility of encountering difficulties in completing the merger and achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

●

the impact of the dilution resulting from the stock issuance on Business First’s current shareholders, and the ability of Business First to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

●	the possibility of encountering difficulties in successfully integrating Oakwood’s business, operations, and workforce with those of Business First;

●	higher than anticipated merger-related costs;

●	the diversion of management attention and resources from the operation of Business First’s business towards the completion of the merger;

●	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

●	the possibility of litigation in connection with the merger;

●	the possibility of negative investor perception of the merger; and

●

other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 19.

The foregoing discussion of the factors considered by the Business First board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Business First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Business First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Business First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 16.

Board Composition and Management of Business First after the Merger

Board of Directors of Business First

The current members of the board of directors of Business First following the effective time will be the members of the board of directors of Business First immediately prior to the effective time, except that upon completion of the merger, Business First will appoint William G. Hall (a current director of Oakwood), or if Mr. Hall is unable to serve, one (1) other individual from the boards of directors of Oakwood or Oakwood Bank to be chosen by Business First in its sole discretion, to serve on the boards of directors of Business First and b1BANK until the distribution of the escrow consideration. Fees paid to Mr. Hall will be the same as the director fees paid to similarly situated members of Business First’s and b1BANK’s boards.

Executive Officers of Business First

Immediately following the effective time, the executive officers of Business First will remain the same.

Information regarding the executive officers and directors of Business First is contained in documents filed by Business First with the SEC and incorporated by reference into this proxy statement/prospectus, including Business First’s Annual Report on Form 10-K for the year ended December 31, 2023 and its definitive proxy statement on Schedule 14A for its 2024 annual meeting, filed with the SEC on March 1, 2024, and April 10, 2024, respectively. See “Where You Can Find More Information” beginning on page 92 and “Additional Information” in the forepart of this document.

Interests of Oakwood’s Directors and Executive Officers in the Merger

In considering the recommendation of the Oakwood board of directors with respect to the approval of the merger agreement, Oakwood shareholders should be aware that certain of Oakwood’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Oakwood shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Oakwood shareholders include the following. The Oakwood board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Employment Agreements with Oakwood

Oakwood is a party to employment agreements (the “existing employment agreements”) with each of Roy J. Salley and Suzanne C. Salls (each, an “executive”). Each existing employment agreement provides that upon a Change in Control (as defined in the existing employment agreement and which the merger will constitute), each executive will be entitled to a lump sum cash payment equal to a multiple of the sum of (i) the executive’s annual base salary and (ii) the highest annual bonus payment paid to the executive with respect to the three calendar years prior to the Change in Control. The estimated amounts to be paid to the executives under the existing employment agreements upon consummation of the merger, assuming the merger is consummated on October 31, 2024, are as follows: Mr. Salley - $2,333,776 and Ms. Salls - $902,554.

Payments under Supplemental Executive Retirement Plan

Mr. Salley and Ms. Salls are participants in the Oakwood Bank 2022 Supplemental Executive Retirement Plan (the “SERP”). The SERP provides for a normal retirement benefit payable in equal monthly installments for 15 years in the annual amounts of $200,000 and $75,000, respectively for Mr. Salley and Ms. Salls upon their attainment of normal retirement age (age 70). Upon the executive’s termination of employment prior to attainment of normal retirement age, the SERP provides that Mr. Salley and Ms. Salls are entitled to the amount that fully amortizes the accrual balance existing at the end of the month immediately before the month in which the termination of employment occurs, amortizing such amount over 15 years and taking into account interest rates at the discount rates established by the administrator of the SERP and such amount is payable in equal monthly installments for 15 years. Upon a Change in Control (as defined in the SERP and which the merger will constitute), the SERP provides that Mr. Salley and Ms. Salls are entitled to a lump sum cash payment equal to the accrual balance existing on the books and records of Oakwood at the end of the month immediately prior to the month in which the Change in Control occurs. The estimated amounts to be paid to the executives under the SERP upon consummation of the merger, assuming the merger is consummated on October 31, 2024, are as follows: Mr. Salley - $880,324; and Ms. Salls - $306,166.

New Employment Agreement with b1BANK

In connection with the execution of the merger agreement, Mr. Salley, chief executive officer and president of Oakwood, has entered into an employment agreement (the “Salley employment agreement”) with b1BANK pursuant to which he will serve as Regional Chairman, Dallas of b1BANK after the merger is completed. The term of Mr. Salley’s employment by b1BANK under the Salley employment agreement will commence on the closing date of the merger and continue until the first anniversary of such date, unless sooner terminated as provided in the Salley employment agreement and subject to the right of the parties to mutually agree to extend the term for an additional 12 months. The Salley employment agreement provides that Mr. Salley will receive an annual base salary of not less than $533,736, will be eligible for a performance-based cash bonus, with a target of 10% of Mr. Salley’s base salary, up to a maximum of 20%, and will be entitled to participate in any retirement, pension, 401(k), or other similar plans, benefits, and privileges given to similarly situated employees and all welfare benefit plans and programs maintained by b1BANK for similarly situated employees. Mr. Salley is entitled to severance payments if his employment is terminated by b1BANK without “Cause,” by Mr. Salley for “Good Reason,” or by b1Bank for “Disability” (as each such term is defined in the Salley employment agreement). Pursuant to the Salley employment agreement, Mr. Salley has agreed not to compete with b1BANK or to solicit its employees or customers during the term of the agreement and for a period of 12 months following the termination of Mr. Salley’s employment and has agreed to non-disclosure and confidentiality covenants.

Retention Agreements

Pursuant to the merger agreement, Business First and Oakwood agreed to use commercially reasonable efforts to facilitate the entering into written retention agreements with Ms. Salls and certain other employees of Oakwood prior to the Closing Date.

Treatment of Stock Option Awards

At the effective time, each Oakwood stock option award that is outstanding and unexercised immediately prior to the effective time of the merger shall cease to represent a right to acquire shares of Oakwood stock and shall be converted automatically into an option to purchase shares of Business First common stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Oakwood Bancshares, Inc. 2017 Equity Incentive Plan and the agreements evidencing grants thereunder). The number of shares of Business First common stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Oakwood stock options immediately prior to the effective time and (ii) the ratio of the exercise price per share subject to the Oakwood stock options to the fair market value (determined immediately prior to the effective time) per share subject to such option, provided that any fractional shares of Business First common stock resulting from such determination shall be rounded down to the nearest share. The adjustment with respect to any Oakwood stock options that are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration, vesting and any other terms of the new options will be the same as the Oakwood stock options that they replace, except that all references to Oakwood will be deemed to be a reference to Business First.

Upon consummation of the merger, current directors and executive officers of Oakwood are expected to receive substitute stock options to purchase an aggregate of approximately 115,786 shares of Business First common stock.

Treatment of Restricted Stock Awards and Restricted Stock Units Awards

Each Oakwood restricted stock award and Oakwood restricted stock unit award that is outstanding immediately prior to the effective time shall convert automatically into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest. As of April 25, 2024, there were 49,000 shares of Oakwood common stock underlying Oakwood restricted stock awards and Oakwood restricted stock unit awards held by directors and executive officers of Oakwood.

Employee Benefits

Following the effective time of the merger and until the first anniversary of the closing date (or, if earlier, the date of termination of employment of an applicable Oakwood employee), Business First shall, or shall cause one of its subsidiaries to, provide each employee of Oakwood and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time (each, an “Oakwood employee”) and who continues employment during such time period with (i) an annualized base salary or wage rate (as applicable) that is no less favorable than the annualized base salary or wage rate (as applicable) provided to such Oakwood employee immediately prior to the effective time, and (ii) employee benefits (excluding any defined benefit pension and retiree or post-termination health or welfare benefits) that are (A) no less favorable in the aggregate to the employee benefits provided to the Oakwood employee as of the date immediately preceding the closing date under the Oakwood employee plans and (B) no less favorable in the aggregate to the employee benefits provided by Business First and its subsidiaries to similarly situated employees of Business First or its subsidiaries. For more information, see “The Merger Agreement – Covenants and Agreements – Employee Matters” beginning on page 63.

Indemnification of and Insurance Coverage for Oakwood Directors and Officers

Business First agreed to indemnify and hold harmless the present and former directors and officers of Oakwood and each of its subsidiaries as of the effective time of the merger and for four years thereafter, subject to the limitations of any governmental body and the certificate of formation, bylaws and other governing documents of Oakwood and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Oakwood or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the certificate of formation, bylaws or other governing documents of Oakwood or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

Oakwood agreed to purchase for a period of not less than four years after the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance and (vi) fiduciary liability insurance, for each person and entity, including, without limitation, Oakwood, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Oakwood or its subsidiaries.

Board Appointment

Contemporaneously with the closing of the merger, Business First and b1BANK have agreed to appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. William G. Hall, or if Mr. Hall is unable to serve, one (1) other individual from the boards of directors of Oakwood or Oakwood Bank to be chosen by Business First in its sole discretion, to serve on the boards of directors of Business First and b1BANK until the distribution of the escrow consideration.

Trading Markets and Dividends

Business First

Business First’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “BFST” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Business First will cause the shares of common stock to be issued to Oakwood shareholders in the merger to be approved for listing on the Nasdaq Global Select Market.

The following table sets forth the closing sale prices of Business First common stock as reported on the Nasdaq Global Select Market on April 24, 2024, the last full trading day before the public announcement of the merger agreement, and on [_____], 2024, the latest practicable trading date before the date of this proxy statement/prospectus.

	Business First Common Stock		Implied Value of One Share of Oakwood Common Stock to be Converted to Per Share Merger Consideration[1]
April 24, 2024		$22.04		$11.27
[_____], 2024	$	[_____]	$	[_____]

1	Based on an exchange ratio of 0.5112 shares of Business First common stock for each share of Oakwood common stock, subject to certain adjustments as provided in the merger agreement.

Oakwood

There is no established public trading market for the shares of Oakwood common stock, and no market for Oakwood common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Oakwood common stock, and Oakwood common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Oakwood acts as the transfer agent and registrar for its own shares. Shares of Oakwood common stock are traded solely in individually arranged transactions between buyers and sellers.

The following table sets forth, for the periods indicated, the high and low sale prices per share of Oakwood common stock and the volume of common stock exchanged in such quarter, in each case to the extent known to Oakwood. The market for Oakwood’s common stock has been illiquid and irregular, and historical transactions in its stock have been sporadic.

Period	Low	High	Volume
2022
First quarter	$—	$—	—
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2023
First quarter	13.00	13.00	65,000
Second quarter	—	—	—
Third quarter	—	—	—
Fourth quarter	—	—	—
2024
First quarter	—	—	—

As of the record date, there were approximately [_____] holders of Oakwood common stock.

In connection with its purchase of a 4.00% Fixed Rate Convertible Subordinated Note due 2024 (the “Oakwood convertible note”) in 2021, Commerce Street Financial Partners II, LP (“Commerce Street”) was granted certain registration rights with respect to the shares of Oakwood common stock that the Oakwood convertible note was converted for, including the right to demand the shares be registered under the Securities Act with the SEC at any time after March 12, 2026. Other than with respect to Commerce Street’s registration rights, Oakwood is not obligated to register its common stock or, upon any registration, to create a market for its common stock.

Oakwood’s general dividend policy is to retain earnings to augment capital and to fund growth. Accordingly, Oakwood has never paid dividends on its outstanding common stock. Under the merger agreement, Oakwood is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger without the prior written consent of Business First.

Oakwood shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the Oakwood board of directors, in its sole discretion. As a Texas corporation, Oakwood is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Oakwood does not engage in separate business activities of a material nature. As a result, Oakwood’s ability to pay dividends depends upon the dividends received from Oakwood Bank. As a Texas banking association, Oakwood Bank’s ability to pay distributions is restricted by certain laws and regulations. Oakwood Bank is required by state law to obtain prior approval of the TDB for payments of dividends out of its capital stock and certified surplus. In addition, under federal law, Oakwood Bank may not pay any dividend if the payment of the dividend would cause Oakwood Bank to become “undercapitalized” or in the event that Oakwood Bank is “undercapitalized.”

Under regulatory capital guidelines, Oakwood Bank must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 7.0%, a Tier 1 capital to total risk-weighted assets ratio of 8.5%, a total capital to total risk-weighted assets ratio of 10.5% and a Tier 1 capital to average total assets ratio of 5.0%. As of March 31, 2024, Oakwood Bank had a ratio of common equity Tier 1 capital to total risk-weighted assets of 11.11%, a ratio of Tier 1 capital to total risk-weighted assets of 11.11%, a ratio of total capital to total risk-weighted assets of 11.81%, and a ratio of Tier 1 capital to average total assets of 10.34%.

Business First’s Dividend Policy

Subject to the approval of its board of directors, Business First intends to continue the payment of a cash dividend on a quarterly basis to holders of its common stock and preferred stock. However, Business First is not obligated to pay dividends on either its common stock or preferred stock, and it may change its dividend policy at any time without notice to Business First shareholders. Dividends on Business First’s common stock are not payable if Business First has not paid the full dividends on its Series A preferred stock for the most recently completed quarterly dividend period.  Business First’s ability to pay dividends may also be limited on account of any outstanding indebtedness or preferred stock it may issue in the future, as it is generally required to make payments on any outstanding indebtedness and outstanding preferred stock before any dividends can be paid on its common stock. Any future determination relating to Business First’s dividend policy will depend upon a number of factors, including, but not limited to: (1) Business First’s historical and projected financial condition, liquidity and results of operations, (2) Business First’s capital levels and needs, (3) any acquisitions or potential acquisitions that Business First is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by the Business First board. Business First cannot assure you that it will be able to pay dividends to holders of its common stock in the future.

As a Louisiana corporation, Business First is subject to certain restrictions on dividends under the LBCA. Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporation’s total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

Business First’s status as a financial holding company also affects its ability to pay dividends, in two ways. First, as a holding company with no material business activities, Business First’s ability to pay dividends is substantially dependent upon the ability of b1BANK to transfer funds to it in the form of dividends, loans and advances. b1BANK’s ability to pay dividends and make other distributions and payments to Business First is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, Business First’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.

For additional information about the regulatory restrictions and limitations on both Business First and b1BANK with respect to the payment of dividends, see the sections entitled “Business - Supervision and Regulation - Business First Bancshares, Inc. - Regulatory Restrictions on Dividends; Source of Strength” and “Business - Supervision and Regulation - Business First Bank - Restrictions on Distribution of Bank Dividends and Assets” in Business First’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus.

Restrictions on Resale of Business First Common Stock

The shares of Business First common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Business First for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Business First include individuals or entities that control, are controlled by, or are under common control with Business First and may include the executive officers, directors and significant shareholders of Business First.

Dissenters’ Rights

The following discussion is not a complete description of the law relating to rights of dissent and appraisal available under Texas law. This description is qualified in its entirety by the full text of the relevant provision of the TBOC, which is reprinted in its entirety as Annex C to this proxy statement/prospectus. If you desire to exercise your dissenters’ rights of appraisal, you should review carefully the TBOC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Oakwood shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of Oakwood common stock in accordance with the procedures established by Texas law. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of Business First common stock offered in the merger. Chapter 10, Subchapter H of the TBOC (§§ 10.351-10.368) sets forth the rights of Oakwood shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by an Oakwood shareholder to perfect appraisal rights under the TBOC. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of the applicable provisions of the TBOC is attached as Annex C to this proxy statement/prospectus.

How to exercise and perfect the right to dissent

To be eligible to exercise the right to dissent to the merger, an Oakwood shareholder must:

●

prior to the Oakwood special meeting, provide Oakwood with a written objection to the merger that states that such shareholder will exercise his, her or its right to dissent if the merger is completed and that provides an address to which Business First may send a notice if the merger is completed;

●	vote such shareholder’s shares of Oakwood common stock against the Oakwood merger proposal at the Oakwood special meeting;

●

not later than the 20th day after Business First sends the dissenting shareholder notice that the merger was completed, provide Business First with a written demand for payment of the fair value of such shareholder’s shares of Oakwood common stock, that states the number and class of shares of Oakwood common stock owned, the estimate of the fair value of such stock, and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

●

not later than the 20th day after the date on which the shareholder makes the written demand for payment from Business First, submit to Business First the certificates representing the shares of Oakwood common stock to which the demand relates, for purposes of making a notation on the certificates that a demand for the payment of the fair value of the shares has been made.

If you intend to dissent from the merger, you should send your written objection, prior to the Oakwood special meeting, to Oakwood at the following address:

Oakwood Bancshares, Inc.
8411 Preston Road, Suite 600, LB 35
Dallas, Texas 75225
Attention: Secretary

Oakwood shareholders who fail to vote their shares of Oakwood common stock at the Oakwood special meeting against the approval of the Oakwood merger proposal will lose their right to dissent from the merger. Such shareholders will instead receive shares of Business First common stock, as described in the merger agreement. Shareholders who comply with the first two items above and the merger is completed, will receive a written notice from Business First advising them that the merger has been completed. Business First must deliver this notice within ten days after the merger is completed.

Demand for payment

If you wish to receive the fair value of your shares of Oakwood common stock in cash, you must, within 20 days of the date the notice of consummation of the merger was delivered or mailed to you by Business First, send a written demand to Business First for payment of the fair value of your shares of Oakwood common stock. The fair value of your shares of Oakwood common stock will be the value of the shares on the day immediately preceding the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Business First must be sent to:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
Attention: Corporate Secretary

Your written demand must state how many shares of Oakwood common stock you own and your estimate of the fair value of your shares of Oakwood common stock. If you fail to send this written demand to Business First within 20 days of Business First’s delivery or mailing of notice that the merger is completed, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Oakwood common stock. Instead, you will receive shares of Business First common stock as described in the merger agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to Business First your certificates representing the shares of Oakwood common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your shares of Oakwood common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Business First, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Action upon receipt of your demand for payment

Within 20 days after Business First receives your demand for payment and your estimate of the fair value of your shares of Oakwood common stock, Business First must send you written notice stating whether it accepts your estimate of the fair value of your shares claimed in the demand or rejects the demand.

If Business First accepts your estimate, Business First will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Business First will make this payment to you only if you have surrendered the certificates representing your shares of Oakwood common stock, duly endorsed for transfer, to Business First.

If Business First does not accept your estimate, Business First will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you. You will have 90 days from the date of the completion of the merger to accept or decline Business First’s offer. If you accept the offer, Business First must pay the agreed amount within 120 days of the merger being completed, but only if you have surrendered the certificates representing your shares of Oakwood common stock, duly endorsed for transfer, to Business First.

Payment of the fair value of your shares of Oakwood common stock upon agreement of an estimate

If you and Business First reach an agreement on the fair value of your shares of Oakwood common stock within 90 days after the merger is completed, Business First must pay you the agreed amount within 120 days after the merger is completed, but only if you have surrendered the share certificates representing your shares of Oakwood common stock, duly endorsed for transfer, to Business First.

Commencement of legal proceedings if a demand for payment remains unsettled

If you and Business First are unable to reach an agreement as to the fair market value of your shares of Oakwood common stock within 90 days after the merger is completed, you or Business First may, within 60 days after the expiration of the 90-day period, commence proceedings in Dallas County, Texas, asking the court to determine the fair value of your shares of Oakwood common stock. The court will determine if you have complied with the dissenters’ rights provisions of the TBOC and if you have become entitled to a valuation of and payment for your shares of Oakwood common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will be entitled to a reasonable fee payable from court costs, which the court shall allocate between Business First and the dissenting shareholders as the court determines to be fair and equitable.

The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Business First may object to all or part of the appraisal report. The court will determine the fair value of your shares and direct Business First to pay that amount, plus interest accruing from the 91st day after the merger is completed until the date of the court’s judgment. Business First must pay the amount of the judgment to you immediately after you surrender to Business First the certificates representing your shares of Oakwood common stock, duly endorsed for transfer, to Business First.

Rights as a shareholder

If you have demanded payment for your shares of Oakwood common stock pursuant to the procedures described above, you will not thereafter be entitled to vote or exercise any other rights as an Oakwood shareholder except the right to receive payment for your shares as described above and the right to bring an appropriate action to obtain relief on the ground that the merger would be or were fraudulent. In the absence of fraud, your right to dissent and receive payment of the fair value of your shares of Oakwood common stock under the dissenters’ rights provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of demand

If you have made a written demand to Business First for payment of the fair value of your shares of Oakwood common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares.

Termination of right to dissent

If you do not perfect your dissenters’ rights, withdraw your demand, or are otherwise unsuccessful in asserting your dissenters’ rights, your right to be paid the fair value of your shares of Oakwood common stock in cash will cease and you will be entitled to receive the same consideration received by other Oakwood shareholders in the merger. Your status as a shareholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.

If you do not follow the prescribed procedures, you will not be entitled to dissenters’ rights with respect to your shares. Because of the complexity of the procedures necessary to exercise dissenters’ rights of appraisal, any shareholder wishing to exercise the right to appraisal should consult with his, her or its own legal counsel.

Regulatory Approvals Required for the Merger

Federal Reserve Board

The merger of Oakwood with Business First must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. Business First requested such a waiver on June 14, 2024.

If the Federal Reserve does not grant the requested waiver, the Federal Reserve will consider a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Federal Deposit Insurance Corporation

The merger of Oakwood Bank with and into b1BANK must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on June 14, 2024. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Business First and Oakwood are not aware of any reason why the FDIC would fail to approve the merger. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Louisiana Office of Financial Institutions

The merger of Oakwood Bank into b1BANK requires the approval of the commissioner of the OFI pursuant to LA Rev Stat. §§ 6:351 and 6:352. Under Louisiana law, the commissioner of the OFI shall consider the financial and managerial resources and future prospects of the existing and proposed institutions and whether the convenience and needs of the community will be served. If the commissioner finds that the public interest will not be served by permitting such merger or consolidation, the commissioner shall refuse to issue the certificate of merger. An application for approval of the merger and the bank merger was filed with the OFI on June 14, 2024. The companies are not aware of any reason why the OFI would fail to approve the merger contemplated under this proxy statement/prospectus.

Texas Department of Banking

Prior notice of the merger is required to be provided to the TDB under Sections 202.001 and 203.003 of the TFC. Business First filed such notices on June 14, 2024.

The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While Business First and Oakwood do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business First and Oakwood are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the boards of directors of Business First and Oakwood has unanimously approved the merger agreement. Under the merger agreement, Oakwood will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Oakwood Bank, Oakwood’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary.

Prior to the effective time, Business First may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no adverse U.S. federal or state income tax consequences to the holders of Oakwood common stock as a result of such modification, (2) the consideration to be paid to holders of Oakwood common stock and Oakwood equity awards under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification, (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or (4) such modification will not require submission to or approval of Oakwood shareholders after receipt of the Oakwood shareholder approval. In the event of such election, the parties agree to execute an appropriate amendment to the agreement in order to reflect such election.

Merger Consideration

If the merger is completed, each share of Oakwood common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.5112 shares of Business First’s common stock. Based on the exchange ratio and the number of shares of Oakwood common stock and the substitute stock option awards to be issued to holders of outstanding Oakwood stock option awards, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately [_____] shares, subject to certain adjustments described in this proxy statement/prospectus. Following the completion of the merger, former Oakwood shareholders will own approximately 13.5% of the combined company (without giving effect to the exercise of substitute stock options).

Although the number of shares of Business First common stock that each Oakwood shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Oakwood shareholders vote on the merger. Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” Based on the closing price of Business First common stock of $22.04 per share on April 24, 2024, the last full trading day before the public announcement of the merger agreement, the 0.5112 exchange ratio represented an aggregate of approximately $87.6 million in value for all of the shares of Oakwood common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on [_____], 2024, the latest practicable trading date prior to the printing of this proxy statement/prospectus, of  $[__] per share, the exchange ratio represented an aggregate of approximately $[__] in value for all of the shares of Oakwood common stock to be converted into Business First common stock.

Anti-Dilutive Adjustments

The consideration to be received by Oakwood shareholders is subject to an anti-dilutive adjustment only if the number of shares of Business First common stock or Oakwood common stock issued and outstanding prior to the effective time are increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the effective time. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of Oakwood common stock the same economic effect as contemplated by the merger agreement prior to such event. There are no other adjustments to the merger consideration contemplated under the merger agreement.

Fractional Shares

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, an Oakwood shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the volume-weighted average of the closing price per share of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive full trading days ending on the third (3rd) trading day prior to closing by (2) the fraction of a share (rounded to the nearest ten-thousandth when expressed in decimal form) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Treatment of Oakwood Equity Awards

At the effective time, each Oakwood stock option award that is outstanding and unexercised immediately prior to the effective time of the merger shall cease to represent a right to acquire shares of Oakwood stock and shall be converted automatically into an option to purchase shares of Business First common stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Oakwood Bancshares, Inc. 2017 Equity Incentive Plan and the agreements evidencing grants thereunder). The number of shares of Business First common stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Oakwood stock options immediately prior to the effective time and (ii) the ratio of the exercise price per share subject to the Oakwood stock options to the fair market value (determined immediately prior to the effective time) per share subject to such option, provided that any fractional shares of Business First common stock resulting from such determination shall be rounded down to the nearest share. The adjustment with respect to any Oakwood stock options that are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration, vesting and any other terms of the new options will be the same as the Oakwood stock options that they replace, except that all references to Oakwood will be deemed to be a reference to Business First.

Further, each Oakwood restricted stock award and Oakwood restricted stock unit award that is outstanding immediately prior to the effective time shall convert automatically into the right to receive the per share merger consideration in respect of each share of Oakwood common stock underlying such Oakwood restricted stock award and Oakwood restricted stock unit award, as applicable, without interest.

Escrow Consideration

At closing, a portion of the merger consideration equal to the escrow consideration, which shall consist of a number of shares of Business First common stock to be issued in the merger as per share merger consideration having a value equal to $1.5 million, will be placed into the escrow account to be held during the escrow period, which shall be until the later of (i) the date that the escrow litigation is fully and finally resolved in accordance with the terms of the escrow agreement or (ii) two (2) years from the closing date of the merger; provided, however, if Business First is not a party to any claim related to the escrow litigation at the expiration of the two (2) year period described in clause (ii) above, then the escrow consideration shall be distributed from the escrow account.

The escrow consideration will be used to reimburse Business First against certain expenses and losses that Business First may incur with respect to the escrow litigation during the escrow period. As of the date of this proxy state/prospectus, there is no current or pending litigation related to the escrow litigation. The escrow consideration may not be paid, or be only partially paid, to the Oakwood shareholders if Business First suffers or incurs any losses or expenses in connection with the escrow litigation, as the case may be. A claim by Business First against the escrow consideration in the escrow account may reduce the aggregate merger consideration to be distributed to the Oakwood shareholders in connection with the merger.

At the end of the escrow period, any remaining shares of the escrow consideration not used to reimburse Business First for losses as described above will be distributed to the former holders of Oakwood common stock, other than those who exercised their right to dissent with respect to the merger and received fair value for their shares of Oakwood common stock, in accordance with the terms and conditions of the escrow agreement. For further information on the escrow consideration, see “The Merger Agreement – Escrow Consideration” on page 57.

Closing and Effective Time

The effective time of the merger will be the date and time specified in the certificate of merger issued by the Secretary of State of the State of Louisiana. It currently is anticipated that the merger will be completed in the fourth quarter of 2024, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Business First nor Oakwood can guarantee when or if the merger will be completed. See “The Merger Agreement – Conditions to Complete the Merger” beginning on page 67.

Organizational Documents of the Surviving Company

At the effective time of the merger, the Restated Articles of Incorporation and the Amended and Restated Bylaws of Business First in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Conversion of Shares; Exchange of Certificates

The conversion of Oakwood common stock into the right to receive the per share merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent, Computershare Trust Company, N.A., will exchange certificates representing shares of Oakwood common stock for the per share merger consideration, other than the escrow consideration, to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

Within five business days after the effective time of the merger, the exchange agent, Computershare Trust Company, N.A., will mail to each holder of record of Oakwood common stock as of immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Oakwood common stock in exchange for the per share merger consideration the holder is entitled to receive under the merger agreement. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the properly completed and duly executed letter of transmittal, within ten days after such surrender, Computershare will cancel your surrendered Oakwood stock certificates and deliver to you the per share merger consideration that you are entitled to receive under the merger agreement.

At the effective time of the merger, and until surrendered as described above, each certificate formerly representing shares of Oakwood common stock will be deemed for all purposes to represent only the right to receive the per share merger consideration to be paid pursuant to the merger agreement. If a certificate for Oakwood common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration allocable to such certificate deliverable in respect of Oakwood common stock represented by such certificate and subject to the escrow agreement upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Business First or the exchange agent, the posting of a bond in an amount as Business First or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or Oakwood with respect to such certificate.

After the effective time, there will be no transfers on the share transfer books of Oakwood of shares of Oakwood common stock that were outstanding immediately before such time.

Tax Adjustment

Notwithstanding anything in the merger agreement to the contrary, to preserve the status of the merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the aggregate stock consideration based upon the closing price of the Business First common stock as reported on the Nasdaq Global Select Market on the trading day immediately preceding the closing date of the merger would be less than forty percent (40%) of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the Oakwood shareholders for purposes of Section 368(a) of the Code, then the exchange ratio will be increased with a corresponding decrease to the aggregate cash consideration, in such amounts as agreed to by the parties in writing, so that the aggregate stock consideration is equal to forty percent (40%) of the sum of (i) the aggregate cash consideration, (ii) the aggregate stock consideration, and (iii) any other amounts that would be considered “boot” received by the Oakwood shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the merger consideration.

Withholding

Business First or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Oakwood common stock, or otherwise payable pursuant to the merger agreement, such amounts as Business First or the exchange agent determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so deducted and withheld and properly and timely paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity from whom they were withheld. If any such deduction or withholding is taken in Business First common stock, the applicable withholding agent will be treated as having sold such Business First common stock on behalf of the applicable recipient for an amount of cash equal to the fair market value of such Business First common stock at the time of such deemed sale.

Voting, Dividends and Distributions

To the extent permitted by applicable law, you will be entitled to vote after the effective time of the merger at any meeting of Business First shareholders the number of whole shares of Business First common stock into which your shares of Oakwood common stock are converted, including your pro rata portion of the escrow consideration, regardless of whether you have surrendered your Oakwood stock certificates to Computershare for exchange for Business First stock certificates. If and when Business First declares a dividend or other distribution on Business First common stock that has a record date after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Business First common stock issuable pursuant to the merger agreement, including the escrow consideration. No dividends or other distributions declared with respect to Business First common stock will be paid to the holder of any unsurrendered certificates of Oakwood common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of Business First common stock represented by such certificate.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Business First and Oakwood, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Business First and Oakwood rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Business First, Oakwood or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Business First or Oakwood. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

The merger agreement contains customary representations and warranties of each of Business First and Oakwood relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Business First and Oakwood relating to a number of matters, including the following:

●	corporate organization, existence and standing;

●	capitalization;

●	authority to execute and deliver the merger agreement and to complete the transactions contemplated thereby;

●	the absence of conflicts between the execution and delivery of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

●	third-party consents;

●	pending or threatened litigation and other proceedings;

●	the accuracy of their financial statements, reports and internal controls;

●	compliance with applicable laws and regulatory filings and its ability to receive required regulatory approvals;

●	the absence of certain changes and events;

●	compliance with tax laws, payment of taxes and filing of tax returns;

●	its compensation and benefit plans;

●	its brokers’, finders’ and financial advisors’ fees;

●	it’s SEC status;

●	its receipt of fairness opinions;

●	its compliance with the Community Reinvestment Act; and

●	Business First’s Registration Statement.

Oakwood also has made additional representations and warranties to Business First with respect to (among other things):

●	its subsidiaries;

●	its organizational documents;

●	its investments;

●	its loan portfolio and reserve for loan losses;

●	the existence of certain loans and related matters;

●	the accuracy of its minute books and stock transfer records;

●	the absence of performance of fiduciary responsibilities by Oakwood and each of its subsidiaries;

●	its real property and leases;

●	its personal property;

●	its compliance with environmental laws;

●	the existence of certain contracts and commitments;

●	its fidelity bonds and insurance coverage;

●	actions taken by regulatory authorities;

●	certain employee matters;

●	the existence of certain deferred compensation and salary continuation agreements;

●	its internal accounting controls;

●	the absence of derivative contracts;

●	its deposit accounts;

●	its intellectual property rights and privacy;

●	its shareholders list;

●	anti-takeover laws;

●	dissenting shareholders; and

●	bank owned life insurance.

Definition of “Material Adverse Effect”

Certain representations and warranties of Business First and Oakwood are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means, with respect to Business First or Oakwood, as applicable, any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Oakwood and Business First, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by the merger agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated thereby; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which Oakwood Bank or b1BANK operate; except to the extent that the effects of such changes in the foregoing (A) through (G) disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the merger, or any of the transactions contemplated by the merger agreement, including the bank merger to which such party is a party.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

From the date of the merger agreement to and including the closing date of the merger, Oakwood has agreed to, and has agreed to cause Oakwood Bank to:

●	conduct its affairs only in the ordinary course of business consistent with past practices and safe and sound banking principles;

●

use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, directors, employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

●

promptly give written notice to Business First of (i) any material changes in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any governmental body, (iii) the commencement or threat of any proceeding or litigation against Oakwood or any of its subsidiaries or (iv) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the merger agreement, any of the representations or warranties of Oakwood in the merger agreement to be materially untrue or a material adverse effect on Oakwood; and

●

take no action which would adversely affect or delay the ability of Oakwood or Business First to obtain any regulatory or other approvals required for the completion of the transactions contemplated by the merger agreement or to perform its obligations and agreements under the merger agreement.

From the date of the merger agreement to and including the effective time of the merger, except as expressly permitted by the merger agreement or as may be required by applicable law or an order or policy of a governmental body, and unless Business First otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that if Business First does not respond to such request for consent within two (2) business days after receipt by Business First of such request, Business First shall be deemed to have consented in writing with respect to such request), Oakwood has agreed not to, and has agreed not to permit Oakwood Bank to:

●	adjust, split, combine or reclassify any Oakwood common stock;

●

make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit that would be a material violation of its policies and procedures in effect as of the date of the merger agreement, or would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

●	make, acquire, renew, amend, modify, extend the term of, extend the maturity of or grant the forbearance or issue a commitment to do any of the foregoing for any loan of more than $5,000,000;

●

issue or sell, or obligate itself to issue or sell, any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise, vesting or settlement of Oakwood equity awards outstanding as of the date of the merger agreement in accordance with their terms in effect on the date of the merger agreement;

●	grant any Oakwood equity awards, stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of equity or equity-based incentive compensation;

●	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

●

enter into, amend or terminate any agreement of the type that would be required to be disclosed in on the Oakwood disclosure schedules, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

●	hire any employee or independent contractor with an annual salary in excess of $150,000;

●

grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, or severance agreement with, any officer, director, employee or agent of Oakwood or any of its subsidiaries;

●

except in the ordinary course of business consistent with past practice and safe and sound banking practices, (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or (C) institute any employee welfare, retirement or similar plan or arrangement or any plan or arrangement that would constitute an Oakwood employee plan;

●	amend any Oakwood employee plan, other than as required to maintain the tax qualified status of such plan or as contemplated under the merger agreement;

●

(A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Oakwood common stock (other than the payment of dividends from Oakwood Bank to Oakwood), or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Oakwood common stock;

●	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental body;

●

sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, other than in the ordinary course of business consistent with past practices and safe and sound banking practices;

●	foreclose upon or otherwise acquire any commercial real property before receipt and approval by Business First of a Phase I environmental review thereof;

●	increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

●	charge off any loan or other extension of credit greater than $50,000 without two business days’ prior written notice to Business First of the amount of such charge-off;

●

establish any new subsidiary or affiliate or enter into any new line of business, or except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

●

materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, the allowance for loan losses and accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental body;

●	amend or change any provision of the certificate of formation, bylaws or the governing documents of Oakwood or any of its subsidiaries;

●	make any capital expenditure which would exceed an aggregate of $50,000;

●

excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including FHLB advances, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

●	prepay any indebtedness or other similar arrangements so as to cause Oakwood to incur any prepayment penalty thereunder;

●

settle any claim, action or proceeding involving payment by Oakwood or Oakwood Bank of money damages in excess of $50,000 in the aggregate or imposing any restriction on the operations of Oakwood or any of its subsidiaries;

●	make any changes to its investment securities portfolio or the manner in which the investment securities portfolio is classified or reported;

●

make (inconsistent with past practices), change or revoke any material tax election or tax method of accounting, settle or compromise any tax liability, enter into any tax closing agreement, actively surrender any right to claim a refund of material taxes, file any amended income tax return, or consent to any extension (excluding automatic extensions of time to file tax returns) or waive any statute of limitations with respect to any tax; or

●	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of Oakwood, we refer you to the merger agreement, which is attached as Annex A to this document.

Regulatory Matters

Business First and Oakwood have agreed to take all reasonable actions to aid and assist in the completion of the merger and to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement.

Business First agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Business First or b1BANK in connection with the merger agreement and the transactions contemplated thereby and to provide Oakwood copies of such filings for which confidential treatment has not been requested. Oakwood agreed, to the extent permitted by applicable law, to provide Business First all information concerning Oakwood required for inclusion in this document, or any other application, filing, statement or document to be made or filed in connection with the merger, the bank merger or the other transactions contemplated by the merger agreement.

Employee Matters

Following the effective time of the merger and until the first anniversary of the closing date (or, if earlier, the date of termination of employment of an applicable Oakwood employee), Business First shall, or shall cause one of its subsidiaries to, provide each employee of Oakwood and its subsidiaries who remains employed by Business First or its subsidiaries immediately after the effective time (each, an “Oakwood employee”) and who continues employment during such time period with (i) an annualized base salary or wage rate (as applicable) that is no less favorable than the annualized base salary or wage rate (as applicable) provided to such Oakwood employee immediately prior to the effective time, and (ii) employee benefits (excluding any defined benefit pension and retiree or post-termination health or welfare benefits) that are (A) no less favorable in the aggregate to the employee benefits provided to the Oakwood employee as of the date immediately preceding the closing date under the Oakwood employee plans and (B) no less favorable in the aggregate to the employee benefits provided by Business First and its subsidiaries to similarly situated employees of Business First or its subsidiaries.

Following the effective time of the merger, the employees of Oakwood and its subsidiaries who continue their employment with Business First after the closing will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of Business First and b1BANK with credit for prior service with Oakwood or any of its subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by Business First or b1BANK in which such Oakwood employee becomes eligible to participate from and after the closing date, to the extent such service was credited under a comparable Oakwood employee plan immediately prior to the closing date, to the extent permitted by such Business First plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service.

With respect to any Business First benefit plan in which any continuing employee is eligible to participate, Business First or its applicable subsidiary will use commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the continuing employee and his or her covered dependents to the extent permitted by the Business First benefit plans and/or any legal requirements. To the extent permitted by the applicable Business First plans and applicable law, Business First shall use commercially reasonable efforts to credit each Oakwood employee and his or her eligible dependents for the year during which coverage under Business First’s group health plans begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Oakwood Employee during such year under the corresponding Oakwood group health plans.

Each employee of Oakwood (other than one who is a party to an employment agreement that provides a benefit upon termination) who (1) becomes an employee of Business First or b1BANK at the effective time of the merger and (2) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation equal to one week’s compensation multiplied by the number of whole years of service, with a minimum of 4 weeks and a maximum of 26 weeks.

Prior to the effective time of the merger, Oakwood will effectuate the termination or discontinuation of certain benefits plans maintained by Oakwood as requested by Business First.

Indemnification and Directors’ and Officers’ Insurance

Business First agreed to indemnify and hold harmless the directors and officers of Oakwood and each of its subsidiaries as of the effective time of the merger and for four (4) years thereafter, subject to the limitations of any governmental body and the certificate of formation, bylaws and other governing documents of Oakwood and each of its subsidiaries, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Oakwood or any of its subsidiaries to the fullest extent that the indemnified party would be entitled under the certificate of formation, bylaws or other governing documents of Oakwood or any of its subsidiaries, as applicable, as in effect on the date of the merger agreement and to the extent permitted by applicable law.

Oakwood agreed to purchase for a period of not less than four (4) years after the effective time of the merger, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance and (vi) fiduciary liability insurance, for each person and entity, including, without limitation, Oakwood, its subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Oakwood or its subsidiaries.

Shareholder Meeting and Recommendation of Oakwood’s Board of Directors

Oakwood has, and has agreed to cause its board of directors to take all action in accordance with the federal securities laws, laws of the state of Texas and the organizational documents of Oakwood to call and give notice of a special meeting of its shareholders for the purposes of considering and voting upon the Oakwood merger proposal and for other purposes consistent with the complete performance of the merger agreement as may be necessary and desirable within fifteen (15) days after the registration statement on Form S-4 of which this proxy statement/prospectus is a part is declared effective by the SEC. Oakwood has agreed to recommend to its shareholders to vote in favor of the approval and adoption of the Oakwood merger proposal. Further, Oakwood has Oakwood has, and has agreed to cause its board of directors to (i) include in the proxy statement the recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby; (ii) not withdraw, amend or modify the recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby; (iii) recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five (5) business days after it is announced; (iv) reaffirm the recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby within three (3) business days following a request by Business First; and (v) not make any statement, filing or release, in connection with the Oakwood special meeting or otherwise, inconsistent with the recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby.

However, should Oakwood receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the Oakwood board of directors may change its recommendation. Please see “Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the Oakwood board of directors may permit Business First to terminate the merger agreement, in which case Oakwood may have to pay a termination fee of $3,503,010.41 to Business First. Please see “Termination of the Merger Agreement” and “Termination Fee” below.

Specifically, if Oakwood has complied with its non-solicitation obligations, the board of directors of Oakwood may withdraw, amend or modify in any manner adverse to Business First its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby if Oakwood or any of its representatives receives an unsolicited bona fide acquisition proposal before the Oakwood shareholder approval that the board of directors of Oakwood has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal, and (ii) determined in its good faith judgment (after consultation with Oakwood’s outside legal counsel) that the failure to effect a withdrawal, amendment or modification in any manner adverse to Business First its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated would cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary herein, unless the merger agreement has been terminated in accordance with its terms, the Oakwood special meeting will be convened, the merger agreement and the transactions contemplated hereby will be submitted to the shareholders of Oakwood at the Oakwood special meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing shall be deemed to relieve Oakwood of such obligation. In the event that there is present at the Oakwood special meeting, in person or by proxy, sufficient favorable voting power to secure the Oakwood shareholder approval, Oakwood will not adjourn or postpone the Oakwood special meeting unless Oakwood is advised by counsel in writing that failure to do so would result in a breach of the fiduciary duties of the board of directors of Oakwood. Oakwood shall keep Business First updated with respect to the proxy solicitation results in connection with the Oakwood special meeting as reasonably requested by Business First.

If the merger agreement is approved by Oakwood’s shareholders, Oakwood has agreed to take all reasonable actions to aid and assist in the consummation of the merger, and has agreed to use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions as it and Business First reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental bodies having jurisdiction over the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Oakwood has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, directly or indirectly, (1) initiate, solicit or knowingly encourage (including by providing information or assistance), facilitate or induce any acquisition proposal; (2) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an acquisition proposal, or (3) adopt, approve, agree to, accept, endorse or recommend any acquisition proposal. Unless the agreement has been terminated in accordance with the terms of the merger agreement, Oakwood has agreed to not submit to the vote of its shareholders any acquisition proposal other than the merger.

Oakwood has agreed to promptly (and in any event within 48 hours) notify Business First in writing following receipt of any acquisition proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any acquisition proposal of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and Oakwood has agreed to as promptly as reasonably practicable provide to Business First (i) a copy of such acquisition proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. Oakwood has agreed that it will keep Business First informed, on a reasonably current basis, of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such acquisition proposal, request or inquiry.

For purposes of the merger agreement, an “acquisition proposal” means, any bona fide proposal (whether communicated to Oakwood or publicly announced to Oakwood’s shareholders) by any party (other than Business First or any of its affiliates) for any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (i) any acquisition or purchase of twenty percent (20%) or more in interest of the total outstanding voting securities of Oakwood or Oakwood Bank, or any tender offer or exchange offer that if consummated would result in such party beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of Oakwood or Oakwood Bank, or any merger, consolidation, business combination or similar transaction involving Oakwood or Oakwood Bank pursuant to which the shareholders of Oakwood immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of Oakwood or Oakwood Bank; or (iii) any liquidation or dissolution of Oakwood or Oakwood Bank, involving Oakwood, any subsidiary of Oakwood or any future subsidiary of Oakwood, or any combination of such subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of Oakwood as reflected on Oakwood’s most recent consolidated statement of condition prepared in accordance with GAAP.

A “superior proposal” means a bona fide, written acquisition proposal that the Oakwood board of directors reasonably determines, in its good faith judgment based on, among other things, the advice of Oakwood’s outside legal counsel and the financial advisor, (i) to be more favorable from a financial point of view to Oakwood’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of Oakwood’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal will be deemed to be references to “50%.”

However, if at any time prior to the Oakwood special meeting either Oakwood or any of its subsidiaries receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this “Agreement Not to Solicit Other Offers” section and the Oakwood board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal then Oakwood or any of its subsidiaries may (i) engage or participate in discussions or negotiations with the party making such acquisition proposal (and its representatives) and (ii) furnish or cause to be furnished to such party (and its representatives) any confidential or nonpublic information or data with respect to Oakwood and any of its subsidiaries, provided that before furnishing any such information to such party, Oakwood must have entered into a customary confidentiality agreement with such party and, provided further, that such information shall be provided by Oakwood to Business First prior to or substantially concurrently with providing such information to such party to the extent not previously furnished to Business First.

Notwithstanding the foregoing, prior to the date of the Oakwood special meeting, the board of directors of Oakwood may withdraw, amend or modify in any manner adverse to Business First its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby and submit the merger agreement to the Oakwood shareholders without the recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby (although the resolution approving the merger agreement may not be rescinded) if (i) Oakwood has received a superior proposal (after giving effect to the terms of any revised offer by Business First) and (ii) the board of directors of Oakwood has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to withdraw, amend or modify in any manner adverse to Business First its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement, provided, that (w) such superior proposal did not result from a violation of Oakwood’s non-solicitation obligations, (x) Oakwood has provided Business First at least four (4) business days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such superior proposal (including the identity of the party making the superior proposal); (y) during such four (4) business day period, Oakwood has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Business First in good faith (to the extent Business First desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of the merger agreement proposed by Business First; and (z) the board of directors of Oakwood has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fourth (4th) business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make withdraw, amend or modify in any manner adverse to Business First its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement.

Oakwood and each of its subsidiaries has agreed, and Oakwood has agreed to direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any party conducted with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any party (other than Business First, b1BANK and their representatives) that has made or indicated an intention to make an acquisition proposal, and (iii) except to the extent the board of directors of Oakwood determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and will strictly enforce any such provisions.

Other Agreements

In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:

●	Oakwood agreed to give Business First access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

●	Oakwood agreed to deliver or make available to Business First all unaudited monthly and quarterly financial statements and all call reports filed by Oakwood Bank;

●

each party has agreed to hold in confidence documents and information concerning the other in accordance with the terms of the non-disclosure and confidentiality agreement, dated July 18, 2023, by and between Business First and Oakwood;

●

each party has agreed that it will not, and will not permit any of their officer, director or representatives to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the merger agreement without the consent of the other party, except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

●

each party has agreed to use commercially reasonable efforts to facilitate the entering into written retention agreements with certain Oakwood executive officers prior to the closing date of the merger;

●

until the thirtieth (30th) calendar day after the date of the merger agreement, Business First has the right to add any contract involving Oakwood or any of its subsidiaries, or any of their respective affiliates, and Oakwood has agreed to use commercially reasonable efforts to ensure that each contract to be added within thirty (30) calendar days after the date of the merger agreement will, if the merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Oakwood Bank and b1BANK;

●

Oakwood agreed to cause Oakwood Bank to maintain its allowance for credit losses at a level consistent with Oakwood Bank’s historical levels and its existing policies and in compliance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of Oakwood or any of its subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit);

●	Oakwood agreed to use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule;

●

Oakwood agreed to provide Business First real time access to a data share file portal containing documents, reports and other materials prepare for and/or provided to the senior loan officers and members of Oakwood Bank’s loan committee;

●

Oakwood agreed to cause Oakwood Bank to coordinate with Business First and b1BANK as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the bank merger;

●

Oakwood has agreed to cause it or its appropriate subsidiary to execute and deliver such instruments and to take other actions as Business First may reasonably require in order to cause the termination of all of the Oakwood employee plans on terms reasonably satisfactory to Business First and in accordance with applicable law;

●	Oakwood agreed to pay or cause to be paid the aggregate amount of the principal and interest due as of the effective time of the merger under the promissory note made by Oakwood;

●

Business First agreed to prepare and file a registration statement with the SEC with respect to the shares of Business First common stock to be issued pursuant to the merger agreement, and use its commercially reasonable efforts to cause the registration statement to become effective;

●

Business First agreed to file all documents required to be filed to have the shares of the Business First common stock to be issued pursuant to the merger agreement included for listing on the Nasdaq Global Select Market and use its commercially reasonable efforts to effect said listing;

●

at least ten (10) business days prior to the closing date of the merger, Oakwood agreed to provide Business First with updated Oakwood disclosure schedules and Business First agreed to provide Oakwood with updated Business First disclosure schedules reflecting any material changes to the Oakwood disclosure schedules and the Business First disclosure schedules, respectively, between the date of the merger agreement and the date thereof;

●

contemporaneously with the closing of the merger, Business First and b1BANK have agreed to appoint and, when applicable, nominate for election (subject to the satisfaction of their fiduciary duties), Mr. William G. Hall, or if Mr. Hall is unable to serve, one (1) other individual from the boards of directors of Oakwood or Oakwood Bank to be chosen by Business First in its sole discretion, to serve on the boards of directors of Business First and b1BANK until the distribution of the escrow consideration;

●	Oakwood agreed to cause to be delivered to Business First resignations of all the directors of Oakwood and its subsidiaries, such resignations to be effective as of the effective time of the merger;

●

each party has agreed to that prior to the effective time of the merger, each party will exercise, consistent with the terms of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations; and

●

Oakwood agreed to cause to be delivered to Business First a statement along with the required notice to the IRS that meets the requirements of Treasury Regulations sections 1.1445-2(c)(3) and 1.897-2(h).

Conditions to Complete the Merger

Business First’s and Oakwood’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

●

except as explicitly provided in the merger agreement, the other party’s representations and warranties contained in the merger agreement being true and correct as of the date of the merger agreement and being true and correct in all material respects as of the closing date of the merger and each party having received a certificate signed by an appropriate representative of the other party to that effect;

●

each party having performed or complied in all material respects with its respective covenants and obligations required by the merger agreement to be performed or complied with before the closing of the merger and each party having received of a certificate signed by an appropriate representative of the other party to that effect;

●

the absence of a material adverse change in the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of either party or their respective banking subsidiaries or any event that could reasonably be expected to cause or result in a material adverse effect on either party or their respective banking subsidiaries;

●

a certain officer of Oakwood and Oakwood Bank having entered into an employment agreement with Business First, which employment agreement has been executed, and such employment agreement remains in full force and effect as of the effective time of the merger;

●

each of the non-employee directors of Oakwood and Oakwood Bank having entered into a support agreement with Business First, which support agreements have been executed, and such support agreements remaining in full force and effect as of the effective time of the merger;

●	the escrow agreement remaining in full force and effect;

●

each of the directors and executive officers of Oakwood and Oakwood Bank having executed a release agreement, releasing Oakwood and Oakwood Bank from any and all claims of such directors and executive officers, subject to certain limited exceptions, and such releases remaining in full force and effect as of the effective time of the merger;

●	holders of no more than five percent (5%) of the issued and outstanding shares of Oakwood common stock demanding or being entitled to exercise dissenters rights of appraisal under the TBOC;

●

each party having obtained certain third-party consents and approvals as identified in the merger agreement and each party having received evidence from the other party of such consents and approvals in form and substance satisfactory to it;

●	Oakwood having accrued for any costs and expenses, including legal fees and expenses and settlement costs, related to outstanding legal proceedings;

●	Oakwood having terminated all Oakwood employee benefit plans;

●	each party having delivered a secretary’s certificate of such party’s secretary or assistant secretary dated as of the date of the merger;

●	Oakwood having delivered to Business First on or prior to the second business day prior to the closing date, a payoff letter from the lender with respect to the promissory note made by Oakwood;

●

Oakwood having deliver to Business First all other instruments and documents which Business First or its counsel may reasonably request to effectuate the merger and the other transactions contemplated by the merger agreement;

●

having received all required regulatory approvals of the transactions contemplated by the merger agreement, including the merger and the bank merger, in a manner that does not impose any restrictions on the operations of Business First or the continuing corporation which are reasonably unacceptable to Business First;

●	the approval of the Oakwood merger proposal by the requisite vote of the Oakwood shareholders;

●	each party having received an opinion of such party’s outside counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code;

●

the absence of any action having been taken, and any law, statute, rule, regulation or order, judgment, order or ruling being promulgated, enacted, entered, enforced or deemed applicable to the merger agreement or the transactions contemplated hereby by any federal, state or foreign governmental body or by any court, which, if successful, (i) would make the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of Business First common stock in connection with the merger, illegal, invalid or unenforceable, (ii) would impose material limits on the ability of any party to complete the merger agreement or any other related agreement, or the transactions contemplated by the merger agreement or other related agreement, including the merger and the issuance of shares of Business First common stock in connection with the merger, or (iii) would, subject Oakwood, Business First or any of their subsidiaries or any officer, director, shareholder or employee of Oakwood, Business First or their respective subsidiaries to criminal or civil liability;

●

the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part with respect to the Business First common stock to be issued upon the consummation of the merger, the absence of any stop order or proceedings to suspend the effectiveness of the registration statement, and the receipt of all necessary approvals under state securities laws relating to the issuance or trading of the shares of Business First common stock to be issued in the merger; and

●	the shares of Business First common stock to be issued to Oakwood shareholders having been authorized for listing on the Nasdaq Global Select Market.

Neither Oakwood nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement

Business First and Oakwood can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Business First or Oakwood may decide, without the consent of the other, to terminate the merger agreement if:

●

any order, decree or ruling or any other action enjoining or prohibiting the merger or the bank merger is issued by a U.S. court of competent jurisdiction or other governmental body, and such order, decree, ruling or other action is final and non-appealable;

●

any of the transactions contemplated by the merger agreement are not approved by the appropriate governmental body or the applications or notices are suggested or recommended to be withdrawn by any governmental body;

●

the merger has not been completed by January 20, 2025 (unless one or more of the required regulatory approvals has not been received on or before January 20, 2025, in which case this deadline will be extended to March 21, 2025) or such later date approved in writing by the Business First board of directors and the Oakwood board of directors, unless the failure to complete the merger by that time is caused by or results from the failure of the party that seeks to terminate the merger agreement to fulfill any material obligation under the merger agreement;

●	Oakwood shareholders fail to approve the Oakwood merger proposal; or

●

the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within thirty (30) days after the terminating party gives written notice of such failure to the breaching party.

Oakwood may terminate the merger agreement, without the consent of Business First, at any time before Oakwood shareholders approve the merger agreement, if the Oakwood board of directors receives an unsolicited, bona fide alternative acquisition proposal (as defined in the merger agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of Oakwood’s non-solicitation obligations under the merger agreement, (ii) Oakwood gives Business First four business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such four business day period, Oakwood has and has caused its financial advisors and outside legal counsel to consider and to the extent Business First desires, negotiate with Business First to make adjustments to the terms and conditions of the merger agreement proposed by Business First, and (iv) the board of directors of Oakwood has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fourth business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation.

In addition, Business First may terminate the merger agreement, without the consent of Oakwood:

●

if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Oakwood, Oakwood Bank, Business First or b1BANK that are reasonably unacceptable to Business First;

●	if Oakwood breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Business First;

●	if the Oakwood board of directors agrees to accept a superior proposal (as defined in the merger agreement); or

●

if the Oakwood board of directors withdraws, amends or modifies, in any manner adverse to Business First, its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby.

Effect of Termination

Except with respect to the termination fee, as discussed above, if the merger agreement is terminated, it will become void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except that (i) each of Business First and Oakwood will remain liable for any liabilities or damages arising out of its breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

If the merger agreement is terminated by:

●

Oakwood because the Oakwood board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the merger agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; provided that (i) such superior proposal did not result from a violation of Oakwood’s non-solicitation obligations under the merger agreement, (ii) Oakwood gives Business First four business days’ prior written notice of its intention to accept such proposal and a copy of any proposed agreement or other document (including the identity of the party making the proposal) relating to such superior proposal, (iii) during such four business day period, Oakwood has and has caused its financial advisors and outside legal counsel to consider and to the extent Business First desires, negotiate with Business First to make adjustments to the terms and conditions of the merger agreement proposed by Business First, and (iv) the board of directors of Oakwood has determined in good faith, after consultation with its financial advisors and legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by Business First prior to the close of business on such fourth business day, if any, that such superior proposal remains a superior proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the change in recommendation;

●

Business First because Oakwood breaches the non-solicitation obligations set forth in the merger agreement in a manner adverse to Business First, the Oakwood board resolves to accept a superior proposal or the Oakwood board of directors withdraws, amends or modifies, in any manner adverse to Business First, its recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt the merger agreement and the transactions contemplated thereby;

●

Business First or Oakwood because the merger has not been completed by January 20, 2025 (or March 21, 2025, if regulatory approval has not been obtained by January 20, 2025), at the time of termination, the registration statement has been declared effective for at least 25 business days and Oakwood has failed to call, give notice of, convene and hold the Oakwood special meeting;

●

Business First or Oakwood because Oakwood shareholders fail to approve the merger agreement and, at the time of the termination, the Oakwood board of directors has received a bona fide, alternative acquisition proposal; or

●

Business First or Oakwood because Oakwood shareholders fail to approve the merger agreement by January 20, 2025 (or March 21, 2025, if regulatory approval has not been obtained by January 20, 2025), at the time of termination, the Oakwood board of directors has received a bona fide, alternative acquisition proposal, and within 12 months of termination of the merger agreement, Oakwood enters into an acquisition agreement with a third party with respect to such acquisition proposal, then Oakwood will be required to pay Business First a termination fee of $3,503,010.41.

Expenses and Fees

Oakwood and Business First will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are completed, including, but not limited to, fees and expenses of their own outside legal counsel, financial or other advisors, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of Oakwood and Business First agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Amendment, Waiver and Extension of the Merger Agreement

The merger agreement may be amended by the parties in writing at any time before or after approval of the merger agreement by Oakwood shareholders, except that after such approval, if the amendment will reduce the value of or change the form of the merger consideration, the amendment must be approved by Oakwood shareholders.

At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT

Voting Agreement

In connection with, and as a condition to, entering into the merger agreement, each director and executive officer of Oakwood and Oakwood Bank who owns shares of Oakwood common stock entered into a voting agreement with Business First. The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement.

The voting agreement requires, among other things, that the directors party thereto vote all of their shares of Oakwood common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement and generally prohibits them from transferring their shares of Oakwood common stock prior to the termination of the Oakwood voting agreement.

In addition, the voting agreement provides that each such shareholder party will not directly or indirectly while the voting agreement is in effect:

●	sell, transfer, pledge, assign encumber, hypothecate, cause to be redeemed or otherwise dispose of any or all of his or her shares of Oakwood common stock, subject to limited exceptions;

●	grant any proxies or interest in or with respect to any share of his or her shares of Oakwood common stock; or

●

deposit any of his or her shares of Oakwood common stock into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her shares of Oakwood common stock or grant any proxy with respect thereto, other than to other members of the Oakwood board of directors for the purpose of voting to approve the merger agreement and the transactions contemplated thereby.

Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:

●

vote or execute any written consent to rescind or amend in any manner adverse to Business First any prior vote or written consent, as a shareholder of Oakwood, to approve or adopt the merger agreement unless the voting agreement is terminated;

●

invite or seek any opposing proposal, support (or publicly suggest that anyone else should support) any opposing proposal that may be made, or ask the Oakwood board of directors to consider, support or seek any opposing proposal, or otherwise take any action designed to make any opposing proposal more likely; and

●

meet or otherwise communicate with any person that has made or is considering making an opposing proposal or any representative of such person after becoming aware that the person has made or is considering making an opposing proposal.

The voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms, the effective time of the merger, or twelve (12) months from its execution date of April 25, 2024. The Oakwood and Oakwood Bank directors and executive officers entered into the voting agreement solely in their personal capacities as Oakwood shareholders, and not in their capacities as directors or executive officers of Oakwood or Oakwood Bank.

As of the record date, shareholders who are party to the voting agreement beneficially owned in the aggregate approximately [_____] of the shares of Oakwood common stock outstanding on that date.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of Oakwood and Oakwood Bank who is not an employee of Oakwood or Oakwood Bank entered into a director support agreement with Business First. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit C to the merger agreement.

Under the support agreement, each such director has agreed to, among other things, and subject to certain exceptions with respect to certain of the directors:

●

use his or her reasonable best efforts to refrain from harming the goodwill of Business First, b1BANK, Oakwood or Oakwood Bank and their respective subsidiaries, and their respective customer and client relationships, during the term of the agreement;

●

not directly or indirectly disclose or make use of any confidential information of Business First, b1BANK, Oakwood or Oakwood Bank to third parties except solely in their capacity as a director or officer of Business First, b1BANK, Oakwood or Oakwood Bank, as applicable; and

●	for a period of two (2) years following the closing the merger:

o

compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of Oakwood Bank before the effective time of the merger, or following the effective time of the merger, the locations of b1BANK banking centers that were formerly locations of Oakwood Bank (collectively, the “market area”), in a business as a federally insured depository institution;

o

take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, be a director of, or otherwise be connected in any manner with any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body engaging in a business the same as or similar to that of Business First, b1BANK, Oakwood or Oakwood Bank anywhere within the market area; provided, however, that such director is permitted to, directly or indirectly, own certain investments owned as of the date of the support agreement and set forth on the schedules attached to the same and may subsequently acquire up to one percent of the issued and outstanding securities of any publicly traded financial institution conducting business in the market area; and

o

(1) call on, service, solicit or respond to inquiries for competing business from customers of Business First, b1BANK, Oakwood or Oakwood Bank or any of their respective affiliates if, within the twelve (12) months before the date of the support agreement, the undersigned director had or made contact with the customer, or had access to information and files about the customer; (2) interfere with or damage (or attempt to interfere with or damage) any relationship between Business First, b1BANK, Oakwood or Oakwood Bank or any of their respective affiliates and any such customer; or (3) call on, solicit, induce or respond to inquiries to or from any employee of Business First, b1BANK, Oakwood or Oakwood Bank or any of their respective affiliates whom the undersigned director had contact with, knowledge of, or association with in the course of service with Oakwood or Oakwood Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with Business First, b1BANK, Oakwood or Oakwood Bank or any of their respective affiliates, or assist any other person in such activities.

The restrictions in the director support agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement, or two (2) years after the effective date of the merger.

Releases

At the time of the execution of the merger agreement, each director and executive officer of Oakwood and Oakwood Bank executed a release in favor of Oakwood and Oakwood Bank.

Under the release, each such director and executive officer, effective upon the effective time of the merger irrevocably and unconditionally releases, waives and forever discharges Oakwood and Oakwood Bank and their respective subsidiaries, affiliates and successors from any and all liabilities and claims relating to, arising out of or in connection with Oakwood and Oakwood Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Oakwood and Oakwood Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and rights under any benefit plans or arrangements of Oakwood and Oakwood Bank that is disclosed in the merger agreement and related disclosure schedules; (2) as to any rights of indemnification and related benefits pursuant to the certificate of formation and bylaws (or similar constituent documents) of Oakwood and Oakwood Bank and pursuant to indemnification rights under applicable law pertaining to current and former directors and officers of corporations organized thereunder; (3) in connection with any deposits or accounts of the releasor at Oakwood; (4) arising under or related to the merger agreement; (5) arising under or related to the escrow agreement; and (6) arising under any other agreement executed in connection with the merger agreement.

The release is effective only at and as of the effective time of the merger. If the effective time of the merger does not occur for any reason, the release will not become effective and will be void and of no force or effect.

Escrow Agreement

Following the execution of the merger agreement, Business First, Oakwood, Oakwood Bank, the escrow agent and the representative entered into the escrow agreement. Pursuant to the terms of the escrow agreement, at closing, the escrow consideration, which will consist of a number of shares of Business First common stock to be issued in the merger as per share merger consideration having a value equal to $1.5 million, will be placed into the escrow account to be held until the later of (i) the date that the escrow litigation is fully and finally resolved in accordance with the terms of the escrow agreement or (ii) two (2) years from the closing date of the merger; provided, however, if Business First is not a party to any claim related to the escrow litigation at the expiration of the two (2) year period described in clause (ii) above, then the escrow consideration shall be distributed from the escrow account.

The escrow consideration will be used to reimburse Business First against certain expenses and losses that Business First may incur with respect to the escrow litigation during the escrow period. As of the date of this proxy state/prospectus, there is no current or pending litigation related to the escrow litigation. Subject to exceptions provided in the escrow agreement, during the escrow period, if Business First assets a claim for reimbursement for any losses, Business First will provide the escrow agent and the representative with written notice (“claim notice”) setting forth the factual basis for the claim, all material documentation related to the claim, and the amount of the claimed reimbursement (“reimbursement claim”). If the representative does not give notice to Business First and the escrow agent within ten (10) business days after receipt of the claim notice that the representative objects to such claim, then within fifteen (15) business days after receipt of such claim notice, the escrow agent will deliver to Business First, from the escrow account, a number of shares of Business First common stock (based on the volume-weighted average of the closing price per share of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive full trading days ending on the third (3rd) trading day prior to closing) from the escrow consideration corresponding to the amount of the reimbursement claim set forth in such claim notice. A claim by Business First against the escrow consideration in the escrow account may reduce the aggregate merger consideration to be distributed to the Oakwood shareholders in connection with the merger.

At the end of the escrow period, any remaining escrow consideration not used to reimburse Business First for losses as described above will be distributed to the former holders of Oakwood common stock who did not exercise their right to dissent with respect to the merger based on his or her pro rata share (as defined in the escrow agreement) (rounded to the nearest whole share), plus cash in lieu of any fractional share (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average of the closing price per share of Business First common stock as reported on the Nasdaq Global Select Market during the twenty consecutive full trading days ending on the third (3rd) trading day prior to closing by (b) the fraction of a share of Business First common stock to which such holder would otherwise be entitled to receive pursuant to the merger agreement.

During the escrow period, all voting rights of the escrow consideration will be vested in the Oakwood shareholders to whom such shares are attributed to, unless and until such escrow consideration is delivered to Business First for losses in accordance with the escrow agreement. All regular cash dividends paid to holders of Business First’s common stock in respect of the escrow consideration will be delivered to the appropriate Oakwood shareholders, based on the pro rata share (as defined in the escrow agreement) of each Oakwood shareholder by Business First’s transfer agent, Computershare Inc.

THE COMPANIES

Business First Bancshares, Inc.

Business First Bancshares, Inc., which we refer to as Business First, is a financial holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state banking association and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the state of Louisiana, in the Dallas/Fort Worth metroplex and Houston, Texas, from a network of forty-eight (48) full-service banking centers and one (1) loan production office. As of March 31, 2024, on a consolidated basis, Business First had total assets of $6.7 billion, $6.1 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW), total loans of $5.1 billion, total deposits of $5.6 billion and shareholders’ equity of $649.0 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 78701, and its telephone number at that location is (225) 248-7600. Business First’s website can be accessed at https://www.b1bank.com. Information contained on Business First’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Business First is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 92.

Oakwood Bancshares, Inc.

General

Oakwood is a Texas corporation that owns all of the outstanding shares of common stock of Oakwood Bank, a Texas banking association chartered in 1900, which we refer to as Oakwood Bank, with operational headquarters in Dallas, Texas. Oakwood Bank offers full consumer and commercial banking services to customers throughout its market areas in Dallas, Snyder, and Oakwood, Texas. Oakwood Bank has six banking locations, with its main office and three branch offices in Dallas, Texas and branch offices in each of Oakwood and Snyder, Texas.

Oakwood’s principal executive office is located at 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225, and its telephone number at that location is (469) 687-2200.

Oakwood was incorporated as a Texas corporation in 2017 to acquire and serve as a banking holding company for The Oakwood State Bank, which was renamed Oakwood Bank. Oakwood does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Oakwood Bank. Its primary activities are to provide assistance in the management and coordination of Oakwood Bank’s financial resources. Oakwood’s principal asset is the outstanding common stock of Oakwood Bank. Oakwood derives its revenues primarily from the operations of Oakwood Bank in the form of dividends received from Oakwood Bank.

As a bank holding company, Oakwood is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve. As a Texas banking association that is not a member of the Federal Reserve System, Oakwood Bank is subject to supervision and regulation by the TDB and the FDIC.

As of March 31, 2024, on a consolidated basis, Oakwood had total assets of $840 million, total loans of $671 million, total deposits of $726 million and shareholders’ equity of $89 million.

Oakwood’s website is www.oakwoodbank.com. The information on Oakwood’s website is not part of this proxy statement/prospectus, and the reference to the Oakwood website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Products and Services

Oakwood Bank is a community-oriented, full service financial institution that provides customized financial services to small and middle market companies, as well as business owners, executives, entrepreneurs and families. Oakwood Bank emphasizes a high-touch, relationship-based approach for its seasoned banking team. Oakwood Bank is a locally-owned, independent financial institution and is engaged in substantially all of the business operations (except for trust services) customarily conducted by independent financial institutions in Texas, including the acceptance of checking, savings and certificate deposits and the making of commercial and consumer loans, real estate loans and other installment and term loans. Oakwood Bank does a substantial amount of business with individuals, as well as with customers in commercial, industrial and professional businesses.

Oakwood Bank’s lending and investing activities are primarily funded by deposits. It offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts, and relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Competition

The markets in which Oakwood operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Oakwood competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Oakwood competes may have capital resources and legal loan limits substantially higher than those maintained by Oakwood. Many of Oakwood’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by Oakwood, and many of Oakwood’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.

The following table lists Oakwood Bank’s deposit market share as of June 30, 2023 for each county in which Oakwood Bank has a branch, as reported in the FDIC’s most recent Summary of Deposits.

County	Market Rank	No. of Institutions in Market	Deposits In Market (in 000’s)	Market Share
Collin County, Texas	28	68	$193,510	0.48%
Dallas County, Texas	42	113	$376,632	0.14%
Leon County, Texas	6	7	$23,867	2.99%
Scurry County, Texas	4	4	$93,638	18.46%

Legal Proceedings

From time to time, Oakwood or Oakwood Bank may become a party to various litigation matters incidental to the conduct of its business. Neither Oakwood nor Oakwood Bank is presently a party to any legal proceeding the resolution of which, in the opinion of Oakwood’s management, would be expected to have a material adverse effect on Oakwood’s business, operating results, financial condition or prospects.

Employees

As of March 31, 2024, Oakwood had approximately 77 full-time equivalent employees, none of which were employed at the parent company level. None of Oakwood’s employees fare covered by a collective bargaining agreement. Oakwood considers its relationship with its employees to be good.

SECURITY OWNERSHIP OF CERTAIN
OAKWOOD BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Oakwood common stock as of June 5, 2024 by: (i) each director of Oakwood; (ii) each executive officer of Oakwood; (iii) all directors and executive officers of Oakwood as a group; and (iv) each person who is known by Oakwood to beneficially own 5% or more of Oakwood’s common stock. Unless otherwise indicated, based on information furnished by such shareholders, the management of Oakwood believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o Oakwood Bancshares, Inc., 8411 Preston Road, Suite 600, LB 35, Dallas, Texas 75225.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
Directors and Executive Officers:
Tom Montgomery	187,026	(2)	2.42%	(2)
Aaron Sherman	73,834	(3)	*	(3)
Walker Royall	478,839	(4)	6.17%	(4)
Mark Alegnani	38,584	(5)	*	(5)
Paul Westerman	224,622	(6)	2.91%	(6)
William G. Hall	478,948	(7)	6.22%	(7)
Carla Brooks	594,551	(8)	7.72%	(8)
Roy J. Salley	193,200	(9)	2.48%	(9)
Suzanne C. Salls	77,000	(10)	*	(10)
Mike Casey	24,000	(11)	*	(11)
Jeff Etter	33,000	(12)	*	(12)
Directors and Executive Officers as a group (11 persons)	2,403,604		30.27%

Beneficial Owners of more than 5%
Commerce Street Financial Partners II, LP	594,551	(8)	7.72%	(8)
Walker Royall	478,839	(4)	6.17%	(4)
William G. Hall	478,948	(7)	6.22%	(7)

_____________________

*	Indicates ownership which does not exceed 1.0%.
(1)

The percentage beneficially owned by each individual was calculated based on 7,700,727 shares of Oakwood common stock issued and outstanding as of June 5, 2024, plus (i) the number of shares of Oakwood common stock that can be issued to that individual within 60 days of June 5, 2024, upon the exercise of stock options and the vesting of restricted stock units held by the individual, and (ii) the number of shares of Oakwood restricted stock held by the individual.  The percentage beneficially owned by the group is based on the total shares outstanding plus (i) the number of shares that can be issued to the entire group within 60 days of June 5, 2024, upon the exercise of all stock options and the vesting of restricted stock units held by the group, and (ii) the number of shares of Oakwood restricted stock held by the group.

(2)

Includes (i) 118,117 shares held by Mr. Montgomery individually, (ii) 33,692 shares held by Mr. Montgomery’s individual retirement account, (iii) options to purchase 22,300 shares of Oakwood common stock, (iv) 10,417 shares held by Montgomery Capital Partners, LLC, of which Mr. Montgomery serves on the Board of Managers, and (v) 2,500 shares held by Mr. Montgomery’s son, over which Mr. Montgomery has shared voting and dispositive power.

(3)	Includes (i) 40,034 shares held by Mr. Sherman individually, (ii) 26,500 shares held by Mr. Sherman’s individual retirement account, and (iii) options to purchase 7,300 shares of Oakwood common stock.
(4)

Includes (i) 104,000 shares held by Mr. Royall individually, (ii) 56,539 shares held by HWR 2019 Trust, over which Mr. Royall has shared voting and dispositive power, (iii) 37,500 shares held by JBR 2019 Trust, over which Mr. Royall has shared voting and dispositive power, (iv) options to purchase 55,800 shares of Oakwood common stock, (v) 200,000 shares held by Royall Family Investments, LLC, of which Mr. Royall serves as Manager, and (vi) 25,000 shares held by Mr. Royall’s mother, over which Mr. Royall has shared voting and dispositive power.

(5)

Includes (i) 3,784 shares held by Mr. Alegnani individually, (ii) 19,000 shares held by Mr. Alegnani’s individual retirement account, (iii) 10,000 shares held by the individual retirement account of Mr. Alegnani’s spouse, over which Mr. Alegnani has shared voting and dispositive power, and (iv) options to purchase 5,800 shares of Oakwood common stock.

(6)

Includes (i) 33,822 shares held by Mr. Westerman individually, (ii) 161,000 shares held by PDW Trust, of which Mr. Westerman serves as the trustee, (iii) 24,000 shares held by PK Trust, of which Mr. Westerman serves as the trustee, and (iv) options to purchase 5,800 shares of Oakwood common stock.

(7)

Includes (i) 9,520 shares held by Mr. Hall individually, (ii) options to purchase 2,800 shares of Oakwood common stock, and (iii) 466,628 shares held by Align Opportunities, LP of which Mr. Hall serves as CEO and Managing Member of the General Partner.

(8)

Includes (i) 593,951 shares held by Commerce Street Financial Partners II, LP, of which Ms. Brooks serves as Managing Member of the General Partner, and (ii) options, held by Commerce Street Financial Partners II, LP to purchase 600 shares of Oakwood common stock. The address for Commerce Street Financial Partners II, LP is 1445 Ross Avenue, #2700, Dallas, Texas 75202.

(9)

Includes (i) 54,900 shares held by Mr. Salley individually, (ii) 45,700 shares held by Mr. Salley’s individual retirement account, (iii) options to purchase 81,000 shares of Oakwood common stock, and (iv) 11,600 shares of Oakwood restricted stock held by Mr. Salley individually. Mr. Salley has pledged 40,000 shares as collateral to secure outstanding debt obligations.

(10)

Includes (i) 2,600 shares held by Ms. Salls individually, (ii) 33,000 shares held by Ms. Salls’ individual retirement account, (iii) options to purchase 34,000 shares of Oakwood common stock, and (iv) 7,400 shares of Oakwood restricted stock held by Ms. Salls individually.

(11)

Includes (i) 21,000 shares held by Casey Family Revocable Trust, of which Mr. Casey serves as a trustee, and (ii) 3,000 shares underlying restricted stock units held by Mr. Casey individually that are scheduled to vest on August 1, 2024.

(12)

Includes (i) 10,000 shares held by Mr. Etter individually, (ii) 20,000 shares held by Mr. Etter’s individual retirement account, and (iii) 3,000 shares underlying restricted stock units held by Mr. Etter individually that are scheduled to vest on July 21, 2024.

In accordance with the voting agreement more fully described under “Ancillary Agreements to the Merger Agreement – Voting Agreement,” beginning on page 71, each director and executive officer of Oakwood and Oakwood Bank who owns shares of Oakwood common stock has entered into a voting agreement with Business First agreeing to, among other things, vote their shares of Oakwood common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and against approval of any acquisition proposal or any other proposal made in opposition to or in competition with the voting agreement or the merger agreement.  The form of voting agreement is attached as Exhibit B to the merger agreement. As of the record date, these directors and executive officers owned in the aggregate [_____] shares of Oakwood common stock, or [_____]% of the issued and outstanding shares of Oakwood common stock.

DESCRIPTION OF CAPITAL STOCK OF BUSINESS FIRST

As a result of the merger, Oakwood shareholders who receive shares of Business First common stock in the merger will become shareholders of Business First. The rights of Business First shareholders are governed by Louisiana law and the Restated Articles of Incorporation and Amended and Restated Bylaws of Business First. The following briefly summarizes the material terms of Business First common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Business First’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the LBCA and the Business First Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Business First and Oakwood urge you to read. Copies of Business First’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of Oakwood’s governing documents, see “Where You Can Find More Information” beginning on page 92.

Overview

Business First is incorporated in the state of Louisiana. Accordingly, the rights of its shareholders are generally covered by Louisiana law, including the Louisiana Business Corporation Act, or LBCA, and its Restated Articles of Incorporation and Amended and Restated Bylaws, as the same may be amended from time to time.

Business First’s Restated Articles of Incorporation authorize the issuance of up to 50 million shares of common stock, par value $1.00 per share, and 5 million shares of preferred stock, no par value per share. The authorized but unissued shares of Business First common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

As of [_____], 2024, [25,485,273] shares of Business First common stock were issued and outstanding and held by approximately [_____] shareholders of record, and [72,010] shares of 7.50% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”) were issued and outstanding. Also, as of [_____], 2024, there were [_____] outstanding stock options and warrants to purchase shares of Business First common stock held by its employees, officers and directors. Business First has also reserved the following additional shares for issuance in connection with share-based payment awards that may be granted under the Business First 2024 Equity Incentive Plan (the “2024 Plan”):  (i) 645,000 shares authorized under the 2024 Plan; (ii) 118,184 shares that were available for issuance under the Business First 2017 Equity Incentive Plan (the “2017 Plan”), which shares shall be issuable under the 2024 Plan; (iii) shares subject to existing awards under the 2017 Plan which become available for future grants under the 2024 Plan as a result of forfeiture or repurchase pursuant to the terms of the 2017 Plan, which shares shall become issuable under the 2024 Plan; and (iv) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2024 Plan.

Description of Common Stock

Voting Rights. Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of the Series A Preferred Stock and any shares of preferred stock that Business First may issue. Business First’s Restated Articles of Incorporation do not provide for cumulative voting in the election of directors. Directors are elected by a majority of the votes cast, unless the number of director nominees exceeds the number of directors to be elected at the meeting, in which case directors would be elected by a plurality of the votes cast.

Dividend Rights. Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of the Series A Preferred Stock and any preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

No Preemptive Rights. No holder of Business First common stock has a right under the LBCA, or Business First’s Restated Articles of Incorporation or Amended and Restated Bylaws, to purchase shares of common stock upon any future issuance.

Liquidation Rights. In the event of Business First’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of its common stock would be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities and accrued and unpaid dividends and liquidation preferences on of the Series A Preferred Stock and any preferred stock that Business First may issue.

Modification of Rights. Business First’s Restated Articles of Incorporation provide that the approval of at least 80% of the total voting power of the company will be required to amend the indemnification and limitation of liability provisions of its Restated Articles of Incorporation. Any other amendment to Business First’s Restated Articles of Incorporation requires the approval of a majority of the votes entitled to be cast. Business First’s Amended and Restated Bylaws may be amended by its board of directors, by a vote of a majority of the members present, or by its shareholders, by a majority of the votes cast at a meeting of the shareholders.

Other Rights. Holders of Business First’s common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to Business First’s common stock.

Action by Written Consent. Under the LBCA, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the articles of incorporation specifically allows action to be taken by the written consent of shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though the consent is not signed by all of the corporation’s shareholders. Business First’s Restated Articles of Incorporation provide for shareholder action by less than unanimous written consent.

Certain Articles of Incorporation and Bylaws Provisions Potentially Having an Anti-takeover Effect

Certain provisions of Business First’s Restated Articles of Incorporation and Amended and Restated Bylaws, and the corporate and banking laws applicable to Business First, may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.

Authorized but Unissued Shares. The corporate laws and regulations applicable to Business First enable its board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of Business First’s common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of the board of directors to issue authorized but unissued shares of Business First’s common or preferred stock at its sole discretion may enable Business First’s board to sell shares to individuals or groups who the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of Business First. In addition, the ability of the board of directors to issue authorized but unissued shares of Business First capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock. Business First’s Restated Articles of Incorporation contain provisions that permit the board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of holders of Business First’s common stock. However, the issuance of one or more series of preferred stock may affect the holders of Business First’s common stock in a number of respect, including the following: by subordinating Business First’s common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences and privileges; by diluting the voting power of Business First’s common stock; by diluting the earnings per share of Business First’s common stock; and by issuing common stock, upon conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance. Business First currently has [72,010] shares of its Series A Preferred Stock outstanding. Business First’s common stock ranks junior to the Series A Preferred Stock with respect to dividend rights and liquidation preferences. No dividends are payable on Business First’s common stock unless the full dividend has been paid with respect to the Series A Preferred Stock for the most recent quarterly dividend period.

Board Size and Vacancies. Business First’s Amended and Restated Bylaws enable the board of directors to increase the size of the board between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting. The LBCA does not permit cumulative voting in the election of directors, unless expressly provided in a corporation’s articles of incorporation, and Business First’s Restated Articles of Incorporation do not provide for such authority. In the absence of cumulative voting, the holders of a majority of the shares of Business First common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders. For a special shareholders’ meeting to be called by one or more shareholders, Business First’s Restated Articles of Incorporation require the request of holders of at least 25% of the outstanding shares entitled to vote at the meeting to call a special shareholders’ meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals. Business First’s Amended and Restated Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to Business First’s shareholders and Business First.

Amending Certain Provisions of the Articles of Incorporation. Business First’s Restated Articles of Incorporation require an 80% vote of its shareholders to modify the sections of its Restated Articles of Incorporation addressing limitation of liability and indemnification of Business First’s officers and directors, which provide limitation of liability and indemnification to the maximum extent permitted by law.

Amending the Bylaws. Business First’s board of directors may amend its Amended and Restated Bylaws without shareholder approval.

Notice and Approval Requirements. Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of Business First’s shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of Business First common stock at that time. In addition, these provisions may have the effect of assisting the board of directors and management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Business First’s business.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Business First is incorporated under Louisiana law whereas Oakwood is incorporated under Texas law. Upon completion of the merger, the Business First articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because Business First and Oakwood are organized under the laws of different states, differences in the rights of holders of Business First common stock and the rights of holders of Oakwood common stock arise from differences in the laws in their respective states of incorporation and from differing provisions of their respective corporate governing documents. The material differences between the rights of holders of Business First common stock and the rights of holders of Oakwood common stock resulting from any differing provisions of the laws of the state of their incorporation or their articles of incorporation and bylaws are summarized below.

The following summary does not purport to be a complete statement of the rights of Business First shareholders and Oakwood shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of Business First or Oakwood, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the LBCA, the TBOC, and the governing documents of Business First and Oakwood, to which the shareholders of Oakwood are referred. Copies of the governing documents of Business First are available, without charge, to any person, including any beneficial owner of Oakwood common stock to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 92.

	BUSINESS FIRST SHAREHOLDER RIGHTS	OAKWOOD SHAREHOLDER RIGHTS
Corporate Governance

Business First is a Louisiana corporation.

The rights of Business First shareholders are governed by the LBCA, the Business First Articles of Restatement of the Articles of Incorporation (the “articles”) and the Business First Amended and Restated Bylaws (the “bylaws”).

Oakwood is a Texas corporation.

The rights of Oakwood shareholders are governed by the TBOC, the Certificate of Formation of Oakwood, as amended (the “certificate of formation”) and the Bylaws of Oakwood (the “bylaws”).

Authorized Capital Stock

The Business First articles authorize it to issue 50 million shares of common stock, par value $1.00 per share, and 5 million shares of preferred stock, no par value per share.

The Business First articles authorize Business First’s board of directors to amend the articles, without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish, and fix variations in relative rights as between, series of any preferred class.

As of [_____], 2024, [25,485,273] shares of Business First common stock were issued and outstanding and [72,010] shares of Series A Preferred Stock were issued and outstanding.

The Oakwood certificate of formation authorizes it to issue up to 20 million shares of common stock, par value $0.01 per share.

As of [_____], the record date for the Oakwood special meeting, there were [_____] shares of Oakwood common stock issued and outstanding.

Preemptive Rights	No holder of Business First common stock has a right under the LBCA, or the Business First articles or bylaws, to purchase shares of common stock upon any future issuance.

The Oakwood certificate of formation denies preemptive rights.

In connection with its purchase of a 4.00% Fixed Rate Convertible Subordinated Note due 2024 (the “Oakwood convertible note”) in 2021, an affiliate of Commerce Street was granted certain rights, including, among others, preemptive, governance, and registration rights, so long as it held either the entire principal amount of the Oakwood convertible note or all of the shares of Oakwood common stock the Oakwood convertible note was converted for. The preemptive rights granted to Commerce Street give Commerce Street the contractual right to purchase its pro rata share of any issuance of new Oakwood common stock, subject to certain limitations, based on the number of shares the Oakwood convertible note could then be converted into.

	BUSINESS FIRST SHAREHOLDER RIGHTS	OAKWOOD SHAREHOLDER RIGHTS
Voting Rights

Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of the Series A Preferred Stock and any shares of preferred stock that Business First may issue.

Each holder of Oakwood common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law.
Cumulative Voting	The Business First articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.	The Oakwood certificate of formation prohibits cumulative voting at any election of directors or upon any other matter.
Restrictions on Transfers	Business First shareholders are not subject to any agreements restricting transfer of shares.	Oakwood shareholders are not subject to any agreements restricting transfer of shares.
Size of the board of directors

The Business First bylaws provide for a board of directors consisting of between one and 25 directors as fixed from time to time by Business First’s board. Currently, there are 16 directors on Business First’s board of directors.

Oakwood’s bylaws provide for the board of directors to determine the number of directors, provided, that the number shall not be less than one. Currently, there are 10 directors on the Oakwood board of directors.

Independent Directors	A majority of the Business First board of directors must be comprised of independent directors as defined in the listing rules of the Nasdaq Stock Market.	Oakwood is not subject to any requirement with respect to independent directors except as required by law.
Term of Directors and Classified Board

Business First’s directors serve a one-year term and are elected at the annual meeting of shareholders, and each director, including a director elected to fill a vacancy, will hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Except with respect to a vacancy on the board of directors, Oakwood’s directors are elected at the annual meeting of shareholders for the term for which such director is elected until his or her successor is elected and qualified.

Election of Directors

Business First’s directors are elected by a majority of the votes actually cast at each annual meeting of Business First’s shareholders, unless the number of director nominees exceeds the number of directors to be elected at such meeting, in which case the directors are elected by a plurality of the votes actually cast at such meeting.

Directors of Oakwood are elected by a plurality of votes cast by the holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present.
Removal of Directors	Any director or the entire board of directors may be removed by the affirmative vote of a majority of the number of votes entitled to be cast in the election of directors.	Oakwood’s bylaws provide that any director may be removed either for or without cause at any special meeting of shareholders duly called and held for such purpose.

	BUSINESS FIRST SHAREHOLDER RIGHTS	OAKWOOD SHAREHOLDER RIGHTS
Filling Vacancies of Directors

Any vacancy occurring on Business First’s board of directors by reason of death, resignation, removal, failure to receive more votes for than against in an uncontested election or otherwise, or newly created directorships resulting from an increase in the number of directors, may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, the affirmative vote of a majority of the directors remaining in office.

Any vacancies existing in the board of directors of Oakwood may be filled by a vote of the majority of the remaining directors, although less than a quorum of the board of directors may exist at that time or by election at an annual or special meeting of shareholders called for that purpose. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

Amendments to Articles

Generally, the Business First articles may be amended upon the approval of the Business First board of directors and the holders of a majority of votes entitled to be cast on the amendment. However, a vote of 80% of the total voting power of Business First is required to amend the articles that limit the liability of and grant indemnification rights to Business First’s officers and directors. Further, so long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, is required to amend, alter, or repeal the provisions of the articles, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock, taken as a whole. In addition, the LBCA permits the Business First board of directors, without shareholder approval, to adopt amendments to the Business First articles for any of the following: (1) if Business First has only one class of shares outstanding, to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.

The Oakwood certificate of formation may be amended in accordance with the TBOC. Under the TBOC, amendments to a corporation’s certificate of formation generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment.

Bylaw Amendments	Business First’s bylaws may be amended by the board of directors or the shareholders of Business First.

Oakwood’s bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the whole board of directors at any regular or special meeting.

Under the TBOC, unless the Oakwood certificate of formation or a bylaw adopted by Oakwood’s shareholders provides otherwise as to all or a part of Oakwood’s bylaws, shareholders may amend, repeal, or adopt Oakwood’s bylaws regardless of whether the bylaws may also be amended, repealed, or adopted by Oakwood’s board of directors.

	BUSINESS FIRST SHAREHOLDER RIGHTS	OAKWOOD SHAREHOLDER RIGHTS
Mergers or Share Exchanges

Under the LBCA, unless Business First’s articles provide for a greater vote, a merger or share exchange involving Business First must be approved by the holders of at least a majority of votes entitled to be cast on the transaction, except under the following conditions: (1) Business First will survive the merger or is the acquiring corporation in a share exchange, (2) except for amendments to the Business First articles that can be adopted without shareholder approval, Business First’s articles will not be changed as a result of the transaction, (3) each shareholder of Business First immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of Business First that were outstanding immediately prior to the transaction.

Business First’s articles do not contain any voting requirements for mergers or share exchanges beyond those set forth in the LBCA.

Under the TBOC, unless the Oakwood certificate of formation provides otherwise, a merger or share exchange involving Oakwood must be approved by the holders of at least two-thirds of the votes entitled to be cast on the transaction, except under the following conditions: (1) Oakwood will be the sole surviving corporation in the merger, (2) the Oakwood certificate of formation following the merger will not differ from Oakwood’s certificate of formation prior to the merger; (3) each shareholder of Oakwood immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of Oakwood that were outstanding immediately prior to the transaction.

The Oakwood certificate of formation does not contain any voting requirements for mergers or share exchanges beyond those set forth in the TBOC and do not modify the above default requirements of the TBOC.

Annual Meetings of the Shareholders

Business First holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.

Oakwood’s annual meeting of shareholders shall be held annually at such date and time as shall be designated from time to time by the Board and stated in the notice of meeting.
Special Meetings of the Shareholders

Special meetings of Business First’s shareholders may be called by the chairman, the chief executive officer/president, or a majority of the board of directors, and will be called by the secretary at the written request of the holders of not less than 25% of all shares entitled to vote at the meeting.

Oakwood’s bylaws provide that special meetings of shareholders may be called at any time by Oakwood’s president, and shall be called by the president or secretary at the written request of a majority of the board of directors, or at the request of holders of not less than 10% of all Oakwood shares entitled to vote at the proposed special meeting. Business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings

Business First’s bylaws contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a candidate or submit a proposal, the shareholder must submit a timely written notice in proper written form to the Secretary of Business First. To be considered timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of Business First, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year’s annual meeting, unless the date of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in which case, the notice must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, the shareholder’s notice must set forth in writing certain information regarding the proposed director nominee or the shareholder proposal as required by the Business First bylaws.

Neither the Oakwood certificate of formation nor bylaws contain specific provisions related to the nomination of directors.

Neither the Oakwood certificate of formation nor bylaws contain specific provisions related to the shareholder proposals.

	BUSINESS FIRST SHAREHOLDER RIGHTS	OAKWOOD SHAREHOLDER RIGHTS
Notice of Shareholder Meetings

Business First must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 days (or 15 in the case of a special meeting called at the request of the holders of not less than 25% of all shares entitled to vote at the meeting) nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.

Oakwood must give each shareholder entitled to vote at a meeting written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) and no more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the president, the secretary, or the officer or persons calling the meeting, to each shareholder entitled to vote at such meeting.

Indemnification of Directors and Officers

Business First’s articles permit the indemnification of individuals against liabilities arising out of their status as directors or officers of Business First to the fullest extent permitted by the applicable provisions of the LBCA.

Generally, under provisions of the LBCA, a corporation may indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s or officer’s official capacity.

The indemnification provisions of the LBCA require indemnification of any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any action, suit or proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This limitation does not limit Business First’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any claim, issue or matter.

In the case of an action brought by or in the right of a corporation, the LBCA permits a corporation to indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) incurred by him in a proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The LBCA bars indemnification of directors and officers for settlement payments in a derivative suit, absent court approval.

The Oakwood certificate of formation provides that Oakwood shall indemnify, to the greatest extent permitted by applicable law, any current or former director or officer or any “delegate” who was, is, or is threatened to be made a respondent in any proceeding because the person is or was a director, officer or delegate of Oakwood from and against all “expenses” (as defined in the TBOC) actually incurred by such person in connection with such proceeding; provided, however, that Oakwood shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Oakwood board of directors. Under the certificate of formation “delegate” means any person who, while serving as a director or officer of Oakwood, is or was serving as a representative of Oakwood, at the request of Oakwood, at another “enterprise” (as defined in the TBOC) or another organization or to an employee benefit plan. The board of directors may provide similar indemnification to any employee or agent of Oakwood.

Oakwood’s bylaws also provide that Oakwood shall pay or reimburse the reasonable expenses of an indemnified person in advance of final disposition of any proceeding to the fullest extent permitted by the TBOC.

Limitation of Director Liability

The Business First articles limit or eliminate the personal liability of Business First’s directors and officers to Business First or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, to the fullest extent permitted by the LBCA, as amended from time to time.

The Oakwood certificate of formation provides that no director shall be liable to Oakwood or any of its shareholders for monetary damages for an act or omission in their capacity as a director except for: (i) a breach of duty of loyalty to Oakwood or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty or involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit; or (iv) an act or omission for which the liability of a director is expressly provided by applicable law.

Oakwood’s certificate of formation permits Oakwood to purchase and maintain insurance on behalf of any director, officer, delegate, employee, or agent against any expenses, whether or not Oakwood would have the power to indemnify such person against such expenses under the TBOC.

Dividends

Under the LBCA, Business First is permitted to pay dividends or make other distributions unless after the distribution: (1) Business First would not be able to pay its debts as they become due in the usual course of business; or (2) Business First’s total assets would be less than the sum of its total liabilities, plus, unless the Business First articles permit otherwise, the amount that would be needed, if Business First were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Subject to certain regulatory restrictions discussed in or incorporated by reference into this proxy statement/prospectus and to the rights of holders of the Series A Preferred Stock and any preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

Under the TBOC, Oakwood is permitted to pay dividends or make other distributions unless: (1) Oakwood would be deemed insolvent after giving effect to the distribution; or (2) the dividend is greater than the surplus of Oakwood.

Subject to certain regulatory restrictions, dividends may be paid on the shares of Oakwood common stock out of the assets legally available for dividends as the board of directors from time to time may authorize and declare in its discretion.

Appraisal Rights

Under the LBCA, a shareholder of a Louisiana corporation generally has appraisal rights in any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets, unless, among other things, the shareholder holds shares of any class or series of shares which is listed on a national securities exchange. Because Business First common stock is listed on the Nasdaq Global Select Market, holders of Business First common stock are not entitled to appraisal rights under the LBCA.

Neither the articles nor the bylaws of Business First grant appraisal rights in addition to those provided by the LBCA.

Holders of Oakwood common stock are entitled to rights of dissent and appraisal under the TBOC in connection with any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets. For additional information regarding the appraisal rights provisions of the TBOC, see “The Merger - Dissenters’ Rights.”

Neither the Oakwood certificate of formation nor the bylaws of Oakwood grant appraisal rights in addition to those provided by the TBOC.

ACCOUNTING TREATMENT

The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Business First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Oakwood common stock that exchange their shares for the merger consideration. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, published judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements. Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

●	dealers or brokers in securities, commodities or currencies,

●	traders in securities that elect to apply a mark-to-market method of accounting,

●	banks and certain other financial institutions,

●	insurance companies,

●	mutual funds,

●	personal holding companies,

●	controlled foreign corporations, passive foreign investment companies, or a personal holding company,

●	tax-exempt organizations and entities, including pension plans,

●	individual retirement accounts, employee stock ownership plans, or other tax-deferred accounts,

●	partnerships, S corporations or other pass-through entities or investors in such entities,

●	a holder of Oakwood common stock who received Oakwood common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation for services,

●

persons subject to special tax accounting rules as a result of any item of gross income with respect to Oakwood common stock being taken into account in an “applicable financial statement” (as defined in the Code),

●	regulated investment companies,

●	real estate investment trusts,

●	former citizens or residents of the U.S.,

●	holders whose functional currency is not the U.S. dollar, or

●	holders who hold shares of Oakwood common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

The discussion applies only to U.S. holders of shares of Oakwood common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Oakwood common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the U.S., (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Holders of Oakwood common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Oakwood common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Oakwood common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to them in light of their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local, foreign and other tax laws and of possible changes in applicable tax laws after the date of this proxy statement/prospectus.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Hunton Andrews Kurth LLP, tax counsel to Business First, has rendered its tax opinion to Business First, and Norton Rose Fulbright US LLP, tax counsel to Oakwood, has rendered its tax opinion to Oakwood, in each case, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Business First and Oakwood of tax opinions from Hunton Andrews Kurth LLP and Norton Rose Fulbright US LLP, respectively, dated the closing date of the merger, concluding that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Business First and Oakwood. Neither Business First nor Oakwood currently intends to waive this condition to its obligation to consummate the merger. If either Business First or Oakwood waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Oakwood shareholders have materially changed, Business First and Oakwood will recirculate appropriate materials to resolicit the votes of Oakwood shareholders.

The opinions of Hunton Andrews Kurth LLP and Norton Rose Fulbright US LLP provided to Business First and Oakwood, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the (i) absence of changes in existing facts and (ii) completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Norton Rose Fulbright US LLP and Hunton Andrews Kurth LLP will rely on representations and covenants of Business First and Oakwood, including those representations contained in certificates of officers of Business First and Oakwood, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the merger could be materially different from those described in this proxy statement/prospectus.

The opinions represent each counsel’s best legal judgment but have no binding effect on the IRS or any court, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Business First and Oakwood have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions. If the IRS were to successfully assert that the merger did not qualify as a “reorganization”, the U.S. federal income tax consequences of the merger would differ from those set forth in this proxy statement/prospectus. The merger would be treated as a taxable transaction for U.S. federal income tax purposes, and each Oakwood shareholder would recognize taxable gain or loss upon the exchange of their shares of Oakwood common stock for shares of Business First common stock. You should consult your own tax advisor as to the specific tax consequences to you in light of your specific circumstances in the event the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences to Oakwood and Business First

With respect to the merger, each of Oakwood and Business First will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and neither Oakwood nor Business First will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

U.S. Holders that Exchange Oakwood Common Stock Solely for Business First Common Stock

Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges Oakwood common stock solely for shares of Business First common stock in the merger:

●	would generally not recognize any gain or loss on the exchange of shares of Oakwood common stock for shares of Business First common stock in the merger;

●

would generally have an aggregate tax basis in the Business First common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the Oakwood common stock surrendered in exchange therefor; and

●

would generally have a holding period for the shares of Business First common stock received in the merger that includes its holding period for its shares of Oakwood common stock surrendered in exchange therefor.

If you acquired different blocks of Oakwood common stock at different times or at different prices, the adjusted tax basis and holding period of each block of Business First common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Oakwood common stock surrendered in exchange therefor. U.S. holders should consult their own tax advisors regarding the manner in which shares of Business First common stock should be allocated among different blocks of their Oakwood common stock surrendered in the merger.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Business First common stock, the U.S. holder would generally be treated as having received such fractional share of Business First common stock in the merger and then as having exchanged the fractional share of Business First common stock for cash. As a result, except to the extent that the cash received is treated as a dividend as discussed below, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of Business First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Oakwood common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

U.S. Holders Exercising Dissenters’ Rights

Upon the exercise of dissenters’ rights, a U.S. holder of Oakwood common stock would exchange all of its Oakwood common stock for cash. A U.S. holder that receives only cash in exchange for its Oakwood common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Oakwood common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Oakwood common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Potential Dividend Treatment

In some cases, if a U.S. holder of Oakwood common stock actually or constructively owns shares of Business First common stock (other than the Business First common stock received as consideration in connection with the merger), the U.S. holder’s recognized gain, if any, could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. Holder’s ratable share of Business First’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Oakwood common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult his, her, or its own tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.

Business First Common Stock Held in the Escrow Account

For U.S. federal income tax purposes, the Oakwood shareholders should be treated as having received at closing the shares of Business First common stock deposited into the escrow account, and as the owners of the shares of Business First common stock held in the escrow account during the time such shares are held in the escrow account. Accordingly, no gain or loss should result from the distribution of shares of Business First common stock from the escrow account to an Oakwood shareholder.

The U.S. federal income tax consequences of the release of Business First common stock held in the escrow account to Business First are complex, and Oakwood shareholders are urged to consult their tax advisors regarding such consequences in the event Business First common stock is released to Business First from the escrow account.

Backup Withholding

Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of Oakwood common stock unless the holder:

●

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

●	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

U.S. holders of Oakwood common stock who receive Business First common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Oakwood common stock exchanged, the number of shares of Business First common stock received, the fair market value and tax basis of the shares of Oakwood common stock exchanged and the U.S. holder’s tax basis in the Business First common stock received.

If a U.S. holder that receives Business First common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Oakwood common stock surrendered by such U.S. holder in the merger (determined immediately before the merger), the names and employer identification numbers of Oakwood and Business First and the date of the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Oakwood shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of Oakwood common stock, or (2) owned Oakwood securities with a tax basis of  $1.0 million or more.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER. IT IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, TAX ADVICE. HOLDERS OF OAKWOOD COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER U.S. FEDERAL TAX LAWS, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. HOLDERS OF OAKWOOD COMMON STOCK ARE ALSO URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF POSSIBLE CHANGES IN ANY OF THOSE LAWS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

LEGAL MATTERS

The validity of the Business First common stock to be issued in the merger will be passed upon for Business First by Phelps Dunbar LLP, New Orleans, Louisiana. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Business First by Hunton Andrews Kurth LLP, Dallas, Texas, and for Oakwood by Norton Rose Fulbright US LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Business First as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, and the effectiveness of internal control over financial reporting as of December 31, 2023 have been audited by Forvis Mazars, LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in Business First’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports pertaining to such financial statements and the effectiveness of Business First’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Business First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that Oakwood shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Business First and Business First common stock. The rules and regulations of the SEC allow Business First to omit certain information included in the registration statement from this proxy statement/prospectus.

Business First also files annual, quarterly and current reports, and other information with the SEC, which are available to the public free of charge at the SEC’s web site at www.sec.gov. Business First’s SEC filings are also available free of charge at Business First’s website at https://www.b1bank.com/shareholder-info. Information contained on Business First’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus.

The SEC allows Business First to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by Business First with the SEC, which means that Business First can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Business First incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

●	Business First’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 1, 2024;

●	Business First’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on May 2, 2024;

●

the information specifically incorporated by reference into Business First’s Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting, filed with the SEC on April 10, 2024;

●	Business First’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 24, 2024, February 1, 2024, April 25, 2024, and May 23, 2024; and

●

the description of Business First’s common stock included as Exhibit 4.3 to its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 2, 2023, and any other amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference. All reports and other documents Business First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), between the date of this proxy statement/prospectus and the date of Oakwood’s special meeting of shareholders or the termination of this merger agreement, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Business First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from Business First a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from Business First or from the SEC as described above. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Business First at the following address:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801
Attention: Corporate Secretary
Telephone: (225) 248-7600

Oakwood is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Oakwood, please send a request in writing or by telephone to Oakwood at the following address:

Oakwood Bancshares, Inc.
8411 Preston Road, Suite 600, LB 35
Dallas, Texas 75225
Attention: Suzanne C. Salls, Executive Vice President, Chief Financial Officer
Telephone: (469) 687-2230

If you would like to request documents, please do so by [_____], 2024 to receive them before the Oakwood special meeting. If you request any incorporated documents from Business First, then Business First will mail them to you by first-class mail, or another equally prompt means, within one business day after Business First receives your request.

Business First has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Business First, and Oakwood has supplied all information contained in this proxy statement/prospectus relating to Oakwood.

Neither Business First nor Oakwood has authorized anyone to give any information or make any representation about the merger, the Business First common stock to be received by Oakwood shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

BUSINESS FIRST BANCSHARES, INC.

and

OAKWOOD BANCSHARES, INC.

Dated as of April 25, 2024

i

Section 11.14	Attorney-Client Privilege	75
Section 11.15	Conflict of Interest	75

EXHIBITS

Exhibit A – Form of Bank Merger Agreement
Exhibit B – Form of Voting Agreement
Exhibit C – Form of Director Support Agreement
Exhibit D – Form of Employment Agreement
Exhibit E – Form of Release by Director/Officer
Exhibit F – Form of Escrow Agreement

INDEX OF DEFINED TERMS

Acquisition Agreement	65	Director Support Agreements	1
Acquisition Proposal	65	Dissenting Share	6
Acquisition Transaction	65	Effective Time	57
Affiliate	66	Employment Agreement	1
Affiliated Group	66	Environmental Laws	67
Aggregate Cash Consideration	66	ERISA	24
Aggregate Stock Consideration	66	ERISA Affiliates	67
Agreement	1	Escrow Account	6
Allowance	16	Escrow Agent	6
b1BANK	1	Escrow Agreement	2
b1BANK Stock	31	Escrow Consideration	6
Bank Merger	1	Escrow Litigation	6
Bank Merger Agreement	1	Escrow Period	6
Bank Stock	11	Exchange Act	29
Bank Stock Loan Indebtedness	48	Exchange Agent	7
Banking Laws	14	Exchange Fund	7
BFST	1	Exchange Ratio	4
BFST Common Stock	4	FDIC	3
BFST Disclosure Schedules	30	Federal Reserve Board	3
BFST Employee Plan	37	Fractional Share Cash Consideration	4
BFST Financial Statements	32	Governmental Body	67
BFST Regulatory Approvals	32	Hazardous Materials	67
BFST SEC Reports	30	Hunton	56
BFST Share Closing Price	4	Indemnified Party	52
BFST Tax Representation Letter	56	Intellectual Property	28
BHC Act	1	Investment Advisers Act	68
Board Representative	53	knowledge	68
BOLI	22	LBCA	2
Borrower	66	Letter of Transmittal	7
Business Day	66	Liability	68
Call Reports	14	Loan	16
Cancelled Shares	5	Loan Portal	46
CECL	66	Loans	16
Certificate	7	Material Adverse Effect	68
Change in Recommendation	38	Merger	2
Closing	57	Merger Consideration	69
Closing Date	57	Multiemployer Plans	26
Code	1	NASDAQ	3
Commercially Reasonable Efforts	66	Notice Date	38
Confidentiality Agreement	55	NRF	56
Continuing Corporation	2	Oakwood	1
Contracts to be Terminated	45	Oakwood Advisory Fees	29
Controlled Group Liability	67

v

Oakwood Annual and Quarterly Financial Statements	14	Proceeding	69
Oakwood Bank	1	Proxy Statement	49
Oakwood Board Recommendation	38	Registration Statement	32
Oakwood Contracts	21	Regulatory Approvals	32
Oakwood Disclosure Schedules	9	Releases	2
Oakwood Employee	50	Representative	69
Oakwood Employee Plan	25	Required Consents	13
Oakwood Equity Awards	11	Retention Agreements	57, 69
Oakwood Financial Statements	14	SEC	3
Oakwood Loan Representatives	46	Securities Portfolio	15
Oakwood Personal Property	18	Security Interest	69
Oakwood Real Property	18	Shareholders	69
Oakwood Regulatory Approvals	12	Subsidiaries	69
Oakwood Restricted Stock Award	5	Subsidiary	69
Oakwood Restricted Stock Unit Awards	5	Superior Proposal	70
Oakwood RSU Award	5	Systems	28
Oakwood Shareholder Approval	38	Tail Policy	46
Oakwood Shareholder Meeting	37	Tax	70
Oakwood Stock	1	Tax Return	70
Oakwood Stock Options	5	Taxes	70
Oakwood Tax Representation Letter	56	TBOC	2
OFI	3	TDB	3
Order	69	Termination Fee	60
Organizational Documents	69	Treasury Regulations	70
Payoff Letter	62	Union	70
Per Share Merger Consideration	4	Voting Agreement	1
Person	69	WARN Act	70
Pool	17	Watch List	17

v-i

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of April 25, 2024, is by and between Business First Bancshares, Inc. (“BFST”), a Louisiana corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Oakwood Bancshares, Inc. (“Oakwood”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the respective boards of directors of BFST and Oakwood believe that the merger of Oakwood with and into BFST, with BFST continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and shareholders;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), b1BANK, a Louisiana state-chartered bank and wholly-owned subsidiary of BFST (“b1BANK”), and Oakwood Bank, a Texas state-chartered bank and wholly-owned subsidiary of Oakwood (“Oakwood Bank”), shall be combined through merger, with b1BANK continuing as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes, the parties intend that (i) the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and (ii) this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes;

WHEREAS, the respective boards of directors of BFST and Oakwood have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, (i) each member of the board of directors and the executive officers of Oakwood and Oakwood Bank has entered into an agreement, in the form attached hereto as Exhibit B, dated as of the date of this Agreement, pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $0.01 per share, of Oakwood (“Oakwood Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), (ii) each non-employee director of Oakwood or Oakwood Bank has entered into a support agreement in the form attached hereto as Exhibit C (the “Director Support Agreements”), (iii) a certain executive officer and director of Oakwood Bank and Oakwood has entered into an employment agreement with BFST in the form attached hereto as Exhibit D (the “Employment Agreement”), (iv) each of the directors and executive officers of Oakwood and Oakwood Bank has entered into an agreement releasing Oakwood and Oakwood Bank from any and all claims by such directors and officers (except as described in such instrument), which shall each be in substantially the form attached hereto as Exhibit E (the “Releases”) and (v) Oakwood and Oakwood Bank shall have entered into an escrow agreement in the form attached hereto as Exhibit F (the “Escrow Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.
THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Oakwood shall be merged with and into BFST, with BFST continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effect provided for in, the applicable provisions of the Louisiana Business Corporation Act (“LBCA”) and the Texas Business Organizations Code (“TBOC”).

Section 1.2    Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Continuing Corporation shall be the Organizational Documents of BFST as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of BFST as of the Effective Time. The established offices and facilities of Oakwood immediately prior to the Effective Time shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Oakwood and BFST and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the corporate acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Oakwood and BFST, respectively, as of the Effective Time.

Section 1.3    Board of Directors and Executive Officers of Continuing Corporation. Subject to Section 6.10, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of BFST at the Effective Time shall be the members of the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the executive officers of BFST immediately prior to the Effective Time shall be the executive officers of Continuing Corporation.

Section 1.4    Effect of Merger. At the Effective Time, the corporate existence of Oakwood and BFST shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Oakwood and BFST. All rights, franchises and interests of Oakwood and BFST, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the LBCA and the TBOC.

Section 1.5    Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of Oakwood and BFST. All Liabilities and obligations of Oakwood and of BFST, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Oakwood or BFST, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Oakwood or BFST shall be preserved unimpaired subsequent to the Merger.

Section 1.6    Bank Merger. Immediately after entering into this Agreement, b1BANK and Oakwood Bank shall enter into the Bank Merger Agreement. In the Bank Merger, Oakwood Bank shall be merged with and into b1BANK immediately following the Merger, with b1BANK continuing as the surviving entity and succeeding to and assuming all rights and obligations of Oakwood Bank in accordance with the applicable laws of Louisiana and Texas. At the request of BFST, Oakwood shall cause Oakwood Bank to execute such articles or certificate of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time. Following the Bank Merger, the separate corporate existence of Oakwood Bank shall cease.

Section 1.7    Approvals and Notices. This Agreement shall be submitted to the shareholders of Oakwood in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of Oakwood. Oakwood and BFST shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the NASDAQ Global Select Market (“NASDAQ”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Texas Department of Banking (the “TDB”), the Louisiana Office of Financial Institutions (the “OFI”), and the Federal Deposit Insurance Corporation (the “FDIC”).

Section 1.8    Tax Consequences. It is intended by the parties hereto that the Merger shall qualify as a reorganization under Section 368(a) of the Code (and any comparable provision of state law). The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income Tax purposes. This Agreement shall be interpreted consistent with that intent.

Section 1.9    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no adverse federal or state income tax consequences to the shareholders of Oakwood as a result of such modification, (b) the consideration to be paid to holders of Oakwood Stock and Oakwood Equity Awards under this Agreement is not thereby changed in kind or reduced in amount because of such modification, (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals, or (d) such modification will not require submission to or approval of Oakwood shareholders after receipt of the Oakwood Shareholder Approval. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.
CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1    Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Oakwood, BFST or the holders of any of the following securities:

(a)     Each share of common stock, par value $1.00 per share, of BFST (“BFST Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)     Each share of Oakwood Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive, without interest, the Per Share Merger Consideration. “Per Share Merger Consideration” means:

(i)    0.5112 shares of validly issued, fully paid and nonassessable shares of BFST Common Stock (the “Exchange Ratio”), subject to adjustment pursuant to Section 2.2; and

(ii)    in lieu of the issuance of any fractional share of BFST Common Stock, an amount in cash (rounded to the nearest cent) determined by multiplying (A) the volume-weighted average of the closing price per share of BFST Common Stock on the NASDAQ for the consecutive period of twenty (20) full trading days ending on the third (3rd) Business Day immediately preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually agreed upon by BFST and Oakwood) (the “BFST Share Closing Price”) by (B) the fraction of a share (after taking into account all shares of Oakwood Stock held by such holder immediately prior to the Effective Time and rounded to the nearest ten-thousandth when expressed in decimal form) of BFST Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.1(b)(i) (the product of (A) and (B) being the “Fractional Share Cash Consideration”).

(c)      Treatment of Oakwood Equity Awards.

(i)    Oakwood Stock Options. At the Effective Time, each option to acquire shares of Oakwood Stock issued, outstanding and unexercised immediately prior to the Effective Time (the “Oakwood Stock Options”) shall cease to represent a right to acquire shares of Oakwood Stock and shall be converted automatically into an option to purchase shares of BFST Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Oakwood Bancshares, Inc. 2017 Equity Incentive Plan and the agreements evidencing grants thereunder). The number of shares of BFST Common Stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Oakwood Stock Options immediately prior to the Effective Time and (ii) the ratio of the exercise price per share subject to the Oakwood Stock Options to the fair market value (determined immediately prior to the Effective Time) per share subject to such option, provided that any fractional shares of BFST Common Stock resulting from such determination shall be rounded down to the nearest share. The adjustment provided herein with respect to any Oakwood Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration, vesting and any other terms of the new options shall be the same as the Oakwood Stock Options that they replace, except that all references to Oakwood shall be deemed to be a reference to BFST.

(ii)    Oakwood Restricted Stock Awards. At the Effective Time, each award of shares of Oakwood Stock subject to vesting or repurchase granted by Oakwood that is outstanding immediately prior to the Effective Time (each, an “Oakwood Restricted Stock Award”) shall convert automatically into the right to receive the Per Share Merger Consideration in respect of each share of Oakwood Stock underlying such Oakwood Restricted Stock Award, without interest.

(iii)    Oakwood Restricted Stock Unit Awards. At the Effective Time, each restricted stock unit award in respect of shares of Oakwood Stock granted by Oakwood (an “Oakwood RSU Award”) that is outstanding immediately prior to the Effective Time shall convert automatically into the right to receive the Per Share Merger Consideration in respect of each share of Oakwood Stock underlying such Oakwood RSU Award, without interest.

(iv)    At or prior to the Effective Time, Oakwood and the board of directors of Oakwood shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section.

(d)     All shares of Oakwood Stock issued and outstanding immediately prior to the Effective Time that are owned directly by BFST, Oakwood or Oakwood Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, “Cancelled Shares”).

Section 2.2    Escrow Consideration

(a)    At or before the Effective Time, BFST shall deposit or cause to be deposited, from the Aggregate Stock Consideration, a number of validly issued, fully paid and nonassessable shares of BFST Common Stock, having a value equal to $1,500,000.00 based on the BFST Share Closing Price (the “Escrow Consideration”), into a segregated escrow account (the “Escrow Account”) with Computershare Trust Company, N.A. (the “Escrow Agent”) until the later of (i) the date that the litigation set forth on Section 2.2 of the Oakwood Disclosure Schedules (the “Escrow Litigation”) is fully and finally resolved in accordance with the terms of the Escrow Agreement or (ii) two (2) years from the Closing Date; provided, however, if BFST is not a party to any claim related to the Escrow Litigation at the expiration of the two (2) year period described in clause (ii) of this Section 2.2(a), then the Escrow Consideration shall be distributed in accordance with Section 6(b) of the Escrow Agreement (the “Escrow Period”). BFST shall cause the Escrow Agent to distribute the Escrow Consideration to the holders of Oakwood Stock immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(b)    From and after the Effective Time, BFST and Oakwood agree that for all Tax purposes, (i) the Oakwood shareholders shall be treated as the owners of the Escrow Consideration in the Escrow Account, (ii) the Escrow Consideration shall be treated as part of the Merger Consideration for such shareholders’ Oakwood Stock pursuant to the Merger to the extent permissible under applicable law, and (iii) the Oakwood shareholders shall be entitled to receive dividends on, and shall be entitled to vote on, the shares of BFST Common Stock held in the Escrow Account. The Oakwood shareholders shall take into account all items of income, deduction and credit with respect to the Escrow Consideration while it is held in the Escrow Account. No party shall take any position on an income Tax Return that is inconsistent with the foregoing unless otherwise required pursuant to applicable law.

Section 2.3    Anti-Dilutive Adjustment. If the number of shares of BFST Common Stock or Oakwood Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Oakwood Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.4    Dissenting Shares. Each share of Oakwood Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Title 1, Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights of appraisal under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.5    Deposit of Merger Consideration. At or before the Effective Time, BFST shall deposit with or make available to the Exchange Agent (as defined herein) for exchange in accordance with Section 2.6: (a) evidence of shares in book entry representing the number of shares of BFST Common Stock sufficient to deliver the Aggregate Stock Consideration (other than the Escrow Consideration subject to Section 2.2(a)); and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable to holders of Dissenting Shares pursuant to Section 2.4) (collectively, the “Exchange Fund”), and BFST shall instruct the Exchange Agent to timely deliver the Merger Consideration.

Section 2.6      Delivery of Merger Consideration.

(a)    Within five (5) Business Days (as defined herein) after the Effective Time and subject to the receipt by Computershare Trust Company, N.A. (the “Exchange Agent”) of a list of Oakwood shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Oakwood Stock (each, a “Certificate”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.6(c).

(b)    Within ten (10) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Oakwood Stock will be entitled to receive the Per Share Merger Consideration to be issued or paid in consideration therefor in respect of the shares of Oakwood Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c), and Dissenting Shares, which shall be treated as provided in Section 2.4) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.6, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.6.

(c)    No dividends or other distributions with respect to BFST Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BFST Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.6. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of BFST Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date).

(d)    In the event of a transfer of ownership of a Certificate representing Oakwood Stock prior to the Effective Time that is not registered in the stock transfer records of Oakwood, the Per Share Merger Consideration to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Oakwood Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BFST and the Exchange Agent that the Tax has been paid or is not applicable.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of Oakwood of the shares of Oakwood Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Oakwood Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to BFST, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.6, and shall be cancelled and exchanged for the Per Share Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.6.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of BFST Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BFST Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BFST.

(g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Oakwood at the expiration of six (6) months after the Effective Time shall be paid to BFST. In such event, any former shareholders of Oakwood who have not theretofore complied with the exchange procedures in this Section 2.6 shall thereafter look only to BFST with respect to the Merger Consideration and any unpaid dividends and distributions on the BFST Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BFST, Oakwood, the Continuing Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Oakwood Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BFST or the Exchange Agent, the posting by such person of a bond in such amount as BFST or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, BFST or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration allocable to such Certificate deliverable in respect thereof pursuant to this Agreement and subject to the Escrow Agreement.

Section 2.7      Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the value of the Aggregate Stock Consideration based upon the closing price of the BFST Common Stock as reported on NASDAQ on the trading day immediately preceding the Closing Date would be less than forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the Oakwood shareholders for purposes of Section 368(a) of the Code, then the Exchange Ratio will be increased with a corresponding decrease to the Aggregate Cash Consideration, in such amounts as agreed to by the parties in writing, so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of (i) the Aggregate Cash Consideration, (ii) the Aggregate Stock Consideration, and (iii) any other amounts that would be considered “boot” received by the Oakwood shareholders for purposes of Section 368(a) of the Code, without changing the aggregate value of the Merger Consideration under Section 2.1(b).

Section 2.8     Withholding. BFST and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement (including any Aggregate Cash Consideration) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any necessary similar information, from a shareholder and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld and properly and timely remitted to the appropriate Governmental Body, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld. If any such deduction or withholding is taken in BFST Common Stock, the applicable withholding agent shall be treated as having sold such BFST Common Stock on behalf of the applicable recipient for an amount of cash equal to the fair market value of such BFST Common Stock at the time of such deemed sale.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF OAKWOOD

Oakwood represents and warrants to BFST as set forth below. On the date of this Agreement, Oakwood delivered to BFST schedules (the “Oakwood Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Oakwood Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The mere inclusion of an item in the Oakwood Disclosure Schedules as an exception to a representation, warranty or covenant contained in this Agreement shall not be deemed an admission by Oakwood that such item represents a material exception or fact, event or circumstance, or that such item is reasonably likely to result in a Material Adverse Effect on Oakwood.

Section 3.1      Organization.

(a)    Oakwood is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Oakwood Bank is a Texas state-chartered bank duly formed, validly existing and in good standing under the laws of the State of Texas. Other than Oakwood Bank, Oakwood has no other Subsidiaries (as defined herein).

(b)    Oakwood and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to Oakwood and each of its Subsidiaries. To Oakwood’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c)    Oakwood Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and is an insured depository institution as defined in the Federal Deposit Insurance Act.

(d)    True and complete copies of the Organizational Documents of Oakwood and each Subsidiary, each as amended to date, have been delivered to BFST.

(e)     Section 3.1(f) of the Oakwood Disclosure Schedules lists each of the Subsidiaries of Oakwood and any other Person in which Oakwood or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(f) of the Oakwood Disclosure Schedules, neither Oakwood nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Oakwood.

(f)     The deposit accounts of Oakwood Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by Oakwood Bank.

Section 3.2      Capitalization.

(a)     The authorized capital stock of Oakwood consists of 20,000,000 shares of Oakwood Stock, 7,700,727 of which are issued and outstanding and none of which are held in treasury as of the date of hereof. As of the date hereof, there are 19,000 shares of Oakwood Stock granted in respect of outstanding Oakwood Restricted Stock Awards and 53,100 shares of Oakwood Stock subject to outstanding Oakwood RSU Awards. As of the date hereof, there are 407,500 Oakwood Stock Options issued, outstanding and unexercised. The authorized capital stock of Oakwood Bank consists of 250 shares of common stock, par value $100.00 per share (“Bank Stock”), all of which are issued and outstanding and held by Oakwood. All of the issued and outstanding shares of Oakwood Stock and Bank Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b)    Oakwood owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of Oakwood’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and (ii) except as set forth in Section 3.2(b) of the Oakwood Disclosure Schedules, free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c)    Other than the Oakwood Stock Options, Oakwood RSU Awards and Oakwood Restricted Stock Awards (collectively, the “Oakwood Equity Awards”), issued prior to the date of this Agreement and as set forth in Section 3.2(c) of the Oakwood Disclosure Schedules, there are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating Oakwood to issue any authorized and unissued Oakwood Stock. Section 3.2(c) of the Oakwood Disclosure Schedules sets forth a true, correct and complete list of all Oakwood Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares subject to each such Oakwood Equity Award, (C) the grant date of each such Oakwood Equity Award, (D) the vesting schedule for each Oakwood Equity Award, (E) the Oakwood benefit plan under which such Oakwood Equity Award was granted, (F) the exercise price for each such Oakwood Equity Award that is an Oakwood Stock Option, and (G) the expiration date for each such Oakwood Equity Award that is an Oakwood Stock Option. Other than the Oakwood Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Oakwood or any of its Subsidiaries) are outstanding. No Subsidiary of Oakwood owns any capital stock of Oakwood.

(d)    Except as set forth in Section 3.2(d) of the Oakwood Disclosure Schedules, Oakwood does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Except as set forth in Section 3.2(d) of the Oakwood Disclosure Schedules, other than the Voting Agreement, to the knowledge of Oakwood, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Oakwood Stock.

(e)     Oakwood does not have a past practice of paying dividends nor does it pay dividends on Oakwood Stock in the ordinary course of business.

Section 3.3      Authority; Approvals.

(a)    Oakwood has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and, subject to the Oakwood Shareholder Approval, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Oakwood and, assuming due authorization, execution and delivery by BFST, is a duly authorized, valid, legally binding agreement of Oakwood enforceable against Oakwood in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Oakwood. The board of directors of Oakwood has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Oakwood and its shareholders, (ii) directed that this Agreement be submitted to Oakwood’s shareholders for approval and adoption, and (iii) resolved to recommend to Oakwood’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the Oakwood Shareholder Approval (as defined herein), no further corporate proceedings on the part of Oakwood are necessary for Oakwood to execute and deliver this Agreement or the related documents to which it is a party and to consummate the transactions contemplated hereby or thereby.

(c)    Section 3.3(c) of the Oakwood Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by Oakwood or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and any filings with the SEC or the TDB with respect to the change in control, or BFST’s or b1BANK’s acquisition, the TBOC or any other applicable law (collectively, the “Oakwood Regulatory Approvals”). Other than federal and state securities laws and the Oakwood Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body (as defined herein) or with any other Person are necessary in connection with the execution and delivery by (i) Oakwood of this Agreement (and the related documents to which it is a party or the consummation by Oakwood of the transactions contemplated hereby or thereby), or (ii) Oakwood Bank of the Bank Merger Agreement (and the related documents to which it is a party or the consummation by Oakwood of the transactions contemplated hereby or thereby).

Section 3.4      No Conflicts; Consents.

(a)    Neither the execution and delivery by Oakwood of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Oakwood with any of the provisions hereof or thereof, will, assuming that the Oakwood Regulatory Approvals and the Oakwood Shareholder Approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Oakwood or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of Oakwood or any of its Subsidiaries or (2) except as set forth in Section 3.4(a) of the Oakwood Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Oakwood or any of its Subsidiaries is a party or by which it may be bound, or to which Oakwood or any of its Subsidiaries or any of the properties or assets of Oakwood or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Oakwood or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (i)(2) and clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Oakwood or any of its Subsidiaries.

(b)   Except for the Oakwood Regulatory Approvals, the Oakwood Shareholder Approval and as set forth in Section 3.4(b) of the Oakwood Disclosure Schedules (the items so set forth therein collectively, the “Required Consents”), and except where the failure to make or obtain such consents, approvals, notices, licenses, permits, orders, registrations, declarations, or filings either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Oakwood or any of its Subsidiaries, no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Person is required to be obtained or made by Oakwood or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5      Proceedings. Except as set forth in Section 3.5 of the Oakwood Disclosure Schedules, there are no Proceedings (as defined herein) pending or, to Oakwood’s knowledge, threatened against Oakwood or any of its Subsidiaries, and Oakwood has no knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect (as defined herein) on Oakwood or which could question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. Neither Oakwood nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6      Financial Statements.

(a)     Oakwood has furnished and made available to BFST true, correct and complete copies of Oakwood’s audited consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2022, 2021 and 2020, accompanied by the report thereon of Oakwood’s independent auditors, and true, correct and complete copies of Oakwood’s unaudited consolidated balance sheet as of December 31, 2023, and the consolidated statement of income for the eleven (11) months ended November 30, 2023 (the “Oakwood Annual and Quarterly Financial Statements”). Oakwood has also furnished or made available to BFST a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Oakwood Bank as of and for each period during the three years ended December 31, 2023. The Oakwood Annual and Quarterly Financial Statements and the Call Reports are collectively referred to in this Agreement as the “Oakwood Financial Statements.”

(b)     The Oakwood Annual and Quarterly Financial Statements have been prepared from the books and records of Oakwood and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Oakwood at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of Oakwood Bank and the results of its operations at the dates, and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.

(c)     As of the dates of Oakwood Financial Statements and as of the date of this Agreement, neither Oakwood nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Oakwood Financial Statements.

Section 3.7      Compliance with Laws and Regulatory Filings.

(a)    Oakwood and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Oakwood or any of its Subsidiaries, including, as applicable, the Investment Advisers Act, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Neither Oakwood nor any of its Subsidiaries has had nor suspected any material incidents of fraud or defalcation involving Oakwood, Oakwood Bank or any of their respective officers, directors or Affiliates during the last two (2) years. To the knowledge of Oakwood, each of Oakwood and Oakwood Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). Oakwood Bank is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “needs to improve.”

(b)    Oakwood and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, or any other Governmental Body having supervisory jurisdiction over Oakwood and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Oakwood’s knowledge, investigation into the business or operations of Oakwood or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Oakwood Bank or Oakwood. Oakwood is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). Oakwood Bank is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).

(c)     None of Oakwood, or its Subsidiaries, or to the knowledge of Oakwood, any director, officer, employee, agent or other person acting on behalf of Oakwood or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Oakwood or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Oakwood or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Oakwood or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Oakwood or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Oakwood or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Oakwood or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.8      Absence of Certain Changes. Except as set forth in Section 3.8 of the Oakwood Disclosure Schedules, since December 31, 2023, (a) Oakwood and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) neither Oakwood nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b), and (c) no Material Adverse Effect on Oakwood or Oakwood Bank has occurred.

Section 3.9    Investments. Oakwood has furnished to BFST a true, correct and complete list, as of March 31, 2024, of all securities, including municipal bonds, owned by Oakwood Bank (the “Securities Portfolio”). All such securities are carried in accordance with GAAP consistent with applicable guidance issued by applicable regulatory authorities and are owned by Oakwood Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There is no Person (other than Oakwood Bank) in which the ownership interest of Oakwood, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To Oakwood’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio. Each of Oakwood and its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Oakwood believes are prudent and reasonable in the context of their respective businesses, and each of Oakwood and its Subsidiaries has, since December 31, 2021, been in compliance with such policies, practices and procedures in all material respects.

Section 3.10    Loan Portfolio and Reserve for Loan Losses.

(a)     All evidences of indebtedness to which Oakwood or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, and, assuming due authorization, execution and delivery thereof by the obligor, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither Oakwood nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan, and none has been asserted, and Oakwood has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b)   The credit files of Oakwood and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to Oakwood or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of Oakwood or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

(c)    The allowance for credit losses (the “Allowance”) shown on Oakwood Financial Statements as of December 31, 2023 was, and the allowance for credit losses to be shown on any financial statements of Oakwood or Oakwood Bank or Consolidated Reports of Condition and Income of Oakwood Bank as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Oakwood or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Oakwood has adopted and fully implemented CECL, effective as of January 1, 2023.

Section 3.11    Certain Loans and Related Matters.

(a)   Except as set forth in Section 3.11(a) of the Oakwood Disclosure Schedules, as of December 31, 2023, neither Oakwood nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement (other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Oakwood or any of its Subsidiaries, or any ten percent (10%) or more shareholder of Oakwood, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Oakwood or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Oakwood or any of its Subsidiaries.

(b)    Section 3.11(b) of the Oakwood Disclosure Schedules contains the “watch list of loans” of Oakwood Bank (“Watch List”) as of March 31, 2024. To the knowledge of Oakwood, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on Oakwood’s or Oakwood Bank’s ordinary course of business and safe and sound banking principles.

(c)    No contracts pursuant to which Oakwood or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Each Loan included in a pool of Loans originated, securitized or acquired by Oakwood or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Oakwood or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

Section 3.12   Books and Records. The minute books, stock certificate books and stock transfer ledgers of Oakwood and each of its Subsidiaries (a) are complete and correct in all material respects, (b) the transactions entered therein represent bona fide transactions, and (c) do not fail to reflect transactions involving the business of Oakwood or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.13    Fiduciary Responsibilities. Neither Oakwood nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including accounts for which Oakwood or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.

Section 3.14    Real Property Owned or Leased.

(a)    Section 3.14(a) of the Oakwood Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by Oakwood or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Oakwood Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, Oakwood Real Property, title insurance policies for Oakwood Real Property that is owned by Oakwood or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFST.

(b)    No lease or deed with respect to any Oakwood Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Oakwood Real Property pertaining to its current primary purpose.

(c)    None of the buildings and structures located on any Oakwood Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Oakwood Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant Oakwood Real Property. No condemnation proceeding is pending or, to Oakwood’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Oakwood Real Property in the manner in which it is currently being used.

(d)    Oakwood or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Oakwood Real Property, and such interest is free and clear of all liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Oakwood Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e)    All buildings and other facilities used in the business of Oakwood and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.15   Personal Property. Each of Oakwood and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Oakwood Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Oakwood Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Oakwood Personal Property. Subject to ordinary wear and tear, Oakwood Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.16    Environmental Laws. Oakwood and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither Oakwood nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. No Oakwood Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Oakwood or its Subsidiaries or owned, operated or leased by Oakwood or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of Oakwood, has been the site of any release of any Hazardous Materials. To Oakwood’s knowledge, (a) no asbestos was used in the construction of any Oakwood Real Property (or any improvements thereon), (b) no real property currently or previously owned by Oakwood or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by Oakwood or any of its Subsidiaries and, (d) no underground storage tanks have been closed or removed from any properties owned or operated by Oakwood or any of its Subsidiaries. Oakwood has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to Oakwood Real Property, any real property formerly owned or operated by Oakwood or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of Oakwood or any of its Subsidiaries.

Section 3.17    Taxes.

(a)    Each of Oakwood and its Subsidiaries has duly and timely filed all income and other material Tax Returns it was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Oakwood or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by Oakwood or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid to the appropriate Governmental Bodies. Neither Oakwood nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business). No written claim has ever been received by Oakwood or any of its Subsidiaries from a Governmental Body in a jurisdiction where Oakwood or any of its Subsidiaries, as applicable, does not file Tax Returns that indicates that Oakwood or any of its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of Oakwood or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Oakwood or any of its Subsidiaries to pay any Tax.

(b)    Each of Oakwood and its Subsidiaries has collected or withheld and duly paid to the appropriate Governmental Body all material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and each of Oakwood and its Subsidiaries has materially complied with all information reporting obligations with respect thereto.

(c)    There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Oakwood or any of its Subsidiaries claimed or raised by any Governmental Body in writing.

(d)     Neither Oakwood nor any of its Subsidiaries has waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains outstanding.

(e)     Neither Oakwood nor any of its Subsidiaries has participated in a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulations § 1.6011-4. Neither Oakwood nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which Oakwood is the common parent) or (ii) has any Liability for the Taxes of any Person (other than Oakwood and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(f)    Neither Oakwood nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(g)    Neither Oakwood nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)     Each of Oakwood and its Subsidiaries has complied in all material respects with all of its escheat and unclaimed property obligations.

(i)      Neither Oakwood nor any of its Subsidiaries is aware of any fact or circumstance or has taken any action that reasonably would be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.18     Contracts and Commitments.

(a)    Except as set forth in Section 3.18(a) of the Oakwood Disclosure Schedules (the “Oakwood Contracts”), neither Oakwood nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)       employment, services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;

(ii)      collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);

(iii)    bonus, stock option, restricted stock, stock appreciation, phantom stock, equity or equity-based compensation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iv)     any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(v)      contract or commitment for capital expenditures in excess of $50,000 in the aggregate;

(vi)     material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement and not terminable upon notice of sixty (60) days or less;

(vii)    contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(viii) contract, agreement or letter with respect to the management or operations of Oakwood or Oakwood Bank imposed by any Governmental Body having supervisory jurisdiction over Oakwood or Oakwood Bank;

(ix)    note, debenture, agreement, contract or indenture related to the borrowing by Oakwood or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(x)     guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xi)    agreement with or extension of credit to any executive officer or director of Oakwood or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Oakwood Stock, or any affiliate of such person;

(xii)   agreement with any executive officer or director of Oakwood or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Oakwood Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xiii)   lease of real property;

(xiv)   any agreement containing covenants that limit the ability of Oakwood or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Oakwood (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xv)   any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xvi)  any agreement pursuant to which Oakwood or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvii)  any agreement between Oakwood Bank, on the one hand, and a Person listed on Section 3.1(f) of the Oakwood Disclosure Schedules, on the other hand; or

(xviii) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b)      Each Oakwood Contract is legal, valid and binding on Oakwood or its Subsidiaries, as the case may be, and to the knowledge of Oakwood, the other parties thereto, enforceable by Oakwood or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of Oakwood and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Oakwood Contract and there are no existing material defaults by Oakwood or its Subsidiary, as the case may be, or, to the knowledge of Oakwood, the other party thereunder and, to the knowledge of Oakwood, there are no allegations or assertions of such by any party under such Oakwood Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Oakwood Contract has been delivered or made available to BFST.

Section 3.19      Fidelity Bonds and Insurance.

(a)     A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either Oakwood or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 3.19(a) of the Oakwood Disclosure Schedules.

(b)      All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Oakwood or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which Oakwood or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by Oakwood and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of Oakwood, no insurer under any such policy or bond has canceled or indicated to Oakwood or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Oakwood nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither Oakwood nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.

Section 3.20    Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of Oakwood, threatened, against Oakwood or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over Oakwood or any of its Subsidiaries. Neither Oakwood nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither Oakwood nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals (as defined herein), the Merger, the Bank Merger or the other transactions contemplated by this Agreement, nor does Oakwood or any of its Subsidiaries have any reason to believe that it will not be able to obtain all Oakwood Regulatory Approvals.

Section 3.21     Employee Matters.

(a)     Oakwood has provided or made available a list of all current employees of Oakwood or any of its Subsidiaries (including, without limitation, those individuals for whom Oakwood or any of its Subsidiaries is a joint employer) as of the date of this Agreement, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) pay-rolling entity. As of the Closing Date, all compensation payable to all employees of Oakwood and its Subsidiaries for services performed on or prior to the Closing Date have been paid in full (or accrued in full on Oakwood’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Oakwood or its Subsidiaries with respect to any compensation.

(b)     Oakwood has provided or made available a list of all individuals who, as of the date of this Agreement, are parties to an independent contract or consulting agreement directly with Oakwood or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the Closing Date, all compensation payable to all independent contractors and consultants of Oakwood and its Subsidiaries for services performed on or prior to the Closing Date have been paid in full (or accrued in full on Oakwood’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Oakwood or its Subsidiaries with respect to any compensation.

(c)      Neither Oakwood nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing or purporting to represent any employee of Oakwood or its Subsidiaries. Neither Oakwood nor any of its Subsidiaries has a duty to bargain with any Union. As of the date of this Agreement, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to Oakwood’s knowledge, no such complaint has been threatened. Neither Oakwood nor any of its Subsidiaries has received any written notice concerning, and, to Oakwood’s knowledge, there is not and has never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees.

(d)    Oakwood and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of Oakwood, no person has asserted to Oakwood or any of its Subsidiaries that Oakwood or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to Oakwood’s knowledge, threatened against Oakwood or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and Oakwood has no knowledge of any basis on which any such Proceedings could be brought.

(e)      Neither Oakwood nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).

Section 3.22     Compensation and Employee Benefit Plans.

(a)    Section 3.22(a) of the Oakwood Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of Oakwood or any of its ERISA Affiliates (as defined herein), or (ii) that are sponsored or maintained by Oakwood or any of its ERISA Affiliates, or (iii) to which Oakwood or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of Oakwood or any of its ERISA Affiliates, or (iv) with respect to which Oakwood or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, any “employee benefit plan” within the meaning of Section 3(3) of ERISA, or employee stock ownership, bonus, incentive, profit sharing, equity or equity-based compensation, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, pension, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “Oakwood Employee Plan”).

(b)     Neither Oakwood nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of Oakwood or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of Oakwood, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any Oakwood Employee Plan. All of the Oakwood Employee Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. To the knowledge of Oakwood, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to Oakwood Employee Plans. All contributions, premiums or other payments required by law or by any Oakwood Employee Plan have been made or accrued by the due date thereof.

(c)    Neither Oakwood nor any of its ERISA Affiliates has any Liabilities for post-retirement or post-employment health benefits under any Oakwood Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws. Each Oakwood Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination or opinion letter from the IRS and, to the knowledge of Oakwood, no event or circumstance has occurred that would disqualify any such Oakwood Employee Plan. Oakwood has provided or made available copies of (i) each Oakwood Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each Oakwood Employee Plan together with each summary of material modification required under ERISA with respect to such Oakwood Employee Plan, (iii) all determination, opinion or advisory letters from the IRS with respect to any Oakwood Employee Plan, (iv) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Oakwood Employee Plan, (v) the three (3) most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each Oakwood Employee Plan, (vi) the most recent determination or opinion letter issued by the IRS with respect to each Oakwood Employee Plan that is intended to qualify under Section 401 of the Code, (vii) the most recent available financial statements for each Oakwood Employee Plan, and (viii) the most recent audited financial statements for each Oakwood Employee Plan for which audited statements are required by ERISA.

(d)     Oakwood and its ERISA Affiliates have complied with the continuation coverage requirements of Section 601 et. seq. of ERISA and section 4980B of the Code, as well as the requirements of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, and the Patient Protection and Affordable Care Act of 2010, and the rules and regulations promulgated thereunder. No event or circumstance exists that could reasonably be expected to result in a Tax, penalty or other Liability under Code sections 4980B, 4980D, 4980G, 4980H or 5000.

(e)   Neither Oakwood nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither Oakwood nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither Oakwood nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither Oakwood nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither Oakwood nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(f)      There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of Oakwood or any of its Subsidiaries now or following the Closing.

(g)    Except as set forth in Section 3.22(g) of the Oakwood Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of Oakwood or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of Oakwood or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause Oakwood to transfer or set aside any assets to fund any benefits under any Oakwood Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Oakwood Employee Plan on or following the Effective Time. Section 3.22(g) of the Oakwood Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements under this Section 3.22(g) in accordance with GAAP on Oakwood’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of Oakwood or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by Oakwood or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(h)     Section 3.22(h) of the Oakwood Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to Oakwood or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(i)      Except as set forth in Section 3.22(i) of the Oakwood Disclosure Schedules, neither Oakwood nor any of its Subsidiaries is a party to or bound by any plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation, may be granted to any employee, director or other service provider of Oakwood or any of its ERISA Affiliates.

(j)     Neither Oakwood nor any of its Subsidiaries has an obligation to gross-up or indemnify any Person for any Taxes, penalties, interest or other liabilities under any Oakwood Employee Plan, including under Sections 409A and 4999 of the Code.

Section 3.23     Deferred Compensation and Salary Continuation Arrangements.

(a)     Section 3.23(a) of the Oakwood Disclosure Schedules contains a list of all nonqualified deferred compensation arrangements of Oakwood or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accruals due each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on Oakwood’s consolidated balance sheet. To the knowledge of Oakwood, each nonqualified deferred compensation arrangement has been in compliance with section 409A of the Code, to the extent applicable, in form and operation.

(b)   Section 3.23(b) of the Oakwood Disclosure Schedules contains a list of all salary continuation arrangements of Oakwood or any of its Subsidiaries, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all accruals due each participant under any such arrangement, which amounts have been, as of the date of this Agreement, and will be, as of the Closing Date, accrued in accordance with GAAP on Oakwood’s consolidated balance sheet.

Section 3.24  Internal Controls. Oakwood and each of its Subsidiaries maintain accurate books and records reflecting its material assets and material liabilities in all material respects and maintain proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of Oakwood and to maintain accountability for Oakwood’s consolidated assets; (c) access to Oakwood’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of Oakwood’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither Oakwood’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Oakwood, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.

Section 3.25    Derivative Contracts. Neither Oakwood nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Oakwood Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26    Deposits. Except as listed in Section 3.26 of the Oakwood Disclosure Schedules, no deposit of Oakwood Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27     Intellectual Property; Privacy.

(a)    Section 3.27(a) of the Oakwood Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Oakwood or any of its Subsidiaries or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). Oakwood and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither Oakwood nor any of its Subsidiaries is, to Oakwood’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Oakwood or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b)    Neither Oakwood nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of Oakwood or any of its Subsidiaries or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

(c)     (i) The computer, information technology and data processing systems, facilities and services used by Oakwood and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Oakwood and each of its Subsidiaries as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Oakwood and each of its Subsidiaries as currently conducted. To Oakwood’s knowledge, no third party or representative has gained unauthorized access to any Systems owned or controlled by Oakwood or its Subsidiaries, and Oakwood and each of its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Oakwood and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Oakwood and each of its Subsidiaries in all material respects. Oakwood and each of its Subsidiaries has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

Section 3.28    Shareholders’ List. Section 3.28 of the Oakwood Disclosure Schedules contains a true, correct and complete list of the record holders of shares of Oakwood Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names and number of shares held of record, which shareholders’ list is in all respects, to the knowledge of Oakwood, accurate as of such date and shall be updated not more than five (5) Business Days prior to Closing.

Section 3.29    SEC Status; Securities Issuances. Oakwood is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Oakwood and any of its Subsidiaries have been registered under the Securities Act, applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30    Dissenting Shareholders. Oakwood has no knowledge of any plan or intention on the part of any shareholder of Oakwood to make a written demand for payment of the fair value of such holder’s shares of Oakwood Stock in the manner provided in Section 2.2.

Section 3.31   Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to Oakwood.

Section 3.32   Brokers, Finders and Financial Advisors.  Section 3.32 of the Oakwood Disclosure Schedules sets forth fees or commissions payable by Oakwood to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “Oakwood Advisory Fees”). Other than the Oakwood Advisory Fees, none of Oakwood, any of its Subsidiaries or any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.33    Fairness Opinion. Prior to the execution of this Agreement, Oakwood has received a written opinion from Stephens Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of Oakwood pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

Section 3.34    Bank Owned Life Insurance.  Section 3.34 of the Oakwood Disclosure Schedules contains a true, correct and complete description of all BOLI owned by Oakwood Bank, including the cash surrender value of the BOLI as of December 31, 2023, March 31, 2024 and April 30, 2024. Oakwood Bank has taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI. The cash surrender value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Oakwood Financial Statements in accordance with GAAP. All BOLI set forth in Section 3.34 of the Oakwood Disclosure Schedules is owned solely by Oakwood Bank, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and, except as set forth in Section 3.34 of the Oakwood Disclosure Schedules, there are no split dollar or similar benefit plans, programs or arrangements with Oakwood Bank. Oakwood Bank has no outstanding borrowings secured in whole or part by its BOLI.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BFST

BFST represents and warrants to Oakwood as set forth below. On the date of this Agreement, BFST delivered to Oakwood schedules (the “BFST Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the BFST Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The representations and warranties set forth below are further qualified by BFST’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 1, 2024 with the SEC, BFST’s Definitive Proxy Statement for the 2024 Annual Meeting of Shareholders of BFST and any Current Reports on Form 8-K filed prior to the date of this Agreement with respect to events occurring since December 31, 2023 (collectively, “BFST SEC Reports”) (it being understood that anything disclosed in the BFST SEC Reports shall be deemed disclosed for purposes of this Agreement).

Section 4.1      Organization.

(a)     BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a financial holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. b1BANK is a Louisiana state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

(b)   BFST and b1BANK have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on BFST. BFST engages only in activities (and holds properties only of the types) permitted to financial holding companies by the BHC Act, and the rules and regulations promulgated thereunder.

(c)     b1BANK (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OFI, and (ii) is an insured depository institution as defined in the Federal Deposit Insurance Act. The deposit accounts of b1BANK are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date of this Agreement required in connection therewith have been paid by b1BANK.

Section 4.2       Capitalization.

(a)     The authorized capital stock of BFST consists of 50,000,000 shares of BFST Common Stock, par value $1.00 per share, 25,485,273 shares of which are outstanding as of the date hereof, and 5,000,000 shares of preferred stock, no par value per share, 72,010 shares of which are issued and outstanding as of the date of this Agreement. As of the date hereof, there are 98,108 options issued, outstanding and unexercised to purchase shares of BFST Common Stock. BFST owns all of the issued and outstanding shares of common stock, par value $1.00 per share, of b1BANK (“b1BANK Stock”). All of the issued and outstanding shares of BFST Common Stock and b1BANK Stock are validly issued, fully paid and nonassessable, have been issued in compliance with and not in violation of any applicable federal or state laws, and have not been issued in violation of the preemptive rights of any Person.

(b)     The shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3       Authority; Approvals.

(a)     BFST has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by BFST and is a duly authorized, valid, legally binding agreement of BFST enforceable against BFST in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of BFST. No further corporate proceedings on the part of BFST are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c)     Section 4.3(c) of the BFST Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by BFST or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “BFST Regulatory Approvals” and together with the Oakwood Regulatory Approvals, the “Regulatory Approvals”). Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the BFST Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) BFST of this Agreement, or (ii) b1BANK of the Bank Merger Agreement.

Section 4.4      No Conflicts; Consents. Neither the execution and delivery by BFST of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by BFST with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of BFST or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of BFST or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BFST or any of its Subsidiaries is a party or by which it may be bound, or to which BFST or any of its Subsidiaries or any of the properties or assets of BFST or any of its Subsidiaries may be subject, or (b) assuming that the BFST Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to BFST or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on BFST.

Section 4.5      Proceedings. There are no Proceedings pending or, to BFST’s knowledge, threatened against BFST or any of its Subsidiaries, and BFST has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on BFST or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither BFST nor b1BANK is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6       Financial Statements.

(a)    BFST has furnished or made available to Oakwood true and complete copies of its Annual Report on Form 10-K as filed with the SEC on March 1, 2024, which contains BFST’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2023, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2023 (the “BFST Financial Statements”).

(b)     The BFST Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.

(c)    As of the dates of the BFST Financial Statements, neither BFST nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such BFST Financial Statements.

(d)    BFST and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of BFST and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of BFST, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of BFST’s and its Subsidiaries’ assets that could have a material effect on BFST’s financial statements.

(e)    BFST’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by BFST in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to BFST’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of BFST required under the Exchange Act with respect to such reports. BFST has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to BFST’s auditors and the audit committee of the board of directors of BFST (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect BFST’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BFST’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.7     Compliance with Laws and Regulatory Filings.

(a)     BFST and b1BANK have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to BFST or b1BANK, including all Banking Laws and Environmental Laws. BFST and b1BANK have neither had nor suspected any material incidents of fraud or defalcation involving BFST, b1BANK or any of their respective officers, directors or Affiliates during the last two (2) years. Each of BFST and b1BANK has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to b1BANK that are designed to properly monitor transaction activity (including wire transfers). b1BANK is designated as an intermediate small institution for purposes of the Community Reinvestment Act.

(b)     BFST and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OFI, or any other Governmental Body having supervisory jurisdiction over BFST and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to BFST’s knowledge, an investigation into the business or operations of BFST or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of BFST or b1BANK. BFST is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined in 12 C.F.R. § 225.2(s)). b1BANK is “well capitalized” (as that term is defined in 12 C.F.R. §325.103(b)(1)).

(c)    There are no Proceedings pending or, to the knowledge of BFST, threatened, against BFST or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over Oakwood or any of its Subsidiaries. Neither BFST nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. BFST has no knowledge of any fact or circumstance relating to BFST or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does BFST have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in a timely manner in order to consummate the Merger and the Bank Merger.

Section 4.8       SEC Reports.

(a)     BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since December 31, 2020. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    BFST is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non‐compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BFST.

Section 4.9      Absence of Certain Changes. Except as set forth in Section 4.9 of the BFST Disclosure Schedules, since December 31, 2023, (a) BFST and b1BANK have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on BFST or b1BANK has occurred.

Section 4.10     Taxes.

(a)     BFST and its Subsidiaries have duly and timely filed with the appropriate Governmental Body all income and other material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BFST or any of its Subsidiaries is or was a member. All such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by BFST or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either BFST or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been duly and timely paid to the appropriate Governmental Bodies. Neither BFST nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (excluding automatic extensions obtained in the ordinary course of business). No written claim has ever been received by BFST or any of its Subsidiaries from a Governmental Body in a jurisdiction where BFST or any of its Subsidiaries, as applicable, does not file Tax Returns that indicates that BFST or any of its Subsidiaries, as applicable, is or may be subject to taxation by that jurisdiction or required to file a Tax Return in that jurisdiction, in each case, which claim is unresolved. There are no Security Interests on any of the assets of BFST or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of BFST or any of its Subsidiaries to pay any Tax.

(b)     Each of BFST and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and each of BFST and its Subsidiaries has materially complied with all information reporting obligations with respect thereto.

(c)    There is no pending action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of BFST or any of its Subsidiaries claimed or raised by any Governmental Body in writing.

(d)     Neither BFST nor any of its Subsidiaries has waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains outstanding.

(e)    Neither BFST nor any of its Subsidiaries has participated in a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulations § 1.6011-4. Neither BFST nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which BFST is the common parent) or (ii) has any Liability for the Taxes of any Person (other than BFST and its Subsidiaries) under Treasury Regulations § 1.1502‑6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(f)     Neither BFST nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(g)     Neither BFST nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)      BFST and each of its Subsidiaries has complied in all material respects with all of its escheat and unclaimed property obligations.

(i)     Neither BFST nor any of its Subsidiaries is aware of any fact or circumstance or has taken any action that reasonably would be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11    Brokers, Finders and Financial Advisors. Other than fees payable by BFST to Raymond James & Associates, Inc., neither BFST, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.12    Fairness Opinion. Prior to the execution of this Agreement, BFST has received a written opinion from Raymond James & Associates, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by BFST to the shareholders of Oakwood pursuant to this Agreement is fair, from a financial point of view, to BFST. Such opinion has not been amended or rescinded.

Section 4.13    No Financing. BFST has, and will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration. BFST does not need to obtain any financing in order to fund the payment of the Aggregate Cash Consideration.

Section 4.14   Compensation and Benefit Plans.  Section 4.14 the BFST Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (a) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of BFST or any of its ERISA Affiliates (as defined herein), or (b) that are sponsored or maintained by BFST or any of its ERISA Affiliates, or (c) to which BFST or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of BFST or any of its ERISA Affiliates, or (d) with respect to which BFST or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or employee stock ownership, severance, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “BFST Employee Plan”). All of the BFST Employee Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws.

Section 4.15  BFST Information. The information relating to BFST and its Subsidiaries that is supplied by or on behalf of BFST for inclusion or incorporation by reference in the Registration Statement and the Registration Statement will not (with respect to the Proxy Statement, as of the date the Registration Statement is first mailed to Oakwood shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any BFST Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Registration Statement relating to BFST and BFST’s Subsidiaries and other portions thereof within the reasonable control of BFST and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.16    Community Reinvestment Act. BFST Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, and has received no material criticism from regulators with respect to discriminatory lending practices, and BFST has no Knowledge of any conditions, facts or circumstances that could result in a Community Reinvestment Act rating for BFST Bank of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

ARTICLE V.
COVENANTS OF OAKWOOD

Oakwood covenants and agrees with BFST as follows:

Section 5.1       Approval of Shareholders of Oakwood; Efforts.

(a)     Oakwood shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Texas and the Organizational Documents of Oakwood necessary to (1) call and give notice of a special meeting of its shareholders (the “Oakwood Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the Oakwood Shareholder Meeting to take place on a date that is within sixty (60) days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the Oakwood Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the necessary approvals by Oakwood’s shareholders of this Agreement and the transactions contemplated hereby (the “Oakwood Shareholder Approval”); (iii) include in the Proxy Statement (as defined herein) the recommendation of the board of directors of Oakwood that the Oakwood shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “Oakwood Board Recommendation”), (iv) not withdraw, amend or modify the Oakwood Board Recommendation in a manner adverse to BFST (a “Change in Recommendation”), (v) recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (vi) reaffirm the Oakwood Board Recommendation within three (3) Business Days following a request by BFST, and (vii) not make any statement, filing or release, in connection with the Oakwood Shareholder Meeting or otherwise, inconsistent with the Oakwood Board Recommendation.

(b)    Notwithstanding the foregoing, if Oakwood has complied with Section 5.5, the board of directors of Oakwood may effect a Change in Recommendation if Oakwood or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before the Oakwood Shareholder Approval that the board of directors of Oakwood has (i) determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with Oakwood’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Oakwood Shareholder Meeting shall be convened, this Agreement and the transactions contemplated hereby shall be submitted to the shareholders of Oakwood at the Oakwood Shareholder Meeting for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Oakwood of such obligation. In the event that there is present at the Oakwood Shareholder Meeting, in person or by proxy, sufficient favorable voting power to secure the Oakwood Shareholder Approval, Oakwood will not adjourn or postpone the Oakwood Shareholder Meeting unless Oakwood is advised by counsel in writing that failure to do so would result in a breach of the fiduciary duties of the board of directors of Oakwood. Oakwood shall keep BFST updated with respect to the proxy solicitation results in connection with the Oakwood Shareholder Meeting as reasonably requested by BFST.

(c)      If this Agreement is approved by Oakwood’s shareholders, Oakwood shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and BFST reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2       Activities of Oakwood Pending Closing.

(a)    From the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, and unless BFST has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement or except as may be required by applicable law or an order or policy of a Governmental Body, Oakwood shall, and shall cause each of its Subsidiaries to:

(i)      conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)    use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii)  promptly give written notice to BFST of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Oakwood or any of its Subsidiaries, (C) the commencement or threat of any Proceeding against Oakwood or any of its Subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of Oakwood contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on Oakwood or Oakwood Bank; and

(iv)    except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of Oakwood or BFST to obtain the Regulatory Approvals or any other approvals required for the consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)    From the date of this Agreement to and including the Effective Time, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the Oakwood Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, Oakwood shall not, and shall not permit any of its Subsidiaries to, without the written consent of BFST (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that if BFST does not respond to such request for consent within two (2) Business Days after receipt by BFST of such request, BFST shall be deemed to have consented in writing with respect to such request):

(i)      adjust, split, combine or reclassify any of Oakwood Stock;

(ii)     make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date of this Agreement, or (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

(iii)    make, acquire, renew, amend, modify, extend the term of, extend the maturity of or grant the forbearance or issue a commitment to do any of the foregoing for any loan of more than $5,000,000;

(iv)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, other than in connection with the exercise, vesting or settlement of Oakwood Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement;

(v)     grant any Oakwood Equity Awards, stock appreciation rights, stock appreciation units, restricted stock, stock options, phantom stock or other form of equity or equity-based compensation;

(vi)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vii)   enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.18(a) of the Oakwood Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(viii)   hire any employee or independent contractor with an annual salary in excess of $150,000;

(ix)    grant any severance, change in control or termination payment to, or enter into any collective bargaining, change-in-control, retention, or severance agreement with, any officer, director, employee or agent of Oakwood or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;

(x)     except in the ordinary course of business consistent with past practice and safe and sound banking practices, (A) increase in any manner the compensation, benefits or fringe benefits of any of its employees, directors, consultants or other service providers, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or (C) institute any employee welfare, retirement or similar plan or arrangement or any plan or arrangement that would constitute an Oakwood Employee Plan;

(xi)    amend any Oakwood Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xii)    (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Oakwood Stock (other than the payment of dividends from Oakwood Bank to Oakwood), or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Oakwood Stock;

(xiii)   make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xiv)  sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xv)  foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by BFST of a recent Phase I environmental review thereof;

(xvi)  increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xvii) charge off any loan or other extension of credit greater than $50,000 without two (2) Business Days’ prior written notice to BFST of the amount of such charge-off; provided, that if such charge-off is made at the request of a Governmental Body, then no prior notice or consent by BFST will be required;

(xviii)  (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xix)   materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the Allowance, or (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xx)    amend or change any provision of the Organizational Documents of Oakwood or any of its Subsidiaries;

(xxi)    make any capital expenditure which would exceed an aggregate of $50,000;

(xxii)  excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xxiii)  prepay any indebtedness or other similar arrangements so as to cause Oakwood to incur any prepayment penalty thereunder;

(xxiv) settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any material restriction on the operations of Oakwood or any of its Subsidiaries;

(xxv)   make any changes to its Securities Portfolio or the manner in which the Securities Portfolio is classified or reported;

(xxvi)  make (inconsistent with past practices), change or revoke any material Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, actively surrender any right to claim a refund of material Taxes, file any amended income Tax Return, or consent to any extension (excluding automatic extensions of time to file Tax Returns) or waiver of any statute of limitations with respect to any Tax; or

(xxvii)    agree to do any of the foregoing.

Section 5.3       Access to Properties and Records.

(a)    To the extent permitted by applicable law, Oakwood shall and shall cause each of its Subsidiaries, upon reasonable notice from BFST to Oakwood to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of BFST full access to the properties, books and records of Oakwood and its Subsidiaries during normal business hours in order that BFST may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Oakwood and its Subsidiaries, and (ii) furnish BFST with such additional financial and operating data and other information as to the business and properties of Oakwood as BFST shall, from time to time, reasonably request.

(b)    As soon as practicable after they become available, Oakwood shall deliver or make available to BFST all unaudited monthly and quarterly financial information prepared for the internal use of management of Oakwood and all Consolidated Reports of Condition and Income filed by Oakwood Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, BFST shall return to Oakwood all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.

Section 5.4       Information for Regulatory Applications and SEC Filings.

(a)    To the extent permitted by law and during the pendency of this Agreement, Oakwood shall furnish BFST with all information concerning Oakwood or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by BFST with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. Oakwood shall fully cooperate with BFST in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. Oakwood shall, upon reasonable request by BFST, furnish to BFST all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of BFST, Oakwood or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Merger or the Bank Merger and the other transactions contemplated by this Agreement.

(b)     None of the information relating to Oakwood and its Subsidiaries that is provided by Oakwood for inclusion in (i) the Proxy Statement to be prepared in accordance with Oakwood’s Organizational Documents and applicable law and mailed to Oakwood’s shareholders in connection with the solicitation of proxies by the board of directors of Oakwood for use at the Oakwood Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to Oakwood’s shareholders, at the time of the Oakwood Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5       No Solicitation; Acquisition Proposals.

(a)     Neither Oakwood nor any of its Subsidiaries shall, and they shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that would reasonably be expected to lead to, an Acquisition Proposal, or (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5 by any Subsidiary of Oakwood shall constitute a breach of this Section 5.5 by Oakwood. In addition to the foregoing, unless this Agreement has been terminated in accordance with Section 9.1, Oakwood shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Notwithstanding any other provision in this Agreement, nothing herein shall restrict Oakwood or any of its Subsidiaries, or their respective directors, officers, agents or representatives, from (y) informing any Person of the terms of Sections 5.1 and 5.5 or (z) seeking a clarification or other information from any Person with respect to an Acquisition Proposal.

(b)     Promptly (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, Oakwood shall advise BFST in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Oakwood shall as promptly as reasonably practicable provide to BFST (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Oakwood shall keep BFST reasonably informed on a reasonably current basis of any material developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(c)    Notwithstanding anything herein to the contrary, if at any time prior to the Oakwood Shareholder Meeting either Oakwood or any of its Subsidiaries receives an Acquisition Proposal that did not result from a breach of Section 5.5(a) and that the board of directors of Oakwood determines in good faith, after consultation with its legal counsel and financial advisor, constitutes or would be reasonably be expected to lead to a Superior Proposal, then Oakwood or any of its Subsidiaries may (i) engage or participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) and (ii) furnish or cause to be furnished to such Person (and its representatives) any confidential or nonpublic information or data with respect to Oakwood and any of its Subsidiaries, provided that before furnishing any such information to such Person pursuant to this clause (ii), Oakwood shall have entered into a customary confidentiality agreement with such Person and, provided further, that such information shall be provided by Oakwood to BFST prior to or substantially concurrently with providing such information to such Person to the extent not previously furnished to BFST.

(d)     Notwithstanding anything herein to the contrary, at any time prior to the Oakwood Shareholder Meeting, the board of directors of Oakwood may make a Change in Recommendation and submit this Agreement to Oakwood’s shareholders without the Oakwood Board Recommendation (although the resolution approving this Agreement may not be rescinded), if (i) Oakwood has received a Superior Proposal (after giving effect to the terms of any revised offer by BFST pursuant to this Section 5.5(d)), and (ii) the board of directors of Oakwood has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be reasonably expected to result in a violation of the directors’ fiduciary duties under applicable law to fail to make the Change in Recommendation; provided, that the board of directors of Oakwood may not take the actions set forth in this Section 5.5(d) unless:

(i)      such Superior Proposal did not result from a violation of this Section 5.5;

(ii)    Oakwood has provided BFST at least four (4) Business Days prior written notice of its intention to take such action and a copy of any proposed agreement or other document relating to such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(iii)    during such four (4) Business Day period, Oakwood has and has caused its financial advisors and outside legal counsel to, consider and negotiate with BFST in good faith (to the extent BFST desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by BFST; and

(iv)    the board of directors of Oakwood has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed in writing by BFST prior to the close of business on such fourth (4th) Business Day, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law to fail to make the Change in Recommendation.

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.5(d) and will require a new determination and notice period as referred to in this Section 5.5(d); provided, that such notice period shall be two (2) Business Days.

(e)      Oakwood and each of its Subsidiaries shall, and Oakwood shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than BFST, b1BANK and their representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) except to the extent the board of directors of Oakwood determines that such action or failure to act would reasonably be expected to result in a violation of the director’s fiduciary duties under applicable law, not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f)       Nothing contained in this Agreement shall prevent Oakwood or its board of directors from making any other disclosure to the shareholders of Oakwood that Oakwood or its board of directors determines in good faith is reasonably required by applicable law; provided, that any Change in Recommendation must comply with this Section 5.5.

Section 5.6     Termination of Contracts. Until the thirtieth (30th) calendar day after the date of this Agreement, BFST shall have the right to add to Section 5.6 of the Oakwood Disclosure Schedules any contract involving Oakwood or any of its Subsidiaries, or any of their respective Affiliates, and Oakwood shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that each contract to be listed on Section 5.6 of the Oakwood Disclosure Schedules within thirty (30) calendar days after the date of this Agreement will, if the Merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Oakwood Bank and b1BANK; provided, however, that until the thirtieth (30th) calendar day prior to Closing, BFST shall have the right to add to Section 5.6 of the Oakwood Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of Oakwood or Oakwood Bank not then listed in Section 5.6 of the Oakwood Disclosure Schedules to the extent any such contract had not been made available to BFST prior to the date of this Agreement (the “Contracts to be Terminated”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Oakwood or Oakwood Bank in connection with the termination of any Contract to be Terminated shall be accrued or paid by Oakwood on or prior to the Closing Date. Such notice and actions by Oakwood shall be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by Oakwood as used in this Section 5.6 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7    Liability Insurance. Oakwood shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time, under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance ((i) through (vii) collectively, the “Tail Policy”), for each person and entity, including, without limitation, Oakwood, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Oakwood or its Subsidiaries.

Section 5.8    Allowance for Credit Losses. Oakwood shall cause Oakwood Bank to maintain its Allowance at a level consistent with Oakwood Bank’s historical levels and its existing policies and in compliance with GAAP as applied to banking institutions, including with respect to CECL, and all applicable rules and regulations, and in the reasonable opinion of management, at a level adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Oakwood or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 5.9    Third-Party Consents. Oakwood shall use Commercially Reasonable Efforts, and BFST shall reasonably cooperate with Oakwood at Oakwood’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the Oakwood Disclosure Schedules.

Section 5.10      Coordination; Integration.

(a)      The senior officers of Oakwood and Oakwood Bank agree to meet with senior officers of BFST and b1BANK, on a semi-monthly basis or as reasonably requested by BFST or Oakwood, relating to the development, coordination and implementation of the post-Merger operating and integration plans of b1BANK, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of Oakwood and Oakwood Bank; provided, that BFST and b1BANK shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Oakwood or Oakwood Bank, and to the extent permitted by applicable law, each of Oakwood and Oakwood Bank agrees to give reasonable consideration to BFST’s input on such matters, consistent with this Section 5.10, with the understanding that BFST shall in no event be permitted to exercise control of Oakwood or Oakwood Bank prior to the Effective Time and, except as specifically provided under this Agreement, Oakwood and Oakwood Bank shall have no obligation to act in accordance with BFST’s input.

(b)    Commencing after the date of this Agreement, Oakwood shall provide BFST with real time access to a data share file portal (the “Loan Portal”), which is updated weekly and used by the senior loan officers and members of Oakwood Bank’s Loan Committee (collectively, the “Oakwood Loan Representatives”). The Loan Portal contains all documents, reports and other materials prepared for and/or provided to Oakwood Loan Representatives, including, but not limited to, summaries of all loans, loan participations, other extensions of credit and charge-offs approved or requested in a given week and certain documents related thereto.

(c)      Commencing after the date of this Agreement and to the extent permitted by applicable law, BFST, b1BANK, Oakwood and Oakwood Bank shall use their Commercially Reasonable Efforts to plan the integration of Oakwood and Oakwood Bank with the businesses of BFST and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall BFST or its Affiliates be entitled to control Oakwood or Oakwood Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date of this Agreement through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Oakwood and Oakwood Bank in the ordinary course of business, Oakwood’s and Oakwood Bank’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from Oakwood’s and Oakwood Bank’s outside contractors, and to assist BFST in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. BFST shall provide such assistance of its personnel as Oakwood and Oakwood Bank shall request to permit Oakwood and Oakwood Bank to comply with their obligations under this Section 5.10.

Section 5.11   Bank Merger. Prior to the Effective Time, Oakwood shall cause Oakwood Bank to cooperate with BFST and b1BANK as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time and after the Merger.

Section 5.12     Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of Oakwood for the periods then ended, which may be provided by Oakwood to BFST subsequent to the date of this Agreement, shall be prepared from the books and records of Oakwood and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Oakwood at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Oakwood Bank subsequent to the date of this Agreement shall fairly present the financial position of Oakwood Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.13    Employee Benefit Plans. Oakwood or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as BFST may reasonably require in order to cause the termination of all the Oakwood Employee Plans listed on Section 3.22 of the Oakwood Disclosure Schedules on terms reasonably satisfactory to BFST and in accordance with applicable law, with such termination effective not later than immediately prior to the Effective Time or, with respect to any Oakwood Employee Plan that is intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, not later than the date immediately preceding the Closing Date, it being understood and agreed that the winding up of any such Oakwood Employee Plan may be completed following the Closing Date. For the avoidance of doubt, this Section 5.13 shall not apply to any Oakwood Employee Plan with respect to which Oakwood or one of its Subsidiaries does not possess the unilateral right to amend or terminate such plan.

Section 5.14     Change in Control Payments. Oakwood shall, and shall cause Oakwood Bank to, take all necessary actions to ensure that no payment set forth in Section 3.22(f) of Oakwood Disclosure Schedules would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section 4999 of the Code.

Section 5.15    Regulatory Matters. Oakwood shall and shall cause Oakwood Bank to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of Oakwood or Oakwood Bank prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, Oakwood shall accrue an amount sufficient to cover expenses reasonably required by BFST to timely remediate after the Merger.

Section 5.16   No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of Oakwood or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Oakwood, directly or indirectly, the right to control or direct the operations of BFST or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Oakwood and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.17     Payment of Bank Stock Loan Indebtedness. On or before the Closing Date, Oakwood shall pay or cause to be paid the aggregate amount of the principal and interest due as of the Effective Time (the “Bank Stock Loan Indebtedness”) due under the Promissory Note, dated April 20, 2023, made by Oakwood to the holder thereof in accordance with the Payoff Letter.

ARTICLE VI.
COVENANTS OF BFST

BFST covenants and agrees with Oakwood as follows:

Section 6.1      Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, BFST shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the Federal Reserve Board, the FDIC, the TDB, the OFI, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger. Prior to filing such applications, BFST will provide Oakwood drafts of the non-confidential portions of such applications and incorporate Oakwood’s reasonable comments to such applications. BFST shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. BFST shall provide Oakwood with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. BFST shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2        Registration Statement.

(a)     Within forty-five (45) calendar days following the date of this Agreement, BFST shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of Oakwood constituting a part thereof (collectively, the “Proxy Statement”), relating to the shares of BFST Common Stock to be delivered to the shareholders of Oakwood pursuant to this Agreement. Each of BFST and Oakwood shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Oakwood and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about Oakwood and the meeting of Oakwood’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b)     BFST shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. If at any time prior to the Effective Time any event occurs or information relating to Oakwood or BFST, or any of their respective affiliates, directors or officers, should be discovered by Oakwood or BFST that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Oakwood’s shareholders.

(c)      None of the information relating to BFST and its Subsidiaries that is provided by BFST for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to Oakwood’s shareholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3       NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its Commercially Reasonable Efforts to effect said listing.

Section 6.4      Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date of this Agreement until the Effective Time, BFST shall and shall cause each of its Subsidiaries to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships.

Section 6.5      Negative Covenants. BFST shall not, nor shall it permit any of its Subsidiaries to, (a) amend its Organizational Documents in a manner that would adversely affect Oakwood, (b) take, or fail to take, any action that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of BFST, would adversely affect or delay (i) BFST’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) BFST’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.

Section 6.6       Employee Matters.

(a)     Following the Effective Time and until the first anniversary of the Closing Date (or, if earlier, the date of termination of employment of an applicable Oakwood Employee), BFST shall, or shall cause one of its Subsidiaries to, provide each employee of Oakwood and its Subsidiaries who remains employed by BFST or its Subsidiaries immediately after the Effective Time (each, an “Oakwood Employee”) and who continues employment during such time period with (i) an annualized base salary or wage rate (as applicable) that is no less favorable than the annualized base salary or wage rate (as applicable) provided to such Oakwood Employee immediately prior to the Effective Time, and (ii) employee benefits (excluding any defined benefit pension and retiree or post-termination health or welfare benefits) that are (A) no less favorable in the aggregate to the employee benefits provided to the Oakwood Employee as of the date immediately preceding the Closing Date under the Oakwood Employee Plans and (B) no less favorable in the aggregate to the employee benefits provided by BFST and its Subsidiaries to similarly situated employees of BFST or its Subsidiaries.

(b)     Each Oakwood Employee will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of BFST and b1BANK with credit for prior service with Oakwood or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under any equity or equity-based incentive plans and benefits accrued under any retirement plans) sponsored by BFST or b1BANK in which such Oakwood Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable Oakwood Employee Plan immediately prior to the Closing, to the extent permitted by such BFST plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such BFST plans and applicable law, BFST shall use Commercially Reasonable Efforts to cause any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs to be waived with respect to each Oakwood Employee and their eligible dependents. To the extent permitted by the applicable BFST plans and applicable law, BFST shall use Commercially Reasonable Efforts to credit each Oakwood Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plans begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Oakwood Employee during such year under the corresponding Oakwood group health plans. For purposes of determining Oakwood Employee’s benefits for the calendar year in which the Merger occurs under BFST’s vacation program, any vacation taken by an Oakwood Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total BFST vacation benefit available to such Oakwood Employee for such calendar year.

(c)    The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Oakwood Employee or other current or former employee of Oakwood or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any Oakwood Employee Plan or any employee benefit plan of BFST or any of its Affiliates.

(d)     BFST’s retention of the Oakwood Employees will be contingent on the recipient of such offer of employment complying with all of BFST’s standard employment requirements, and BFST will not be obligated to extend offers of employment to any individual who, following BFST’s standard pre-employment tests and screenings, does not meet BFST’s employment rules, standards or policies. Furthermore, it is understood and agreed that (i) BFST’s offer of employment to an Oakwood Employee will not alone constitute a commitment, contract or understanding (expressed or implied) or any obligation on the part of BFST or its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any specific terms or conditions, and (ii) employment is “at-will” and may be terminated by BFST or by the hired employee at any time, for any reason or for no reason whatsoever. Any Oakwood Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) by BFST or its Affiliates within twelve (12) months from the Closing will receive, subject to the Oakwood Employee’s execution, return, and non-revocation of a release of claims against BFST and its Affiliates in a form reasonably acceptable to BFST, a lump sum severance payment in an amount equal to one (1) week’s pay for each year of prior service with Oakwood; provided, that the minimum severance payment shall be four (4) weeks’ pay and the maximum severance shall be twenty-six (26) weeks’ pay. For purposes of this Section 6.6, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, provided that the employee was given prior written notice of such policies, (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the employee’s willful refusal to substantially perform the duties and responsibilities of his or her position with b1BANK; provided that, in the case of (i) and (iv), if curable, the employee must be provided notice of the refusal to comply with policy or perform duties, and be provided a reasonable opportunity to cure such basis for cause. Notwithstanding the foregoing, all Oakwood Employees then employed by BFST or its Affiliates will be “at-will” employees of BFST.

Section 6.7    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date of this Agreement, shall be prepared from the books and records of BFST and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.

Section 6.8      Issuance of BFST Common Stock; Stock Reserves. The shares of BFST Common Stock to be issued by BFST to the shareholders of Oakwood pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of Oakwood pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of BFST or any other Person. BFST agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BFST Common Stock to fulfill its obligations under this Agreement.

Section 6.9       Director and Officer Indemnification.

(a)      For a period of four (4) years after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of Oakwood and each of its Subsidiaries, BFST shall indemnify and hold harmless each present and former director and officer of Oakwood or Oakwood Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Oakwood or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents, as applicable, in each case as in effect on the date of this Agreement and to the extent permitted by applicable law.

(b)     Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify BFST, but the failure to so notify will not relieve BFST of any liability it may have to the Indemnified Party to the extent such failure does not prejudice BFST. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) BFST will have the right to assume the defense thereof and bear the costs incurred in connection therewith and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST, and BFST shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) BFST will not be liable for any settlement effected without its prior written consent and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)    If BFST fails promptly to pay the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against BFST for failure to provide indemnification, BFST shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if BFST, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of BFST, or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.

Section 6.10     Board Nomination; Director Resignations.

(a)      BFST Board Nomination. Contemporaneously with Closing, and subject to the satisfaction of the fiduciary duties of the board of directors of BFST and all other legal and regulatory requirements regarding service and election or appointment as a director of BFST, BFST shall appoint Mr. William G. Hall, or if such individual is unable to serve, one (1) other individual from the boards of directors of Oakwood Bank or Oakwood, to be chosen by BFST in its sole discretion (such appointed individual, the “Board Representative”), as a director of BFST in connection with and to commence serving immediately following the Closing. If the Escrow Period has not expired at the time of the first annual meeting of the shareholders of BFST after the Effective Time, then BFST shall nominate the Board Representative, or cause the Board Representative to be nominated, for election by the BFST shareholders at such annual meeting of the BFST shareholders and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of BFST and all other legal and regulatory requirements regarding service and election or appointment as a director of BFST, use Commercially Reasonable Efforts to provide that the Board Representative is elected at such annual meeting of the BFST shareholders. After such first annual meeting of the shareholders of BFST, if the Escrow Period has not expired at the time of each succeeding annual meeting of the shareholders of BFST during the Escrow Period, and provided that the Board Representative is elected or reelected by the BFST shareholders at each succeeding annual meeting of BFST shareholders during the Escrow Period, then BFST shall continue to nominate the Board Representative, or cause the Board Representative to be nominated, for election by the BFST shareholders at such annual meetings of the BFST shareholders and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of BFST and all other legal and regulatory requirements regarding service and election or appointment as a director of BFST, use Commercially Reasonable Efforts to provide that the Board Representative is elected at such annual meetings of the BFST shareholders during the Escrow Period. For the avoidance of doubt, BFST shall have no further obligation under this Section 6.10(a) or otherwise to nominate the Board Representative for election to the board of directors of BFST by the BFST shareholders following the expiration of the Escrow Period.

(b)      b1BANK Board Nomination. Contemporaneously with Closing, and subject to the satisfaction of the fiduciary duties of the board of directors of b1BANK and all other legal and regulatory requirements regarding service and election or appointment as a director of b1BANK, BFST, as sole shareholder of b1BANK, shall cause b1BANK to appoint the Board Representative as a director of b1BANK in connection with and to commence serving immediately following the Closing. If the Escrow Period has not expired at the time of the first annual meeting of the sole shareholder of b1BANK after the Effective Time, then BFST, as sole shareholder of b1BANK, shall cause b1BANK to nominate the Board Representative, or cause the Board Representative to be nominated, for election by the sole shareholder of b1BANK, at such annual meeting of the sole shareholder of b1BANK and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of b1BANK and all other legal and regulatory requirements regarding service and election or appointment as a director of b1BANK, use Commercially Reasonable Efforts to provide that the Board Representative is elected at such annual meeting of the sole shareholder of b1BANK. After such first annual meeting of the sole shareholder of b1BANK, if the Escrow Period has not expired at the time of each succeeding annual meeting of the sole shareholder of b1BANK during the Escrow Period, then BFST, as sole shareholder of b1BANK, shall continue to cause b1BANK to nominate the Board Representative, or cause the Board Representative to be nominated, for election by BFST, as sole shareholder of b1BANK, at such annual meetings of the sole shareholder of b1BANK and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of b1BANK and all other legal and regulatory requirements regarding service and election or appointment as a director of b1BANK, use Commercially Reasonable Efforts to provide that the Board Representative is elected at such annual meetings of the sole shareholder of b1BANK during the Escrow Period. For the avoidance of doubt, BFST shall have no further obligation under this Section 6.10(b) or otherwise to cause b1BANK to nominate the Board Representative for election to the board of directors of b1BANK by the sole shareholder of b1BANK following the expiration of the Escrow Period.

(c)    Resignations of Oakwood Directors. Prior to the Closing, Oakwood will cause to be delivered to BFST resignations of all the directors of Oakwood and its Subsidiaries, such resignations to be effective as of the Effective Time.

ARTICLE VII.
MUTUAL COVENANTS OF BFST AND OAKWOOD

Section 7.1       Notification; Updated Disclosure Schedules.

(a)    Oakwood shall give prompt written notice to BFST, and BFST shall give prompt written notice to Oakwood, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Oakwood Disclosure Schedules or the BFST Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to Oakwood, and in Section 10.2(c), with respect to BFST, incapable of being satisfied.

(b)     At least ten (10) Business Days prior to the Closing Date, Oakwood shall provide BFST with updated Oakwood Disclosure Schedules and BFST shall provide Oakwood with updated BFST Disclosure Schedules reflecting any material changes to the Oakwood Disclosure Schedules and the BFST Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such updated Oakwood Disclosure Schedules and updated BFST Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 7.2       Confidentiality. BFST and Oakwood agree that terms of that Confidentiality Agreement, dated as of July 18, 2023, by and between BFST and Oakwood (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on BFST and Oakwood and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3      Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither BFST nor Oakwood shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.4       Certain Tax Matters.

(a)     Each of Oakwood and BFST shall (and they shall cause their respective Affiliates to) use its reasonable best efforts and take any reasonable actions required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, neither Oakwood nor BFST (nor any of their respective Affiliates) shall knowingly take any action, or fail to take any action, which would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)     The appropriate authorized officer of BFST shall execute and deliver to Hunton Andrews Kurth LLP (“Hunton”) and Norton Rose Fulbright US LLP (“NRF”) one or more officer’s certificates at such time or times as may be reasonably requested by each counsel, including an officer’s certificate, dated as of the Closing Date, containing such certifications, representations, warranties and covenants of BFST as shall be reasonably necessary or appropriate to enable Hunton and NRF to render the opinions described in Section 10.3(c), on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, a “BFST Tax Representation Letter”). BFST shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in the BFST Tax Representation Letter.

(c)      The appropriate authorized officer of Oakwood shall execute and deliver to Hunton and NRF one or more officer’s certificates at such time or times as may be reasonably requested by each counsel, including an officer’s certificate dated as of the Closing Date, containing such certifications, representations, warranties and covenants of Oakwood as shall be reasonably necessary or appropriate to enable Hunton and NRF to render the opinions described in Section 10.3(c) on the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC) (each, an “Oakwood Tax Representation Letter”). Oakwood shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in an Oakwood Tax Representation Letter.

(d)     Without limiting the provisions of this Section 7.4, BFST shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.

(e)    On or prior to the Closing Date, Oakwood shall deliver to BFST a statement along with the required notice to the IRS that meets the requirements of Treasury Regulations sections 1.1445-2(c)(3) and 1.897-2(h), provided that if Oakwood fails to timely deliver such statement and IRS notice BFST’s sole recourse will be to withhold pursuant to Section 2.8.

Section 7.5    Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, BFST and Oakwood shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (i) the satisfaction of the conditions precedent to the obligations of Oakwood (in the case of BFST) and BFST (in the case of Oakwood) to the Merger and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or the Bank Merger and to fully carry out the purposes of this Agreement.

Section 7.6    Retention Agreements. BFST and Oakwood will use Commercially Reasonable Efforts to facilitate the entering into written retention agreements (“Retention Agreements”), with the persons set forth on Section 7.6 of the BFST Disclosure Schedules prior to the Closing Date, but will have no responsibility or obligation if such persons elect not to enter into the Retention Agreements. Notwithstanding the foregoing, the failure for any Retention Agreement to be executed shall not be deemed a Material Adverse Effect with respect to either party hereto, and shall not serve as a basis for the termination of this Agreement.

ARTICLE VIII.
CLOSING

Section 8.1       Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. The Closing shall take place as soon as practicable once the conditions of Article X have been satisfied or waived but in any event within the thirty (30) day period commencing on the later of the following dates and in no event later than January 20, 2025, unless extended pursuant to Section 9.1(a)(iii) or the parties otherwise mutually agree in writing (“Closing Date”):

(a)     the receipt of the Oakwood Shareholder Approval and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b)      if the transactions contemplated by this Agreement are being contested in any Proceeding and BFST or Oakwood, pursuant to Section 10.3(a), has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of BFST and Oakwood, to the consummation of the transactions contemplated herein, or such prior date as each of BFST and Oakwood shall elect whether or not such proceeding has been brought to a conclusion.

Section 8.2       Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Oakwood Shareholder Approval and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Louisiana (“Effective Time”).

ARTICLE IX.
TERMINATION

Section 9.1       Termination.

(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of BFST or Oakwood at any time prior to the Effective Time if:

(i)       any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Merger or the Bank Merger and such Order shall be final and non-appealable;

(ii)    any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such transactions;

(iii)    the Effective Time has not occurred on or before January 20, 2025, unless one or more of the Regulatory Approvals has not been received on or before January 20, 2025 and the application therefor remains being processed, in which case the Effective Time has not occurred on or before March 21, 2025, or such later date as has been approved in writing by the boards of directors of BFST and Oakwood; but the right to terminate under this Section (iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or

(iv)     the Oakwood Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Oakwood Shareholder Meeting.

(b)      This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Oakwood if BFST shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of BFST contained herein shall be inaccurate in any material respect. If the board of directors of Oakwood desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify BFST in writing of its intent to terminate stating the reason therefor. BFST shall have thirty (30) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c)      This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of BFST if (i) Oakwood fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Oakwood contained herein shall be inaccurate in any material respect, or (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of Oakwood, Oakwood Bank, BFST or b1BANK that, in the reasonable judgment of BFST, materially and adversely impairs the value of Oakwood and its Subsidiaries, taken as a whole, to BFST, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to BFST or otherwise would, in the reasonable judgment of BFST, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement. In the event the board of directors of BFST desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) of this Section 9.1(c), the board of directors must notify Oakwood in writing of its intent to terminate stating the reason therefor. Oakwood shall have thirty (30) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d)     This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of BFST and Oakwood and the approval of such action by their respective boards of directors.

(e)     This Agreement may be terminated at any time before the Oakwood Shareholder Approval by the board of directors of Oakwood if before such time, Oakwood receives an unsolicited bona fide Acquisition Proposal and the board of directors of Oakwood determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel), that (A) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (B) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that Oakwood may not terminate this Agreement under this Section 9.1(e) unless the provisions of Section 5.5(d) have been satisfied:

(f)     This Agreement may be terminated at any time before the Closing by the board of directors of BFST if (i) Oakwood has breached the covenant contained in Section 5.5 in a manner adverse to BFST; (ii) the board of directors of Oakwood resolves to accept a Superior Proposal; or (iii) the board of directors of Oakwood effects a Change in Recommendation.

Section 9.2    Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either BFST or Oakwood as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3     Termination Fee. To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, Oakwood and BFST agree as follows:

(a)     Provided that BFST is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within thirty (30) days following receipt of written notice thereof by Oakwood specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)    Oakwood under the provisions of Section 9.1(e), then Oakwood shall pay to BFST in immediately available funds the sum of $3,503,010.41 (the “Termination Fee”);

(ii)    BFST under the provisions of Section 9.1(f), then Oakwood shall pay to BFST the Termination Fee in immediately available funds;

(iii)    either BFST or Oakwood under the provisions of Section 9.1(a)(iii), if, at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and Oakwood shall have failed to call, give notice of, convene and hold Oakwood Shareholder Meeting in accordance with Section 5.1, then Oakwood shall pay to BFST the Termination Fee in immediately available funds;

(iv)    either BFST or Oakwood under the provisions of Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to Oakwood, then Oakwood shall pay to BFST the Termination Fee in immediately available funds; or

(v)    either BFST or Oakwood under the provisions of Section 9.1(a)(iii), if, at such time, the Oakwood Shareholder Approval has not occurred and if, at the time of termination, there exists an Acquisition Proposal with respect to Oakwood and within twelve (12) months of the termination of this Agreement, Oakwood enters into an Acquisition Agreement with any Person with respect to such Acquisition Proposal, then Oakwood shall pay to BFST the Termination Fee in immediately available funds.

(b)    The payment of the Termination Fee shall be BFST’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.

(c)    Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(v) then such payment shall become payable on or before the second (2nd) Business Day following the execution by Oakwood of an Acquisition Agreement.

ARTICLE X.

CONDITIONS PRECEDENT

Section 10.1     Conditions Precedent to Obligations of BFST. The obligation of BFST under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by BFST in its sole discretion, to the extent permitted by applicable law:

(a)      Compliance with Representations and Warranties. (i) Each of the representations and warranties of Oakwood set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33 shall be true and correct in all respects (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by Oakwood in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that Oakwood may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to BFST or taking lawful action to cure within thirty (30) days of Oakwood having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Oakwood in this Agreement, other than set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). BFST shall have received a certificate, executed by an appropriate representative of Oakwood and dated as of the Closing Date, to the foregoing effect.

(b)      Performance of Obligations. Oakwood shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. BFST shall have received a certificate, executed by an appropriate representative of Oakwood and dated as of the Closing Date, to the foregoing effect.

(c)       Absence of Material Adverse Change. No Material Adverse Effect on Oakwood or Oakwood Bank shall have occurred since the date of this Agreement.

(d)      Certain Agreements.

(i)    The Employment Agreement listed on Section 10.1(d)(i) of the BFST Disclosure Schedules shall remain in full force and effect as of the Effective Time.

(ii)    Each of the Director Support Agreements shall remain in full force and effect.

(iii)    The Escrow Agreement shall remain in full force and effect.

(iv)    Each of the Releases shall remain in full force and effect.

(e)      Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding Oakwood Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

(f)       Consents and Approvals. The Required Consents shall have been obtained, and BFST shall have received evidence thereof in form and substance reasonably satisfactory to BFST and all applicable waiting periods shall have expired.

(g)      Outstanding Litigation. Oakwood shall accrue for any reasonable costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Oakwood Disclosure Schedules (other than the Escrow Litigation), as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by Oakwood and BFST. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by Oakwood or any of its Subsidiaries.

(h)      Termination of Oakwood Employee Plans. Oakwood shall have terminated all Oakwood Employee Plans listed on Section 3.22 of the Oakwood Disclosure Schedules.

(i)       Secretary’s Certificate. Oakwood shall have delivered to BFST a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Oakwood, acting solely in his or her official capacity, certifying (i) the due adoption by the Oakwood board of directors of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Oakwood Shareholder Approval; (iii) the Organizational Documents of Oakwood; (iv) a true and correct list of record shareholders of Oakwood as of the Closing Date; and (v) the incumbency and true signatures of those officers of Oakwood duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

(j)       Bank Stock Loan Indebtedness; Release of Encumbrances. Oakwood will have delivered to BFST on or prior to the second Business Day prior to the Closing Date a letter from the lender with respect to the Bank Stock Loan Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date), including (i) a customary statement that (A) if such aggregate amount is paid to the lender on the Closing Date, such indebtedness will be repaid and/or redeemed in full, and (B) all encumbrances securing such Bank Stock Loan Indebtedness (if any) may thereafter be automatically released and terminated, (ii) authorizations to file any Uniform Commercial Code termination statements, terminations and releases of outstanding Security Interests as are reasonably necessary to release such encumbrances, and (iii) a customary statement that, upon the receipt of payment of such indebtedness, all tangible collateral (including, without limitation, all stock certificates representing shares of Oakwood Stock and Bank Stock) securing the obligations under such indebtedness in possession of the lender with respect thereto will be promptly delivered to BFST (the “Payoff Letter”).

(k)      Other Documents. Oakwood shall have delivered to BFST all other instruments and documents which BFST or its counsel may reasonably request to effectuate the transactions contemplated hereby.

Section 10.2     Conditions Precedent to Obligations of Oakwood. The obligation of Oakwood under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Oakwood in its sole discretion, to the extent permitted by applicable law:

(a)      Compliance with Representations and Warranties. (i) Each of the representations and warranties of BFST set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by BFST in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); provided, however, that BFST may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Oakwood or taking lawful action to cure within thirty (30) days of BFST having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by BFST in this Agreement, other than set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). Oakwood shall have received a certificate, executed by an appropriate representative of BFST and dated as of the Closing Date, to the foregoing effect.

(b)      Performance of Obligations. BFST shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Oakwood shall have received a certificate, executed by an appropriate representative of BFST and dated as of the Closing Date, to the foregoing effect.

(c)       Absence of Material Adverse Change. No Material Adverse Effect on BFST or b1BANK shall have occurred since the date of this Agreement.

(d)      Certain Agreements. (i) The Employment Agreement listed on Section 10.1(d)(i) of the BFST Disclosure Schedules shall remain in full force and effect as of the Effective Time, and (ii) the Escrow Agreement shall remain in full force and effect.

(e)      Consents and Approvals. The consents set forth in the BFST Disclosure Schedules shall have been obtained, and Oakwood shall have received evidence thereof in form and substance reasonably satisfactory to Oakwood and all applicable waiting periods shall have expired.

(f)      Secretary’s Certificate. BFST shall have delivered to Oakwood a certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BFST of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Organizational Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

Section 10.     Conditions Precedent to Obligations of BFST and Oakwood. The respective obligations of BFST and Oakwood under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by BFST and Oakwood, respectively, in their sole discretion, to the extent permitted by applicable law:

(a)    Government Approvals. BFST shall (i) have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of BFST or the Continuing Corporation that, in the reasonable judgment of BFST, materially and adversely impairs the value of Oakwood and its Subsidiaries, taken as a whole, to BFST or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to BFST or otherwise would, in the reasonable judgment of BFST, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, BFST or Oakwood may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

(b)      Shareholder Approval. The shareholders of Oakwood shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

(c)      Tax Opinions. Oakwood shall have received an opinion of NRF, and BFST shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference certifications, representations, warranties and covenants, including (without limitation) those contained in the BFST Tax Representation Letter and Oakwood Tax Representation Letter, and such other information reasonably requested by and provided by Oakwood and BFST for purposes of rendering such opinion.

(d)      No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Oakwood, BFST or any of their Subsidiaries or any officer, director, shareholder or employee of Oakwood, BFST or their respective Subsidiaries to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(e)      Registration of BFST Common Stock. The Registration Statement covering the shares of BFST Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the BFST Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.

(f)       Listing of BFST Common Stock. The shares of BFST Common Stock to be delivered to the shareholders of Oakwood pursuant to this Agreement shall have been authorized for listing on NASDAQ.

ARTICLE XI.

MISCELLANEOUS

Section 11.1     Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)      “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(b)     “Acquisition Proposal” means any bona fide proposal (whether communicated to Oakwood or publicly announced to Oakwood’s shareholders) by any Person (other than BFST or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving Oakwood, any Subsidiary of Oakwood or any future Subsidiary of Oakwood, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of Oakwood as reflected on Oakwood’s most recent consolidated statement of condition prepared in accordance with GAAP.

(c)      “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Oakwood by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than BFST or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of Oakwood or Oakwood Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than BFST or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of Oakwood or Oakwood Bank, or any merger, consolidation, business combination or similar transaction involving Oakwood or Oakwood Bank pursuant to which the shareholders of Oakwood immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of Oakwood or Oakwood Bank; or (iii) any liquidation or dissolution of Oakwood or Oakwood Bank.

(d)      “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(e)      “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

(f)       “Aggregate Cash Consideration” means the Fractional Share Cash Consideration.

(g)      “Aggregate Stock Consideration” means the product of (A) the Exchange Ratio, multiplied by (B) the aggregate of the number of shares of Oakwood Stock issued and outstanding immediately prior to the Effective Time, rounded up to the nearest whole share of BFST Common Stock.

(h)      “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(i)       “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana or Dallas, Texas.

(j)       “CECL” means Current Expected Credit Losses, a credit loss accounting standard that was issued by the Financial Accounting Standards Boards on June 16, 2016, pursuant to Accounting Standards Update (ASU) No. 2016, Topic 326, as amended.

(k)     “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(l)       “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

(m)     “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(n)      “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(o)      “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(p)      “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of Oakwood or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(q)      “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(r)      “knowledge” and phrases of similar import means, as to Oakwood, the actual knowledge of any executive officer of Oakwood Bank designated by Oakwood Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to BFST, the actual knowledge of any executive officer of BFST after reasonable inquiry.

(s)    “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(t)      “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Oakwood and BFST, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event in the jurisdictions in which Oakwood Bank or b1BANK operate; except to the extent that the effects of such changes in the foregoing (A) through (G) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger to which such Person is a party.

(u)      “Merger Consideration” means the sum of the Aggregate Stock Consideration and the Aggregate Cash Consideration.

(v)     “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body.

(w)     “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation or formation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.

(x)      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

(y)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(z)       “Representative” shall have the meaning assigned to such term in the Escrow Agreement.

(aa)     “Retention Agreements” means those certain retention agreements entered into by BFST with those certain individuals listed on Section 7.6 of the BFST Disclosure Schedules.

(bb)    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet delinquent or for Taxes that Oakwood or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(cc)     “Shareholders” shall have the meaning assigned to such term in the Escrow Agreement.

(dd)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(ee)    “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of Oakwood reasonably determines, in its good faith judgment based on, among other things, the advice of Oakwood’s outside legal counsel and the financial advisor, (i) to be more favorable from a financial point of view to Oakwood’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of Oakwood’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”

(ff)     “Tax” or “Taxes” means all U.S. federal, state or local or non-U.S. taxes and other assessments, duties, levies or other similar governmental charges that are in the nature of a tax, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

(gg)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Body with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

(hh)    “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.

(ii)      “Union” means a union, works council or other labor organization.

(jj)      “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 11.2     Other Definitional Provisions.

(a)      All references in this Agreement to Oakwood Disclosure Schedules, BFST Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Oakwood Disclosure Schedules, BFST Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)     The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)      All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)      Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)      References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)     References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g)     If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h)     Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i)      References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by Oakwood’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that BFST or Oakwood Bank has made with any Governmental Body.

Section 11.3      Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein, and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 11.4      Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after the Oakwood Shareholder Approval; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Oakwood’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Oakwood and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 11.5     Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 11.6     Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attention:    Saundra Strong, General Counsel

Email:          saundra.strong@b1bank.com

With a copy to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention:     Peter G. Weinstock

Beth A. Whitaker

Email:           pweinstock@HuntonAK.com

bwhitaker@HuntonAK.com

If to Oakwood:

Oakwood Bancshares, Inc.

8411 Preston Road, Suite 106

Dallas, Texas 75225

Attention:     Roy Salley

Email:           rsalley@oakwoodbank.com

With a copy to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention:     Mike Keeley

Email:          mike.keeley@nortonrosefulbright.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7     Controlling Law; Jurisdiction.

(a)      This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Louisiana applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b)      Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Louisiana, Parrish of East Baton Rouge, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Middle District of Louisiana (Baton Rouge, Louisiana), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8     Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9    Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.10   Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.11   Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.12   Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other party.

Section 11.13   No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except for those Indemnified Parties specifically provided for under Section 6.9.

Section 11.14   Attorney-Client Privilege. BFST agrees not to assert any attorney-client privilege with respect to communications between NRF, any officer, director or employee of Oakwood, or the Representative related to the Merger and occurring prior to the Closing, it being the intention of the parties hereto that such attorney-client privilege shall be deemed to be the right of, and retained by, the Representative on behalf of the Shareholders, and not that of BFST, following the Closing; provided, that the foregoing shall in no event limit or otherwise affect BFST’s right to assert any attorney-client privilege with respect to any such communication against any Person other than the Representative or any officer or director of Oakwood prior to the Closing; provided, further, that the Representative will not waive such attorney-client privilege without the prior consent of BFST, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 11.15   Conflict of Interest. If the Representative so desires, acting on behalf of the Shareholders and without the need for any consent or waiver by BFST, NRF shall be permitted to represent the Representative, the Shareholders or their agents or affiliates after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, NRF shall be permitted to represent the Representative, the Shareholders, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with BFST or any of its agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, neither BFST nor any Subsidiary of BFST shall have any attorney-client relationship with NRF, unless and to the extent NRF is specifically engaged in writing by BFST or a Subsidiary of BFST to represent BFST or a Subsidiary of BFST, respectively, after the Closing and either such engagement involves no conflict of interest with respect to the Shareholders or the Representative consents in writing at the time to such engagement. Any such representation of BFST or a Subsidiary of BFST by NRF after the Closing shall not affect the foregoing provisions hereof.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
Name:	David R. Melville, III
Title:	Acting Chairman, President and Chief Executive Officer

OAKWOOD BANCSHARES, INC.

By:	/s/ Roy J. Salley
Name:	Roy J. Salley
Title:	Chief Executive Officer and President

By:	/s/ William G. Hall
Name:	William G. Hall
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]

  ANNEX B

April 24, 2024

Board of Directors

Oakwood Bancshares, Inc.

8411 Preston Road, Suite 600

Dallas, Texas, 75225

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Oakwood Bancshares, Inc. (the “Company”) with and into Business First Bancshares, Inc. (the “Buyer”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be received by the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) in the Transaction is fair to them from a financial point of view.

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between the Company and the Buyer, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Company’s common stock (including restricted stock units and restricted shares) will be converted into the right to receive 0.5112 fractional shares of the Buyer’s common stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with developing our Opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)

reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and management of the Buyer, respectively;

(iv)

reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Buyer provided by management of the Company and management of the Buyer, as applicable,  and upon consensus research estimates concerning the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(vi)	compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

April 24, 2024

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)

discussed with management of the Company and management of the Buyer the operations of and future business prospects for the Company and the Buyer, respectively and the anticipated financial consequences of the Transaction to the Company and the Buyer, respectively;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company and Buyer have assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Buyer. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Buyer. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities or any other disaster or adversity, on the business or prospects of the Company or the Buyer. With respect to the financial projections or forecasts prepared by management of the Company and management of the Buyer, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial projections or forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and management of the Buyer, respectively, as to the future financial performance of the Company and the Buyer, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such projections or forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.

April 24, 2024

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer. Affiliates and employees of Stephens Inc. (including, among others, employees participating directly in assisting the Company in connection with the Transaction) own an investment interest in the common stock of the Buyer. We issue periodic research reports regarding the business and prospects of the Buyer, and we make a market in the stock of the Buyer. We have previously received fees for providing investment banking services to the Buyer in connection with buy-side and equity capital markets engagements, including serving as sole book running manager on the Buyer’s public offering of common stock on October 12, 2022 and advising the Buyer on its acquisition of Texas Citizens Bancorp, Inc., which closed on March 1, 2022. We or our affiliates sometimes provide securities brokerage services to the Company and the Buyer and receive customary compensation for such services. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of April 22, 2024. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities or any other disaster or adversity, may or may not have an effect on the Company or the Buyer, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Buyer’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.

April 24, 2024

In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:

(i)	the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)	all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)

that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Shareholders;

(vi)

there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Buyer since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Buyer; and

(vii)	the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

April 24, 2024

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be received by the Shareholders in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

ANNEX C

DISSENTERS’ RIGHTS PROVISIONS

OF THE TEXAS BUSINESS ORGANIZATIONS CODE

TITLE 1. GENERAL PROVISIONS

CHAPTER 10. MERGERS, INTEREST EXCHANGES,
CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER. (a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction. (b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company. (c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter: (1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who: (A) provides notice under Section 10.356; and (B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter. (2) “Responsible organization” means: (A) the organization responsible for: (i) the provision of notices under this subchapter; and (ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner; (B) with respect to a merger or conversion: (i) for matters occurring before the merger or conversion, the organization that is merging or converting; and (ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion; (C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; (D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and (E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

Sec. 10.353. FORM AND VALIDITY OF NOTICE. (a) Notice required under this subchapter: (1) must be in writing; and (2) may be mailed, hand-delivered, or delivered by courier or electronic transmission. (b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL. (a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to: (1) dissent from: (A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger; (B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale; (C) a plan of exchange in which the ownership interest of the owner is to be acquired; (D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; (E) a merger effected under Section 10.006 in which: (i) the owner is entitled to vote on the merger; or (ii) the ownership interest of the owner is converted or exchanged; (F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or (G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to: (i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or (ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and (2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal. (b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if: (1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner: (A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either: (i) listed on a national securities exchange; or (ii) held of record by at least 2,000 owners; or (B) in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either: (i) listed on a national securities exchange; or (ii) held of record by at least 2,000 owners; (2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and (3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than: (A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are: (i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (ii) held of record by at least 2,000 owners; (B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or (C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B). (c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006. (d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment: (1) listed on a national securities exchange; or (2) held of record by at least 2,000 owners.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL. (a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if: (1) the action or proposed action is submitted to a vote of the owners at a meeting; or (2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners. (b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective. (b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date. (c) A notice required to be provided under Subsection (a), (b), or (b-1) must: (1) be accompanied by: (A) a copy of this subchapter; or (B) information directing the owner to a publicly available electronic resource at which this subchapter may be accessed without subscription or cost; and (2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided. (d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided: (1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action; (2) under Subsection (a)(2) must be provided to: (A) each owner who consents in writing to the action before the owner delivers the written consent; and (B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and (3) under Subsection (b-1) must be provided: (A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or (B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer. (e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1). (f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL. (a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action. (b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner: (1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that: (A) is addressed to the entity’s president and secretary; (B) states that the owner’s right to dissent will be exercised if the action takes effect; (C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and (D) is delivered to the entity’s principal executive offices before the meeting; (2) with respect to the ownership interest for which the rights of dissent and appraisal are sought: (A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and (B) may not consent to the action if the action is approved by written consent; and (3) must give to the responsible organization a demand in writing that: (A) is addressed to the president and secretary of the responsible organization; (B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought; (C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent; (D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and (E) is delivered to the responsible organization at its principal executive offices at the following time: (i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting; (ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; (iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or (iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c). (c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354. (d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise. (e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before: (1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or (2) a petition has been filed under Section 10.361.(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER. (a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by: (1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or (2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization: (1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or (2) signed assignments of the ownership interests if the ownership interests are uncertificated. (c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner: (1) an estimate by the responsible organization of the fair value of the ownership interests; and (2) an offer to pay the amount of the estimate provided under Subdivision (1).(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect. (e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization: (1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or (2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain: (1) a reference to the demand; and (2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST. A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS. (a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in: (1) the county in which the organization’s principal office is located in this state; or (2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state. (b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d). (c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list. (d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to: (1) the responsible organization; and (2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list. (e) The court shall: (1) determine which owners have: (A) perfected their rights by complying with this subchapter; and (B) become subsequently entitled to receive payment for the fair value of their ownership interests; and (2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1). (f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section. (g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a): (1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and (2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST. (a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest. (b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value. (c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES. (a) An appraiser appointed under Section 10.361 has the power and authority that: (1) is granted by the court in the order appointing the appraiser; and (2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure. (b) The appraiser shall: (1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and (2) file with the court a report of that determination. (c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING. (a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment. (c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases. (d) The responsible organization shall pay the amount of the judgment to the holder of the ownership interest on the terms and conditions ordered by the court. (e) On payment of the judgment, the dissenting owner does not have an interest in the: (1) ownership interest for which the payment is made; or (2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER. (a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs. (b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER. (a) An ownership interest of an organization acquired by a responsible organization under this subchapter: (1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and (2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury. (b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to: (1) receive payment for the ownership interest under this subchapter; and (2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent. (c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT. (a) The rights of a dissenting owner terminate if: (1) the owner withdraws the demand under Section 10.356; (2) the owner’s right of dissent is terminated under Section 10.356; (3) a petition is not filed within the period required by Section 10.361; or (4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter. (b) On termination of the right of dissent under this section: (1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action; (2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases; (3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action; (4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action; (5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and (6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL. In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of: (1) the value of the ownership interest; or (2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subpart E (Sections 1-850 through 1-859) of the Louisiana Business Corporation Act, or LBCA, governs indemnification of directors and officers of a corporation. In general, the LBCA provides that Business First may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, Business First may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, Business First has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, Business First maintains directors’ and officers’ liability insurance.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit Business First’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

Business First’s amended and restated articles of incorporation and amended and restated bylaws generally require that Business First indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in their capacity as such. Additionally, Business First’s amended and restated articles of incorporation also require reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, so long as the director or officer follows certain procedures.

The foregoing is only a general summary of certain aspects of Louisiana law and Business First’s amended and restated articles of incorporation dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the LBCA referenced above and Business First’s amended and restated articles of incorporation, which are incorporated by reference into this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Business First under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, Business First’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description
2.1

Agreement and Plan of Reorganization by and between Business First Bancshares, Inc. and Oakwood Bancshares, Inc. dated April 25, 2024 (included as part of Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4). †

3.1

Restated Articles of Incorporation of Business First Bancshares, Inc., adopted October 27, 2022 (incorporated by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed by Business First Bancshares, Inc. on November 3, 2022).

3.2

Amended and Restated Bylaws of Business First Bancshares, Inc., adopted April 23, 2020 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Business First Bancshares, Inc. on April 28, 2020).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 filed by Business First Bancshares, Inc. on November 12, 2014).

4.2

Description of Securities Registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.3 of the Annual Report on Form 10-K for the year ended December 31, 2022, filed by Business First Bancshares, Inc. on March 2, 2023). Instruments defining the rights of the long-term debt securities of Business First Bancshares, Inc. and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. Business First Bancshares, Inc. hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	Opinion of Phelps Dunbar LLP with regard to the legality of the securities being registered.*
8.1	Opinion of Hunton Andrews Kurth LLP with regard to certain tax matters.*
8.2	Opinion of Norton Rose Fulbright US LLP with regard to certain tax matters.*
21.1

List of subsidiaries of Business First Bancshares, Inc. (incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K for the year ended December 31, 2023, filed by Business First Bancshares, Inc. on March 1, 2024).

23.1	Consent of Forvis Mazars, LLP.
23.2	Consent of Phelps Dunbar LLP (contained in Exhibit 5.1).*
23.3	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 8.1).*
23.4	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 8.2).*
24.1	Powers of attorney (included on signature page) and incorporated herein by reference.
99.1	Consent of Stephens Inc.
99.2	Consent of William G. Hall.
99.3	Form of Proxy for holders of shares of common stock of Oakwood Bancshares, Inc.*
99.4	Form of Voting Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Business First Bancshares, Inc. on April 25, 2024).
99.5	Form of Director Support Agreement (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Business First Bancshares, Inc. on April 25, 2024).
107	Filing Fee Table

*	To be filed by amendment
†	Exhibits, schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request on a confidential basis.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on June 14, 2024.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President, Chief Executive Officer and Acting Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Melville, III and Gregory Robertson, and either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
By:	/s/ David R. Melville, III	President, Chief Executive Officer and Acting Chairman of the Board (Principal Executive Officer)	June 14, 2024
David R. Melville, III

By:	/s/ Gregory Robertson	Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2024
Gregory Robertson

By:	/s/ James J. Buquet, III	Director	June 14, 2024
James J. Buquet, III

By:	/s/ Carol M. Calkins	Director	June 14, 2024
Carol M. Calkins

By:	/s/ Ricky D. Day	Director	June 14, 2024
Ricky D. Day

By:	/s/ John P. Ducrest	Director	June 14, 2024
John P. Ducrest

By:	/s/ Mark P. Folse	Director	June 14, 2024
Mark P. Folse

By:	/s/ J. Vernon Johnson	Director	June 14, 2024
J. Vernon Johnson

By:	/s/ Rolfe H. McCollister, Jr.	Director	June 14, 2024
Rolfe H. McCollister, Jr.

By:	/s/ Andrew D. McLindon	Director	June 14, 2024
Andrew D. McLindon

By:	/s/ Patrick E. Mockler	Director	June 14, 2024
Patrick E. Mockler

By:	/s/ David A. Montgomery, Jr.	Director	June 14, 2024
David A. Montgomery, Jr.

By:	/s/ Arthur J. Price	Director	June 14, 2024
Arthur J. Price

By:	/s/ Aimee Quirk	Director	June 14, 2024
Aimee Quirk

By:	/s/ Kenneth Wm. Smith	Director	June 14, 2024
Kenneth Wm. Smith

By:	/s/ Keith A. Tillage	Director	June 14, 2024
Keith A. Tillage

By:	/s/ Steven G. White	Director	June 14, 2024
Steven G. White